Exhibit 10.9

MEZZANINE B LOAN AGREEMENT

Dated as of February 5, 2021

Among

MAGUIRE PROPERTIES–555 W. FIFTH MEZZ II, LLC,

as Borrower,

and

SBAF MORTGAGE FUND I/LENDER LLC,

as Lender

GAS COMPANY TOWER

- i -

- ii -

- iii -

- iv -

- v -

SCHEDULES AND EXHIBITS

Schedule I	[Reserved]
Schedule II	Qualified Managers
Schedule III	Organizational Chart
Schedule IV	Required Repairs
Schedule V	Qualified Parking Managers
Schedule VI	Property Documents
Schedule VII	Lease Representation Disclosures
Schedule VIII	Labor Agreements
Schedule IX	Closing Date Free Rent
Schedule X	Closing Date Discounted/Free Parking
Schedule XI	Closing Date Approved Leasing Costs

Exhibit A	Form of Subordination of Management Agreement

- vi -

MEZZANINE B LOAN AGREEMENT

This MEZZANINE B LOAN AGREEMENT, dated as of February 5, 2021 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is by and between SBAF MORTGAGE FUND I/LENDER LLC, a Florida limited liability company, having an address at c/o Principal Real Estate Investors, LLC, 801 Grand Avenue, Des Moines, Iowa 50392, as lender (together with its successors and permitted assigns, “Lender”), and MAGUIRE PROPERTIES–555 W. FIFTH MEZZ II, LLC, a Delaware limited liability company, having its principal place of business at c/o Brookfield Properties, 250 Vesey Street, 15th Floor, New York, New York 10281 (“Borrower”).

RECITALS:

Citi Real Estate Funding Inc. and Morgan Stanley Bank, N.A. (in such capacity, collectively, together with their respective successors and assigns, “Mortgage Lender”) made a mortgage loan in the original principal amount of $350,000,000 (the “Mortgage Loan”) to Maguire Properties-555 W. Fifth, LLC, and Maguire Properties – 350 S. Figueroa, LLC, each a Delaware limited liability company (individually or collectively, as the context may require, “Mortgage Borrower”) pursuant to a Mortgage Loan Agreement dated as of the date hereof by and between Mortgage Borrower and Mortgage Lender (as the same may be amended, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by the Note (as defined in the Mortgage Loan Agreement) (as the same may be amended, supplemented or otherwise modified from time to time, the “Mortgage Note”) and secured by, among other things, the Security Instrument (as hereinafter defined) pursuant to which Mortgage Borrower has granted Mortgage Lender a mortgage lien on, among other things, the Property (as hereinafter defined).

Citigroup Global Markets Realty Corp. and Morgan Stanley Mortgage Capital Holdings LLC (in such capacity, collectively, together with their respective successors and assigns, “Mezzanine A Lender”) made a senior mezzanine loan in the original principal amount of $65,000,000 (the “Mezzanine A Loan”) to Maguire Properties-555 W. Fifth Mezz I, LLC, a Delaware limited liability company (“Mezzanine A Borrower”) pursuant to a Mezzanine A Loan Agreement dated as of the date hereof by and between Mezzanine A Borrower and Mezzanine A Lender (as the same may be amended, supplemented or otherwise modified from time to time, the “Mezzanine A Loan Agreement”), which Mezzanine A Loan is evidenced by the Note (as defined in the Mezzanine A Loan Agreement) (as the same may be amended, supplemented or otherwise modified from time to time, the “Mezzanine A Note”) and secured by, among other things, the Mezzanine A Pledge Agreement (as hereinafter defined) pursuant to which Mezzanine A Borrower has granted Mezzanine A Lender a lien on, among other things, the Mezzanine A Collateral (as hereinafter defined).

Borrower is the legal and beneficial owner of one hundred percent (100%) of the equity interests in Mezzanine A Borrower, and Mezzanine A Borrower is the legal and beneficial owner of one hundred percent (100%) of the equity interests in Mortgage Borrower.

Borrower desires to obtain the Loan (defined below) from Lenders.

As a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Mezzanine B Loan Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as hereinafter defined) as collateral security for the Debt (as hereinafter defined).

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“350 S. Figueroa Property Document” shall have the meaning set forth in the Mortgage Loan Agreement.

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean any account established by this Agreement or the other Loan Documents.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Additional Guaranty” shall have the meaning set forth in Section 6.3 hereof.

“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1)   minus the Reserve Percentage (it being understood that the Reserve Percentage is currently zero):

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any Manager of the Property which is an Affiliate of Mortgage Borrower, any Mezzanine Borrower, Guarantor, Sponsor, BPY, any Mortgage SPE Component Entity or any Mezzanine SPE Component Entity.

“Affiliated Parking Manager” shall mean any Parking Manager of the Property which is an Affiliate of Mortgage Borrower, any Mezzanine Borrower, Guarantor, Sponsor, BPY, any Mortgage SPE Component Entity or any Mezzanine SPE Component Entity.

“Agent” shall have the meaning set forth in Section 11.6 hereof.

“Aggregate Debt Service” shall mean, with respect to any particular period of time, the sum of (a) Debt Service, (b) Mortgage Debt Service, and (c) Mezzanine A Debt Service.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“ALTA” shall mean the American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean an amount equal to five percent (5%) of the Outstanding Principal Balance (as defined in the Mortgage Loan Agreement).

“Alternate Index Rate” shall mean, with respect to each Interest Accrual Period, the first alternative set forth in the order below that can be determined by the Lender as of the Benchmark Replacement Date:

1.                 the sum of: (a) Term SOFR and (b) the applicable Alternate Rate Spread Adjustment;

2.                the sum of: (a) Compounded SOFR and (b) the applicable Alternate Rate Spread Adjustment;

3.                 the sum of: (a) the alternate rate of interest that has been selected by the Lender as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated stand-alone floating rate CMBS loans and/or syndicated credit facilities at such time and (b) the applicable Alternate Rate Spread Adjustment;

provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Lender in its reasonable discretion. If the Alternate Index Rate as determined pursuant to clause (1), (2) or (3) above would be less than zero, the Alternate Index Rate shall be deemed to be zero for the purposes of this Agreement.

“Alternate Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest of the Alternate Index Rate, determined as of the applicable Determination Date plus the Spread.

“Alternate Rate Conforming Changes” shall mean, with respect to any conversion of the Loan to an Alternate Rate Loan, any technical, administrative or operational changes (including, but not limited to, changes to definitions such as “Interest Accrual Period” and “Determination Date,” to the timing and frequency of determining rates, and to other administrative matters, but expressly excluding changes to the frequency of making payments of interest) that the Lender reasonably decides may be appropriate to reflect the adoption and implementation of the Alternate Index Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Alternate Index Rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.

“Alternate Rate Spread Adjustment” shall mean, for any Interest Accrual Period, the first alternative set forth in the order below that can be determined by the Lender as of the Benchmark Replacement Date:

(1)                 the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Alternate Index Rate;

(2)                 if the applicable Unadjusted Alternate Index Rate is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)                 the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Alternate Index Rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Alternate Index Rate for U.S. dollar- denominated stand-alone floating rate CMBS loans and/or syndicated credit facilities at such time;

provided that, in the case of clauses (1) and (2) above, such adjustment is displayed on a screen or other information service that publishes such Alternate Rate Spread Adjustment from time to time as selected by the Lender in its reasonable discretion.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who otherwise is reasonably satisfactory to Lender.

“Approved Accounting Method” shall mean GAAP (consistently applied), International Financial Reporting Standards (solely with respect to Guarantor financial reporting), or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Alterations” shall have the meaning set forth in Section 4.21 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved Capital Expenditures” shall have the meaning set forth in the Mortgage Loan Agreement.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Assignment and Assumption” shall have the meaning set forth in Section 11.6 hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BAM” shall mean Brookfield Asset Management, Inc., a corporation organized under the laws of Ontario, Canada.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more of the following: (i) Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (other than with the written consent or at the written direction of Lender); (ii) Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity shall make a general assignment for the benefit of its creditors (except to Lender or otherwise with the written consent or at the written request of Lender); (iii) any Restricted Party (or Affiliate thereof) shall file, or join or collude in the filing of, (A) an involuntary petition against Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, Mezzanine A Borrower’s, Mortgage Borrower’s, any SPE Component Entity’s, any Mezzanine A SPE Component Entity’s, or any Mortgage SPE Component Entity’s assets; (iv) Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity shall file an answer consenting to or otherwise acquiescing in (i.e., failing to object to such filing to the extent Borrower, such Mezzanine A Borrower, such Mortgage Borrower, such SPE Component Entity, such Mezzanine A SPE Component Entity or such Mortgage SPE Component Entity has standing and a good faith basis to object) or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition against it from any Person; (v) any Restricted Party (or Affiliate thereof) shall consent to or acquiesce in (i.e., failing to object to such filing to the extent such Restricted Party (or Affiliate thereof) has standing and a good faith basis to object) or shall join in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mezzanine A Borrower, Mortgage Borrower, any SPE Component Entity, any Mezzanine A SPE Component Entity or any Mortgage SPE Component Entity or any portion of the Property, the Mezzanine A Collateral or the Collateral (other than with the written consent or at the written direction of Lender); or (vi) any Restricted Party (or Affiliate thereof) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries.

“Benchmark” shall mean (i) initially LIBOR and (ii) on and after the conversion to an Alternate Index Rate pursuant to Section 2.5(b)(iii) hereof, the Alternate Index Rate determined in accordance with the terms and conditions hereof.

“Benchmark Replacement Condition” shall mean either (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the IRS Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender) obtained at Borrower’s costs and expense, provided that Borrower shall have no obligation to pay any such cost or expense in excess of $5,000, or (ii) formal guidance issued by the IRS that such conversion complies with REMIC requirements.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

1.                 in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

2.                 in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

3.                 in the case of a Term SOFR Transition Event, the date that is five (5) Business Days after the applicable Rate Election Notice is provided to each of the other parties hereto, subject to the rights of Borrower to object pursuant to Section 2.5(b)(iii)(A)(1) hereof.

For the avoidance of doubt, if a Benchmark Replacement Date occurs on the same day as the Determination Date in respect of any determination of the Interest Rate, the Benchmark Replacement Date will be deemed to have occurred after such Determination Date for such determination. Notwithstanding the foregoing, if a Securitization has occurred, then in no event shall the Benchmark Replacement Date occur prior to satisfaction of the Benchmark Replacement Condition or waiver thereof by Lender.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

1.                 a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

2.                 a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

3.                 a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that the Benchmark (or such component) is no longer representative.

“Borrower” shall have the meaning set forth in the first paragraph hereof.

“Borrower Affiliate Lender” shall have the meaning set forth in Section 17.27 hereof.

“Borrower Party” and “Borrower Parties” shall mean each of Mortgage Borrower, any Mezzanine Borrower, any Mortgage SPE Component Entity, any Mezzanine SPE Component Entity, any Affiliated Manager, and Guarantor.

“BPY” shall mean Brookfield Property Partners, L.P., a Bermuda limited partnership.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(vii) hereof.

“Broker” shall have the meaning set forth in Section 17.17 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York.

“Cash and Cash Equivalents” shall mean: (i) United States dollars and (ii) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and an S&P Certificate of Deposit Rating (short term) of “A-1” or better or the equivalent by Moody’s; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (ii)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (ii)(b) above; (d) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six (6) months after the date of acquisition; and (e) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (i) and (ii)(a) through (d) above.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, executed by Mortgage Borrower, Mortgage Lender, Mezzanine Borrowers, and Mezzanine Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Provisions” shall have the meaning set forth in Section 9.1 hereof.

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“CBA” shall mean, individually and/or collectively, each document set forth on Schedule VIII attached hereto.

“CFIUS Laws” shall mean the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), the Foreign Investment Risk Review Modernization Act (Pub. L. No. 115-232, Title XVII, Subtitle A), all regulations promulgated pursuant to the foregoing, and all orders issued pursuant to such statutes and regulations.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date hereof.

“Closing Date Debt Yield” shall mean six and nine-tenths percent (6.9%).

“Co-Lender” shall have the meaning set forth in Section 11.6 hereof.

“Co-Lending Agreement” shall mean any co-lending agreement entered into between the Co-Lenders.

“Collateral” shall mean the “Collateral” as such term is defined in the Pledge Agreement, and shall also include all amounts on deposit in any account at any time pledged to Lender, in each case, whether existing on the Closing Date or pledged or assigned to Lender hereafter.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Mezzanine B Collateral Assignment of Interest Rate Cap Agreement delivered in connection with the Interest Rate Cap Agreement and executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Compounded SOFR” shall mean the compounded average of SOFR over a rolling 30- calendar day period, as such rate is currently identified on the Federal Reserve Bank of New York’s website at https://apps.newyorkfed.org/markets/autorates/sofr -avg-ind as “30-Day Average SOFR.”

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Member” shall have the meaning set forth in Section 5.2(b) hereof.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, notwithstanding the rights of investors or partners or another Person to veto or affirmatively consent to specified major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement, or Substitute Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating.

“Covered Disclosure Information” shall have the meaning set forth in Section 11.2 hereof.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than thirty-five (35) investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail- order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the Outstanding Principal Balance set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender hereunder or thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder during such period of time.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender as of any date of calculation, of (i) the Net Operating Income to (ii) the Aggregate Debt Service which would have been due for the twelve (12) month period immediately preceding the date of calculation; provided that, the foregoing shall be calculated by Lender assuming that the Loan, the Mortgage Loan, and the Mezzanine A Loan had been in place for the entirety of said period at the then Outstanding Principal Balance, the then outstanding principal balance of the Mortgage Loan, and the then outstanding principal balance of the Mezzanine A Loan, as applicable.

“Debt Yield” shall have the meaning set forth in the Mortgage Loan Agreement.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MEZZANINE B LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”; (iii) Lender shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MEZZANINE B LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”; and (v) Lender shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Second Notice within the aforesaid time-frame. For purposes of clarification, (1) Lender requesting additional and/or clarified meaningful and material information (as determined by Lender in good faith), in addition to approving or denying any request (in whole or in part), shall be deemed a substantive response by Lender for purposes of the foregoing, and (2) Lender denying such request without stating the grounds for such denial in reasonable detail shall not be deemed a substantive response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate and (ii) three percent (3%) above the Interest Rate.

“Determination Date” shall mean, (i) with respect to any Interest Accrual Period that occurs while the Loan is a LIBOR Loan, the date that is two (2) London Business Days prior to the commencement date of such Interest Accrual Period, (ii) with respect to any Interest Accrual Period that occurs while the Loan is a Prime Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Accrual Period and (iii) with respect to any Interest Accrual Period that occurs while the Loan is an Alternate Rate Loan, the time determined by the Lender in accordance with the Alternate Rate Conforming Changes.

“Disclosure Documents” shall mean, collectively and as applicable, any structural and collateral term sheet, offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case in preliminary or final form, used in connection with a Secondary Market Transaction.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway, and the United Kingdom.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee), which has authority to exercise any Write-Down and Conversion Powers.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” shall mean (i) during the continuance of an Event of Default, any Person, and (ii) so long as no Event of Default has occurred and is continuing, any Person (other than a natural person) that is any of the following, provided that any such Person shall at the time it acquires an interest in the Loan have a Net Worth of at least $75,000,000: (a) a commercial bank or investment bank organized under the laws of the United States, or any state thereof which regularly invests in or makes commercial real estate loans; (b) a commercial bank or investment bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country which regularly invests in or makes commercial real estate loans (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (c) a Person that is engaged in the business of commercial real estate banking and that is: (1) an Affiliate of a Lender, or (2) a Person of which a Lender is a subsidiary; (d) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which regularly invests in or makes commercial real estate loans; (e) a fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans; (f) Mortgage Lender or any Mezzanine Lender; (g) a Korean trust managed by a single U.S. or Korean asset manager or fund manager, provided that any such Korean asset manager or fund manager has experience managing commercial real estate assets; (h) any Person Controlled by an Eligible Assignee; or (i) SBAF Mortgage Fund I/Holding– Gas Company LLC, a Florida limited liability company. If any proposed transferee or participant of the Loan is not an Eligible Assignee, Borrower’s reasonable consent to such transferee will be required. Notwithstanding the foregoing, following the occurrence of a Securitization of the Loan (or any portion thereof), in no event shall any restriction set forth herein prevent Lender from selling or distributing Certificates (or similar interests) to any Person in connection with such Securitization.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “F1” by Fitch) and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long-term unsecured debt obligations of which are rated at least (i) “A+” by S&P (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “A-1” by S&P), (ii) “A+” by Fitch (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “P-1” by Moody’s). Notwithstanding the foregoing, Wells Fargo Bank, National Association and KeyBank National Association shall each be deemed an Eligible Institution provided there has been no downgrade, withdrawal or qualification to its ratings as of the Closing Date or any material adverse change to its financial condition, operations or ability to conduct its business in the ordinary course subsequent to the Closing Date.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Mezzanine B Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender and the Indemnified Parties (as defined therein), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“ERISA Affiliate” shall have the meaning set forth in Section 3.7 hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to its interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by Borrower under Section 2.6(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5(b)(iv), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.5(b)(x) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.9 hereof.

“Extension Options” shall have the meaning set forth in Section 2.9 hereof.

“Extension Period” shall have the meaning set forth in Section 2.9 hereof.

“Extension Strike Rate” shall mean the greater of (i) four percent (4.00%) (as adjusted by the Alternate Rate Spread Adjustment, if applicable) and (ii) a percentage rate equal to LIBOR, the Unadjusted Alternate Index Rate or the Prime Index Rate, as applicable, which would yield a Debt Service Coverage Ratio of 1.10:1.00.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRS Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the IRS Code.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“First Monthly Payment Date” shall mean March 9, 2021.

“Fitch” shall mean Fitch Ratings, Inc.

“Flood Insurance Acts” shall have the meaning set forth in the Mortgage Loan Agreement.

“Foreign Lender” shall mean each Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report. In the event of any change in GAAP after the date hereof which would affect in any material respect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Lender, Borrower, Guarantor, and Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower and Guarantor as in effect prior to such accounting change, as determined by the Lender in its good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrower, Guarantor, and Lender, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

“Garage Mortgage Borrower” shall mean Maguire Properties – 350 S. Figueroa, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guarantor” shall mean Brookfield DTLA Holdings LLC, a Delaware limited liability company, and any successor(s) to and/or replacement(s) of such Person pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guaranty” shall mean that certain Mezzanine B Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall mean the “Improvements” as defined in the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to equity owners, including any mandatory redemption of shares of interests, (iv) all indebtedness (as described in any other clause of this definition) of another Person guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) all obligations under any PACE Loans, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Parties” shall mean (a) Lender and any Affiliate of Lender (in their capacity as Lender), (b) any successor owners or holders of the Loan or participations in the Loan (in their capacity as holders of the Loan or participants in the Loan), (c) any Servicer or prior Servicer of the Loan (in its capacity as Servicer), (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party (in such capacity), (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding (in such capacity), (g) any officers, directors, shareholders, partners, members, employees, agents, authorized representatives, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, Division, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan; provided, however, in no event shall the foregoing be deemed to include any Person (other than Lender or any Affiliate of Lender) that acquires the Collateral or any portion thereof (i) at a foreclosure sale or pursuant to an assignment in lieu thereof or any similar transaction under applicable Legal Requirements or (ii) following an event described in foregoing clause (i), from Lender or an Affiliate of Lender.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall have the meaning set forth in Section 5.2 hereof.

“Initial Maturity Date” shall mean February 9, 2023.

“Insurance Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” shall have the meaning set forth in Section 17.19 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month; provided, however, that (i) the Interest Accrual Period that would otherwise extend beyond the scheduled Maturity Date shall end on the scheduled Maturity Date and (ii) except as specifically provided in the preceding subclause (i), no Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) and any guaranty or other credit support relating thereto, each in form and substance reasonably satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published by ISDA from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“KBRA” shall mean Kroll Bond Rating Agency, LLC.

“Land” shall mean the “Land” as defined in the Security Instrument.

“Lease Term Sheet” shall have the meaning set forth in Section 4.14(f) hereof.

“Lease Termination Payments” shall mean all payments made to Mortgage Borrower in connection with any rejection, termination, surrender, contraction, or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions).

“Leases” shall mean, individually or collectively, as the context may require, the “Leases” as defined in the Security Instrument.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mezzanine A Borrower, Mortgage Borrower, the Property, the Mezzanine A Collateral or the Collateral, or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Mezzanine A Borrower, Mortgage Borrower, the Property, the Mezzanine A Collateral or the Collateral, or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the first paragraph hereof.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Documents” shall mean any agreement among Mortgage Lender, any Mezzanine Lender and/or any participant or any fractional owner of a beneficial interest in the Mortgage Loan or any Mezzanine Loan relating to the administration of the Mortgage Loan, any Mezzanine Loan, the Mortgage Loan Documents or any Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft letter of credit acceptable to Lender in its reasonable discretion (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the last Extended Maturity Date or payment of the subject obligation or completion of the subject activity for which such Letter of Credit was provided (as determined by Lender)) in favor of Lender and entitling Lender to draw thereon, in whole or in part, in New York, New York or such other domestic location approved by Lender or pursuant to procedures of the issuing bank provided that such issuing bank allows for draws (including partial draws) by facsimile, issued by an Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, to an applicant/obligor that is not Borrower, Mezzanine A Borrower or Mortgage Borrower.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the rate determined as of 11:00 a.m., London time on the Determination Date with respect to the immediately preceding Interest Accrual Period; and (ii) notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than zero percent (0%). Lender’s computation of LIBOR shall be conclusive and binding on Borrower and Lender for all purposes, absent manifest error.

“LIBOR Conversion” shall have the meaning set forth in Section 2.8(g) hereof.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the LIBOR Rate.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the Spread.

“Liquidation Event” shall have the meaning set forth in Section 2.7(b) hereof.

“Litigation” shall have the meaning set forth in Section 3.3 hereof.

“Loan” shall mean the loan made by Lenders to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Subordination of Parking Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Cash Management Agreement, the Guaranty, and all other documents executed and/or delivered by any Borrower Party in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England, or in New York, New York, are not open for business.

“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (excluding punitive, consequential, exemplary and/or special damages except to the extent actually paid by such Person to a third party), losses, actual out-of-pocket costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, without limitation, reasonable legal fees and other actual and reasonable out-of-pocket expenses); provided, however, under no circumstances shall Borrower be liable for any Loss resulting from the gross negligence or willful misconduct of Lender.

“Low Cash Flow Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Major Lease” shall mean (i) any Lease (but not a bona fide storage space agreement) with an Affiliate of Guarantor or Sponsor, (ii) any Lease (but not a bona fide storage space agreement) at the Property which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, demises or, assuming the exercise of all expansion rights and similar rights to lease additional space contained in such Lease, is expected to represent more than 85,000 square feet of the aggregate rentable square feet at the Property (but excluding bona fide storage space), (iii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, (iv) any Lease entered into during the continuance of an Event of Default or (v) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii), (iii) and/or (iv) above. Notwithstanding anything herein to the contrary, any future Lease between Mortgage Borrower and Forever 21, Inc. or any Affiliate of Forever 21, Inc. shall not be deemed to be a “Major Lease” so long as such Lease (i) demises or, assuming the exercise of all expansion rights and similar rights to lease additional space contained in such Lease, is expected to represent less than 85,000 square feet of the aggregate rentable square feet at the Property (but excluding bona fide storage space) and (ii) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and tenants in the market in which the Property is located.

“Management Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Management Agreement and Leasing Agreement, dated as of October 15, 2013, entered into by and between Tower Mortgage Borrower and Manager, and (ii) that certain Management Agreement and Leasing Agreement, dated as of October 15, 2013, entered into by and between Garage Mortgage Borrower and Manager, pursuant to each of which Manager is to provide management and other services with respect to the Property, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean (i) Brookfield Properties Management (CA) Inc., a Delaware corporation, or (ii) such other Person selected as the manager of the Property in accordance with the terms of this Agreement and the other Loan Documents.

“Material Action” shall mean with respect to any Person, any action to consolidate, divide or otherwise engage in or permit any Division, or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property (except with the written consent or at the written request of Lender), or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due (excluding any written statement to Lender and any statement required by Legal Requirements or in any legal proceeding or discovery request, or unless such admission is true), or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean any event or condition which causes (i) a material impairment of the ability of any Person to perform any of its material obligations under any Loan Documents, Mezzanine A Loan Documents and/or Mortgage Loan Documents (including, without limitation, payment of principal and interest due hereunder or thereunder), (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or the rights and remedies of Lender under any of the Loan Documents, or (iii) a material adverse effect on the use, value or operation of the Property (including the Net Operating Income), the Mezzanine A Collateral or the Collateral.

“Material Agreements” shall mean any contract or other arrangement, whether written or oral, to which Borrower, Mezzanine A Borrower or any Mortgage Borrower is a party or is bound (including recorded encumbrances upon the Property), as to which (a) other than with respect to Permitted Easements and Permitted Encumbrances, the counterparty is an Affiliate of Borrower, Mezzanine A Borrower or Mortgage Borrower (unless the same is not binding upon any successor owner of the Property and will not result in any Property-level liability for which any such successor owner could be liable), or (b) other than with respect to any cleaning or elevator and maintenance contracts that are entered into with persons that are not Affiliates of Borrower, Mezzanine A Borrower or Mortgage Borrower and on commercially reasonable terms and in the ordinary course of Borrower’s, Mezzanine A Borrower’s or Mortgage Borrower’s business, there is an obligation of Borrower, Mezzanine A Borrower or Mortgage Borrower to pay more than $1,000,000 per annum (unless cancelable on forty-five (45) days’ or less notice without requiring the payment of termination fees or payments of any kind (for the avoidance of doubt, payments owed to a counterparty for performance through the date of termination are not “termination fees or payments of any kind”)); provided that the Loan Documents, the 350 S. Figueroa Property Documents, the Management Agreement, the Parking Management Agreement, contracts entered into in connection with Approved Alterations, contracts entered into with respect to Required Repairs, the Mortgage Loan Documents, the Mezzanine A Loan Documents, contracts entered into in connection with Approved Capital Expenditures, and insurance policies required by this Agreement shall not be Material Agreements (provided that such exclusion shall not be deemed to be a waiver of any of Lender’s rights with respect to any such documents that are otherwise set forth in the Loan Documents).

“Maturity Date” shall mean the Initial Maturity Date, as such date may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine A Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine A Loan Agreement.

“Mezzanine A Debt Service Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mezzanine A Borrower” shall mean Maguire Properties–555 W. Fifth Mezz I, LLC, a Delaware limited liability company.

“Mezzanine A Borrower Operating Agreement” shall mean the limited liability company agreement of Mezzanine A Borrower, as the same may be amended from time to time to the extent permitted under the Mezzanine A Loan Agreement and this Agreement.

“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments due under the Mezzanine A Loan Agreement, the Mezzanine A Note and the other Mezzanine A Loan Documents.

“Mezzanine B Debt Service Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mezzanine A Lender” shall have the meaning set forth in the Recitals hereto.

“Mezzanine A Loan” shall have the meaning set forth in the Recitals hereto.

“Mezzanine A Loan Agreement” shall have the meaning set forth in the Recitals hereto.

“Mezzanine A Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine A Loan Agreement.

“Mezzanine A Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.

“Mezzanine A Note” shall have the meaning set forth in the Recitals hereto.

“Mezzanine A SPE Component Entity” shall have the meaning ascribed to the term “SPE Component Entity” in the Mezzanine A Loan Agreement.

“Mezzanine Borrowers” shall mean Borrower and Mezzanine A Borrower, and “Mezzanine Borrower” shall mean each of the Mezzanine Borrowers individually.

“Mezzanine Debt Service Account” shall mean the Mezzanine A Debt Service Account and the Mezzanine B Debt Service Account.

“Mezzanine Lenders” shall mean Lender and Mezzanine A Lender, and “Mezzanine Lender” shall mean each of the Mezzanine Lenders individually.

“Mezzanine Loan Agreements” shall mean the Loan Agreement and the Mezzanine A Loan Agreement, and “Mezzanine Loan Agreement” shall mean each of the Mezzanine Loan Agreements individually.

“Mezzanine Loan Documents” shall mean the Loan Documents and the Mezzanine A Loan Documents.

“Mezzanine Loan Event of Default” shall mean an Event of Default and/or a Mezzanine A Loan Event of Default.

“Mezzanine Loans” shall mean the Loan and the Mezzanine A Loan, and “Mezzanine Loan” shall mean each of the Mezzanine Loans individually.

“Mezzanine SPE Component Entity” shall mean any SPE Component Entity and any Mezzanine A SPE Component Entity.

“Minimum Counterparty Rating” shall mean a long-term senior unsecured debt rating from Moody’s of at least “A3,” which rating shall not include a “t” or otherwise reflect a termination risk, provided that SMBC Capital Markets, Inc. shall qualify as a Counterparty without satisfying the Minimum Counterparty Rating subject to providing a guaranty reasonably acceptable to Lender from an affiliate satisfying the Minimum Counterparty Rating.

“Minimum Ownership/Control Test” shall mean that a Qualified Equityholder or Qualified Equityholders (i) own, directly or indirectly (including direct or indirect ownership by one or more funds Controlled by such Qualified Equityholder), at least twenty-five percent (25%) of the equity interests in Borrower, Mezzanine A Borrower and Mortgage Borrower, and the right to at least twenty-five percent (25%) of the distributions from, Borrower, Mezzanine A Borrower and Mortgage Borrower, and (ii) possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Borrower, Mezzanine A Borrower and Mortgage Borrower, whether through the ability to exercise voting power, by contract or otherwise (notwithstanding that other Persons may have the right to participate in or veto significant management decisions).

“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue, in each case, on the Loan during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate in the manner set forth in Section 2.5 of this Agreement.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage Borrower” shall have the meaning set forth in the Recitals hereto.

“Mortgage Borrower Operating Agreement” shall mean the limited liability company agreement of Mortgage Borrower, as the same may be amended from time to time to the extent permitted under the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and this Agreement.

“Mortgage Debt” shall have the meaning ascribed to the term “Debt” in the Mortgage Loan Agreement.

“Mortgage Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments due under the Mortgage Loan Agreement, the Mortgage Note and the other Mortgage Loan Documents.

“Mortgage Lender” shall have the meaning set forth in the Recitals hereto.

“Mortgage Loan” shall have the meaning set forth in the Recitals hereto.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals hereto.

“Mortgage Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mortgage Loan Agreement.

“Mortgage Loan Restoration Provisions” shall mean the terms and conditions of the Mortgage Loan Agreement relating to Restoration in connection with a Casualty and/or Condemnation of the Property.

“Mortgage Note” shall have the meaning set forth in the Recitals hereto.

“Mortgage SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mortgage Loan Agreement.

“MS” shall have the meaning set forth in the first paragraph hereof.

“Multi-Asset Person” shall mean a Qualified Equityholder or any other Person (and its co-guarantors or co-borrowers, if any) in respect of which, at the time the applicable pledge is made, such Person’s (or Persons’) pro rata share of the net cash flow from the Property is less than twenty-five percent (25%) of such Person’s (or Persons’) aggregate gross income.

“Multiemployer Plan” shall have the meaning set forth in Section 3.7 hereof.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Borrower, Mezzanine A Borrower or Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Mortgage Lender’s, Mezzanine A Lender’s and/or Lender’s reasonable out-of-pocket costs incurred in connection with the recovery thereof, (ii) the costs incurred by Mortgage Borrower, Mezzanine A Borrower and/or Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom, and amounts paid, pursuant to the Mortgage Loan Documents to Mortgage Lender or pursuant to the Mezzanine A Loan Documents to Mezzanine A Lender, (iv) in the case of a foreclosure sale, disposition or transfer of the Property or the Mezzanine A Collateral in connection with realization thereon following a Mortgage Loan Event of Default or a Mezzanine A Loan Event of Default, as applicable, such reasonable and customary costs and expenses of such sale, disposition or transfer (including reasonable attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such out-of-pocket costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (vi) in the case of a foreclosure sale, such out-of-pocket costs and expenses incurred by Mezzanine A Lender under the Mezzanine A Loan Documents as Mezzanine A Lender shall be entitled to receive reimbursement for under the terms of the Mezzanine A Loan Documents, (vii) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (viii) in the case of a refinancing of the Mezzanine A Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender; provided, that in no event shall Net Liquidation Proceeds After Debt Service include any amounts that are (x) not applied to the Loan, the Mezzanine A Loan or the Mortgage Loan in accordance with Section 2.7(a) hereof, Section 2.7(a) of the Mezzanine A Loan Agreement or Section 2.7(a) of the Mortgage Loan Agreement and (y) distributed to the Mortgage Borrower in accordance with Sections 2.7(b) or 7.4 of the Mortgage Loan Agreement, distributed to Mezzanine A Borrower in accordance with Sections 2.7(b) or Section 7.4 of the Mezzanine A Loan Agreement, or distributed to the Borrower in accordance with Section 2.7(b) or Section 7.4 of this Agreement.

“Net Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Worth” shall mean, with respect to any Person as of a given date, (i) such Person’s total assets as of such date (exclusive of any equity attributable to the Property or in any other asset that is part of the collateral for the Loan) less (ii) such Person’s total liabilities as of such date (exclusive of any liabilities attributable to the Property or any other asset that is part of the collateral for the Loan), determined in accordance with an Approved Accounting Method.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel to Borrower that is reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and, after a Securitization, reasonably acceptable to the Rating Agencies.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Sharma, Smith & Gray, P.C. in connection with the closing of the Loan.

“Note” shall mean that certain Mezzanine B Promissory Note dated the date hereof, in the original principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate delivered to Lender by such Person which is signed by a Responsible Officer of such Person and which, in all events, will be subject to the exculpation provisions in this Agreement.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of the Person in question, including any contribution agreement or indemnification agreements. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Other Charges” shall have the meaning set forth in the Mortgage Loan Agreement.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.6(f)).

“Outstanding Principal Balance” shall mean, as of any date of determination, the unpaid principal balance of the Loan.

“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy loan” or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Property.

“Parking Agreement” shall mean, individually or collectively, as the context may require, (a) that certain Covenant and Agreement Regarding Maintenance of Off-Street Parking Space, by and among Pacific Southwest Realty Corporation and the City of Los Angeles, dated August 7, 1974, and recorded on September 30, 1974, as Instrument No. 930 in Book D-4008 of the Official Records of Los Angeles County, and (b) that certain Valet Parking and Referral Self-Parking Agreement, dated August 8, 1974, by and among Pacific Southwest Realty Corporation and The Los Angeles Portman Company, as amended by that certain First Amendment of Valet Parking and Referral Self-Parking Agreement, dated September 30, 1995, by and among Bank of America National Trust and Savings Association (as successor-in-interest to Pacific Southwest Realty Corporation and as predecessor-in-interest to Garage Mortgage Borrower) and the Hotel Bonaventure Limited Partnership (as successor in interest to the Los Angeles Portman Company), as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Parking Management Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Management Agreement (The Gas Company Tower), dated as of August 1, 2014, entered into by and between Tower Mortgage Borrower and Parking Manager, as extended by that certain Extension Agreement dated November 17, 2020, and (ii) that certain Management Agreement (World Trade Center Garage), dated as of August 1, 2014, entered into by and between Garage Mortgage Borrower and Parking Manager, as extended by that certain Extension Agreement dated November 17, 2020, as each of the same may be amended, restated, replaced, further extended, renewed, supplemented or otherwise modified from time to time.

“Parking Manager” shall mean (i) ABM Industry Groups, LLC, d.b.a “ABM Parking Services”, successor by merger to ABM Onsite Services - West, Inc. or (ii) such other Person selected as the parking manager of the Property in accordance with the terms of this Agreement and the other Loan Documents.

“Parking REA” shall mean that certain Amended and Restated Declaration of Establishment of Easements, Covenants, Conditions and Restrictions, dated July 10, 1972, and recorded on July 12, 1972, as Instrument No. 668 in Book D-5528 Page 518 of the Official Records of Los Angeles County, by Bunker Hill Center Associates, as Declarant, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Participant” shall have the meaning set forth in Section 11.6 hereof.

“Participant Register” shall have the meaning set forth in Section 11.6 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Pension Plan” shall have the meaning set forth in Section 3.7 hereof.

“Permits” shall mean all certificates, licenses, permits, franchises, certificates of occupancy, consents, and other approvals (governmental and otherwise) necessary or desirable for the operation of the Property and the conduct of Mortgage Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental and other similar permits or approvals).

“Permitted Assumption” shall have the meaning set forth in Section 6.4 hereof.

“Permitted Easement” shall have the meaning set forth in the Mortgage Loan Agreement, provided that any lender approvals required therein shall mean approval by Lender hereunder.

“Permitted Encumbrances” shall mean, (1) with respect to the Mortgage Borrower and/or the Property, collectively, (a) the lien and security interests created by the Mortgage Loan Agreement and the other Mortgage Loan Documents, (b) the lien and security interests created by (i)  this Agreement and the other Loan Documents and (ii) the Mezzanine A Loan Agreement and the other Mezzanine A Loan Documents and any loan documents entered into with respect to a Replacement Mezzanine Loan (as defined in the Mortgage Loan Agreement), (c) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (d) liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in good faith in accordance with the requirements of the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and this Agreement (or liens, if any, for Taxes and Other Charges which are permitted to exist pursuant to the terms of the Mortgage Loan Agreement without constituting a Mortgage Loan Event of Default thereunder, pursuant to the terms of the Mezzanine A Loan Agreement without constituting a Mezzanine A Loan Event of Default thereunder, and pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (e) the 350 S. Figueroa Property Documents, existing Leases and new Leases entered into in accordance with the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and this Agreement, and any amendments, modifications, supplements or restatements to each of the foregoing permitted hereunder, under the Mezzanine A Loan Documents and under the Mortgage Loan Documents, (f) any Permitted Equipment Leases, (g) any workers’, mechanics’ or other similar liens on the Property arising in the ordinary course of business provided that any such lien is being contested in good faith in accordance with the requirements of the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and this Agreement (or any workers’, mechanics’ or other similar liens, if any, which are permitted to exist pursuant to the terms of the Mortgage Loan Agreement without constituting a Mortgage Loan Event of Default thereunder, pursuant to the terms of the Mezzanine A Loan Agreement without constituting a Mezzanine A Loan Event of Default thereunder, and pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (h) Permitted Easements, (i) such other title and survey exceptions as Mortgage Lender has approved or may approve in writing in Mortgage Lender’s sole discretion or which do not require Mortgage Lender’s consent or approval under the Mortgage Loan Agreement, (j)    subordination, non-disturbance and attornment agreements with tenants or subtenants (i) entered into by Mortgage Lender, or (ii) entered into by Mortgage Borrower (A) where Mortgage Lender has consented in writing to Mortgage Borrower entering into such non-disturbance agreement or (B) where Mortgage Lender has entered into a non-disturbance agreement with respect to the sublease in question, (k) any liens of a bank or a securities intermediary on any Accounts (as defined in the Mortgage Loan Agreement) which arise as a matter of law (and not by contract) on items in the course of collection or encumbering deposits, (l) any current or future ordinance, including any supplemental use district ordinance, allowing the installation of signage at the Property, and (m) any Environmental Liens (as defined in the Mortgage Loan Documents) being contested in good faith in accordance with the Mortgage Loan Documents, (2) with respect to the Mezzanine A Borrower and/or the Mezzanine A Loan, (a) the lien and security interests created by the Mezzanine A Loan Documents and any loan documents entered into with respect to a Replacement Mezzanine Loan (as defined in the Mezzanine A Loan Agreement), (b) the lien and security interests created by this Agreement and the other Loan Documents, and (c) all liens, encumbrances and other matters disclosed in the UCC title insurance policy relating to the Pledged Interests (as defined in the Mezzanine A Loan Agreement) issued on the date hereof, and (3) with respect to the Borrower and/or the Loan, (a) the lien and security interests created by this Agreement and the Loan Documents, and (b) all liens, encumbrances and other matters disclosed in the UCC title insurance policy relating to the Pledged Interests issued on the date hereof.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Mortgage Borrower’s business and (ii) relate to Personal Property which is used in connection with the operation and maintenance of the Property in the ordinary course of Mortgage Borrower’s business.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)    the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:

(i)      U.S Treasury obligations (all direct or fully guaranteed obligations);

(ii)     U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);

(iii)     Federal Housing Administration debentures;

(iv)    Government National Mortgage Association (GNMA) guaranteed mortgage-bank securities or participation certificates;

(v)      RefCorp debt obligations; and

(vi)     SBA-guaranteed participation certificates and guaranteed pool certificates;

(b)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a)   “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1)   is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2)   for maturities between one and three months, a long-term rating of “A1” and a short- term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(c)    deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d)    commercial paper rated (a) “A-1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i)  for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long- term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”; and

(e)     such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the IRS Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfers” shall have the meaning specified in Section 6.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean the “Personal Property” as defined in the Security Instrument.

“Plan” shall have the meaning set forth in Section 3.7 hereof.

“Pledge Agreement” shall have the meaning set forth in the Recitals hereto.

“Pledged Interests” shall have the meaning set forth in the Pledge Agreement.

“Policies” and “Policy” shall have the meanings set forth in the Mortgage Loan Agreement.

“Prepayment Date” shall have the meaning specified in Section 2.7(a) hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Prepayment Premium” shall mean with respect to a repayment or prepayment of the outstanding principal balance of the Loan made on or prior to the Prepayment Premium Date and which requires the payment of the Prepayment Premium pursuant to the applicable terms and conditions hereof, an amount equal to the product of (a) the Spread (or Prime Rate Spread, as applicable, but in no event less than the Spread), (b) the outstanding principal balance of the Loan being prepaid, and (c) a fraction, the numerator of which is the number of days remaining from (and including) the date that such prepayment is made to (but excluding) the Prepayment Premium Date and the denominator of which is 360. For the avoidance of doubt, no Prepayment Premium is payable on any repayment or prepayment of the outstanding principal balance of the Loan made on or after the Prepayment Premium Date. The amount of the Prepayment Premium shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“Prepayment Premium Date” shall mean the Monthly Payment Date occurring in February 2022.

“Prime Index Rate” shall mean, with respect to each Interest Accrual Period, the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for the U.S. on the related Determination Date. If more than one “Prime Rate” for the U.S. is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread; provided, however, that the Prime Rate shall not be less than the Spread.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the Prime Rate.

“Prime Rate Spread” shall mean, as the same may be reallocated pursuant to, and in accordance with, the restrictions and limitations contained in Section 11.1 hereof, in connection with any conversion of the Loan from (a) a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) obtained by subtracting (i) the Prime Index Rate as of the Determination Date for which LIBOR was last available from (ii) the Adjusted LIBOR Rate, determined as of such Determination Date, plus the Spread, or (b) an Alternate Rate Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) obtained by subtracting (i) the Prime Index Rate as of the Determination Date for which the Alternate Index Rate was last available from (ii) the Alternate Index Rate, determined as of such Determination Date, plus the Spread.

“Prior Loan” shall mean any prior financing of the Collateral or any portion thereof between the Borrower and the lender thereunder.

“Prohibited Entity” shall mean any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower, Mezzanine A Borrower, Mortgage Borrower, any Mezzanine SPE Component Entity, any Mortgage SPE Component Entity, the Property, the Mezzanine A Collateral or the Collateral through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” shall mean each parcel of real property, the Improvements now or hereafter erected thereon, and all Personal Property owned by Mortgage Borrower and encumbered by the Security Instrument, together with all rights pertaining to the Property and Improvements, as more particularly described in Article 1 of the Security Instrument and referred to therein as the “Property”.

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Mortgage Loan, the Mezzanine Loans, the Property, the Mezzanine A Collateral, the Collateral, or such Borrower Party, and/or any related matter or Person (but excluding in all events any summary of the terms of the Mortgage Loan Documents or any Mezzanine Loan Documents).

“Qualified Equityholder” shall mean (i) Sponsor, BPY and/or BAM, or any successor to any of the foregoing by merger, acquisition, initial public offering or similar corporate transaction, (ii) any entity approved by Lender, such approval not to be unreasonably withheld, conditioned, or delayed, or (iii) any Affiliate (including any subsidiary) of any of the foregoing, any investment fund directly or indirectly controlled by Sponsor, BPY, and/or BAM, or any other Person, in each case under this clause (iii) (a) with a Net Worth equal to or in excess of $300,000,000, (b) possessing experience directly or indirectly investing in or making loans with respect to commercial real estate properties in the United States, and (c) that (1) prior to the Securitization of the entire Loan, satisfies Lender’s customary “know your customer” requirements and (2) after the Securitization of the entire Loan, is not subject to a Bankruptcy Event or a material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud creditors, in each case for the past seven (7) years; provided that this clause (c) does not, in and of itself, afford any Person the right to approve the Qualified Equityholder based on anything other than the matters set forth in this clause (c), or to impose additional fees or expenses in connection with such Qualified Equityholder (or the approval thereof), and (d) that is able to remake Borrower’s representations and comply with Borrower’s covenants set forth in Sections 3.29 and

3.30 hereof.

“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the Property which is (a) (i) substantially in the same form and substance as any Management Agreement approved (or deemed approved) by Lender with respect to the Loan or (ii) entered into on an arm’s-length basis and otherwise on commercially reasonable terms, with economic terms and management fees and leasing commissions comparable to the then-existing local market rates and in no event shall such management fees exceed three percent (3.0%) of Gross Income from Operations unless approved by Lender, or (b) otherwise reasonably approved by Lender in writing. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for approval under clause (b) of this definition and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

“Qualified Manager” shall mean (i) the initial Manager, (ii) a property management company which is an Affiliate of the initial Manager or is controlled by Sponsor, BAM and/or BPY, (iii) a property management company listed on Schedule II attached hereto or any property management company that is Controlled by or under common Control with any management company on such schedule, (iv) a reputable and experienced real estate management organization possessing experience in managing, during the five (5) years immediately preceding such management company’s engagement as Manager, at least five (5) Class A office buildings in major U.S. metropolitan areas with square footage in excess of two million (2,000,000) leasable square feet in the aggregate, (v) a property management company that is reasonably approved by Lender, or (vi) following any Permitted Assumption or Permitted Transfer, any Affiliate of the applicable Replacement Guarantor. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for approval under clause (v) of this definition and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

“Qualified Parking Management Agreement” shall mean a parking management agreement or equivalent arrangement with a Qualified Parking Manager with respect to the Property which is (a) (i) substantially in the same form and substance as any Parking Management Agreement approved (or deemed approved) by Lender with respect to the Loan or (ii) entered into on an arm’s-length basis and otherwise on commercially reasonable terms, with economic terms and management fees comparable to the then-existing local market rates, or (b) otherwise reasonably approved by Lender in writing. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for approval under clause (b) of this definition and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

“Qualified Parking Manager” shall mean (i) the initial Parking Manager, (ii) a parking management company controlled by Sponsor, BAM and/or BPY, (iii) a parking management company listed on Schedule V attached hereto or any parking management company that is Controlled by or under common Control with any management company on such schedule, or (iv) a parking management company that is reasonably approved by Lender. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for approval under clause (iv) of this definition and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

“Rate Election Notice” shall mean a written notice of the election by Lender, made in Lender’s sole discretion, to declare that a “Term SOFR Transition Event” shall occur.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar, KBRA, DBRS, Inc., and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing).

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Register” shall have the meaning set forth in Section 11.6 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the IRS Code.

“Related Collateral” shall mean an asset that is “related” within the meaning of the definition of Significant Obligor to the Collateral.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by Related Collateral, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rents” shall mean the “Rents” as defined in the Security Instrument.

“Replacement Guarantor” shall mean a Qualified Equityholder who (a) either Controls Borrower, Mezzanine A Borrower and Mortgage Borrower or owns a direct or indirect interest in Borrower, Mezzanine A Borrower and Mortgage Borrower, and (b) satisfies (in the aggregate, together with any other Replacement Guarantor) the financial covenants set forth in Section 26 of the Guaranty.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Repairs” shall have the meaning set forth in Section 4.3 hereof.

“Reserve Accounts” shall mean each escrow account (if any) established by this Agreement and the other Loan Documents.

“Reserve Funds” shall mean any escrow funds established by this Agreement or the other Loan Documents.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lender funded one hundred percent (100%) of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error. Notwithstanding the foregoing, the parties agree that following a Securitization of the entire Loan, the Reserve Percentage shall be zero and shall not be applicable to this Loan in determining the Adjusted LIBOR Rate.

“Resolution Authority” means an EEA Resolution Authority or a UK Resolution Authority, as applicable.

“Responsible Officer” shall mean, with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, secretary, vice president or other duly authorized officer of such Person.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Secondary Market Adverse Change” shall have the meaning set forth in Section 11.1 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Documents” shall mean, collectively, (i) the Pledge Agreement, (ii) an acknowledgement and consent to such Pledge Agreement by Mezzanine A Borrower and each Mezzanine A SPE Component Entity, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Pledge Agreement, from time to time, and (iv) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

“Security Instrument” shall have the meaning set forth in the Mortgage Loan Agreement.

“Servicer” shall have the meaning set forth in Section 17.26 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 17.26 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity which has complied since the date of its formation and shall comply with the requirements set forth in Section 5.1 hereof.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Special Member” shall have the meaning set forth in Section 5.1 hereof.

“Specified Tenant Space Leasing Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Specified Tenant Trigger Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Sponsor” shall mean Brookfield DTLA Holdings LLC, a Delaware limited liability company.

“Spread” shall mean, as the same may be reallocated pursuant to, and in accordance with, the restrictions and limitations contained in Section 11.1 hereof, seven and three-quarters percent (7.75%).

“State” shall mean the applicable state in which the Property or the Collateral or any part of either of the foregoing is located.

“Strike Rate” shall mean four percent (4.00%).

“Subordination of Management Agreement” shall mean that certain Mezzanine B Subordination of Management Agreement and Management Fees, dated as of the date hereof, by and among Lender, Borrower, Mortgage Borrower, and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Subordination of Parking Management Agreement” shall mean that certain Mezzanine B Subordination of Parking Management Agreement and Parking Management Fees, dated as of the date hereof, by and among Lender, Borrower, Mortgage Borrower, and Parking Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Substitute Cash Management Provisions” shall have the meaning set forth in Section 9.1 hereof.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(g) hereof.

“Substitute Strike Rate” shall mean the greater of (i) four percent (4.00%) (as adjusted by the Alternate Rate Spread Adjustment) and (ii) a percentage rate equal to the Unadjusted Alternate Index Rate or the Prime Index Rate, as applicable, which would yield a Debt Service Coverage Ratio of 1.10:1.00.

“Successor Property Owner” shall mean a “Transferee” as defined in the Mortgage Loan Agreement.

“Survey” shall mean the survey of the Property certified and delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 11.6 hereof.

“Tax Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Term SOFR” shall mean the forward-looking term rate for an approximately one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Transition Event” shall mean the occurrence of:

(i)            a determination by the Lender that Term SOFR for approximately a one- month period is displayed on a screen or other information service that publishes such rate from time to time and such screen or other information service is acceptable to Lender in its reasonable discretion; and

(ii)           the provision by the Lender of the applicable Rate Election Notice to each of the other parties hereto.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Tower Mortgage Borrower” shall mean Maguire Properties-555 W. Fifth, LLC, a Delaware limited liability company.

“Transferee” shall have the meaning set forth in Section 6.4 hereof.

“Trigger Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Alternate Index Rate” shall mean the Alternate Index Rate excluding the Alternate Rate Spread Adjustment.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unencumbered Liquid Assets” shall mean, with respect to any Person, the “liquid assets” of such Person, free and clear of all liens and shall include only the following assets of such Person as set forth on such Person’s balance sheet: (x) all Cash and Cash Equivalents, (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by such Person and which are freely tradeable, without any restriction on the New York Stock Exchange, NYSE Amex Equities or NASDAQ, and (z) any irrevocable, non-discretionary, uncalled capital commitments of such Person’s investors to such Person (other than Persons that (i) are the subject of a bankruptcy proceeding as of the applicable date of determination, or (ii) have previously defaulted with respect to such capital commitment, which default has not been cured) that are payable in cash and readily available to be called by such Person without restriction or any other condition at any time and from time to time other than notice.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRS Code.

“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“Waived Restoration Provisions” shall have the meaning set forth in Section 7.4 hereof.

“Withholding Agent” shall mean Borrower or Lender, as applicable.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.      Principles of Construction.

(a)    All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Documents to any Loan Documents shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b)    With respect to cross-references contained herein or in any other Loan Document to the Mortgage Loan Documents and/or the Mezzanine A Loan Documents or to any Mortgage Loan Document and/or Mezzanine A Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mortgage Loan Documents and/or the Mezzanine A Loan Documents or such Mortgage Loan Document and/or such Mezzanine A Loan Document, as the case may be, in existence as of the date hereof.

(c)    Notwithstanding anything to the contrary contained herein, including references to the Mortgage Loan and/or the Mezzanine A Loan or to capitalized terms being defined in the Mortgage Loan Documents and/or the Mezzanine A Loan Documents:

(i) nothing herein creates any obligation of Borrower with respect to any of the Mortgage Loan Documents and/or Mezzanine A Loan Documents and Borrower has no obligation to comply with and shall not be liable under any Mortgage Loan Document or any Mezzanine A Loan Document; (ii) nothing herein creates any obligation of Mortgage Borrower with respect to any of the Loan Documents or the Mezzanine A Loan Documents, and Mortgage Borrower has no obligation to comply with and shall not be liable under any Loan Document or any Mezzanine A Loan Document; and (iii) nothing herein creates any obligation of Mezzanine A Borrower with respect to any of the Loan Documents or the Mortgage Loan Documents, and Mezzanine A Borrower has no obligation to comply with and shall not be liable under any Loan Document or any Mortgage Loan Document.

(d)    Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing or incorporating by reference provisions of the Mortgage Loan Documents or the Mezzanine A Loan Documents shall be effective notwithstanding the termination of the Mortgage Loan Documents by payment in full of the Mortgage Loan or otherwise or the termination of the Mezzanine A Loan Documents by payment in full of the Mezzanine A Loan or otherwise, as applicable.

(e)    To the extent that any terms, provisions or definitions of any Mortgage Loan Documents or Mezzanine A Loan Documents that are incorporated herein by reference are incorporated into the Mortgage Loan Documents or Mezzanine A Loan Documents by reference to any other document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendments, restatements, replacements, supplements, waivers or other modifications to or of such other document or instrument occurring after the Closing Date, unless Lender expressly agrees that such term, provision or definition as appearing, incorporated into, or used in this Agreement have been revised.

(f)    The words “Borrower shall cause” or “Borrower shall not permit” (or words of similar meaning) shall mean “Borrower shall cause Mezzanine A Borrower to” or “Borrower shall not cause or permit Mezzanine A Borrower to”, as the case may be, to so act or not to so act, as applicable. The words “Borrower shall cause Mortgage Borrower to” or Borrower shall not permit Mortgage Borrower to” (or words of similar meaning) shall mean that Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower, of which it is the direct owner, to act or refrain from acting accordingly. Borrower and Lender hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that (i) Borrower shall cause Mortgage Borrower to act or to refrain from acting in any manner or (ii) Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mortgage Borrower, Mezzanine A Borrower, the Property, the Mezzanine A Collateral or the Collateral, or (iii) other similar effect, such clause or provision, in each case, is intended to mean, and shall be construed as meaning, that Borrower has undertaken to act and is obligated to act only in its capacity as the shareholder of Mezzanine A Borrower, which is the direct owner of Mortgage Borrower but not directly with respect to Mortgage Borrower, Mezzanine A Borrower, the Collateral, the Mezzanine A Collateral or the Property or in any other manner which would violate any of the covenants contained in Article 5 hereof or other similar covenants contained in Borrower’s organizational documents.

ARTICLE 2.

GENERAL TERMS

Section 2.1. Loan Commitment. Except as expressly and specifically set forth herein, Lenders have no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right it may have to make any claim to the contrary.

Section 2.2. The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3. Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4. The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.      Interest Rate.

(a)    Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)    Determination of Interest Rate.

(i)       The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period if the Loan is a LIBOR Loan, (B) the Alternate Rate with respect to the applicable Interest Accrual Period if the Loan is an Alternate Rate Loan, or (C) the Prime Rate with respect to the applicable Interest Accrual Period if the Loan is a Prime Rate Loan.

(ii)       Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal balance of the Loan at the LIBOR Rate for the applicable Interest Accrual Period. Each determination by Lender of the Interest Rate shall be conclusive and binding upon Borrower and Lender for all purposes, absent manifest error. Any change in the rate of interest hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective.

(iii)       Conversion of Loan.

(A)       Alternate Index Rate.

(1)      Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred, then the Loan shall be converted to an Alternate Rate Loan and the applicable Alternate Index Rate shall become the Benchmark hereunder, without any amendment to, or further action or consent of any other party to, this Agreement, effective (x) as of such Benchmark Replacement Date, if the Alternate Index Rate is determined in accordance with clause (1) or (2) of the definition of “Alternate Index Rate”, or (y) the tenth (10th) Business Day after the date notice of such Alternate Index Rate is provided to the Borrower, so long as the Lender has not received from the Borrower, by the fifth (5th) Business Day after the date notice of such Alternate Index Rate is provided to the Borrower, written notice of the Borrower’s reasonable good faith objection that such Alternate Index Rate was not determined in accordance with the terms hereof, in which case Lender shall consult with the Borrower in good faith and thereafter reissue a notice of Alternate Index Rate which Alternate Index Rate will become effective as of the fifth (5th) Business Day after the date the second notice of such Alternate Index Rate is provided to the Borrower, if the Alternate Index Rate is determined in accordance with clause (3) of the definition of “Alternate Index Rate”.

(2)      In connection with the implementation of an Alternate Index Rate in accordance with this Section 2.5(b)(iii)(A), the Lender shall have the right to make Alternate Rate Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Alternate Rate Conforming Changes will become effective without any further action or consent of the Borrower.

(B)      In the event that Lender shall have reasonably determined that by reason of circumstances affecting the relevant market or otherwise, adequate and reasonable means do not exist for ascertaining the Benchmark component of the applicable Interest Rate as provided herein (or, if the Benchmark is LIBOR, such Benchmark is determined pursuant to clause (i) of the proviso in the definition of “LIBOR”) and a Benchmark Transition Event or Term SOFR Transition Event, as applicable, and the related Benchmark Replacement Date have not occurred with respect to the then-current Benchmark, then Lender shall, if such determination shall have been made with respect to other similarly situated loans wherein Lender has a similar contractual right, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next applicable Determination Date. If such notice is given, the LIBOR Loan or Alternate Rate Loan, as applicable, shall be converted, as of the first day of the next applicable Interest Accrual Period, to a Prime Rate Loan.

(C)      If, pursuant to the terms of clause (B) above, the Loan has been converted to a Prime Rate Loan but thereafter:

(1)      Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the Benchmark component of the Interest Rate can again be ascertained as provided herein, then Lender shall, if such determination shall have been made with respect to other similarly situated loans wherein Lender has a similar contractual right, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next Determination Date. If such notice is given, the Prime Rate Loan shall be converted, as of the first day of the next Interest Accrual Period, back to a LIBOR Loan or an Alternate Rate Loan, as applicable.

(2)      Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and the related Benchmark Transition Date have occurred with respect to the then- current Benchmark, then the Prime Rate Loan shall be converted to an Alternate Rate Loan, in accordance with and subject to the requirements in clause (A) above.

(D)      The Lender shall promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event or Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Alternate Index Rate, (C) the effectiveness of any Alternate Rate Conforming Changes and/or (D) any conversion to a LIBOR Loan, Alternate Rate Loan or Prime Rate Loan as described in Section 2.5(B)(iii)(B) or (C). Any determination, decision or election that may be made by the Lender pursuant to this Section 2.5(b)(iii), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 2.5(b)(iii).

(E)      Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert the Loan to a LIBOR Loan, an Alternate Rate Loan or a Prime Rate Loan.

(iv)        Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5(b)(iv)) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5(b)(iv), Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender. Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5(b)(iv)) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(v)        If any Change in Law shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of such Lender hereunder to make a LIBOR Loan or to convert an Alternate Rate Loan or a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan of such Lender shall be converted automatically to an Alternate Rate Loan or, if Lender shall reasonably determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that no Alternate Index Rate can be ascertained as provided in the definition thereof, to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate such Lender for any reasonable out-of-pocket costs incurred by such Lender in making any conversion in accordance with this Agreement (including reasonable attorneys’ fees but excluding any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder, hedging costs and the like). Such notice (which shall be sent by Lender) of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vi)       In the event of any Change in Law:

(A)        shall hereafter impose, modify or hold applicable any reserve, capital adequacy, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)        shall hereafter have the effect of reducing the rate of return (other than as a result of Taxes) on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount deemed by such Lender to be material;

(C)        shall hereafter impose on Lender any other condition (other than Taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder; or

(D)        shall subject Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

then, in any such case, Borrower shall promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for such additional incurred cost or reduced amount receivable as determined by Lender in good faith. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(vii)        Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan (or Alternate Rate Loan or Prime Rate Loan, as applicable), including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan (or Alternate Rate Loan or Prime Rate Loan, as applicable) hereunder and (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan (or Alternate Rate Loan or Prime Rate Loan, as applicable) on a day that is not a Monthly Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan (or Alternate Rate Loan or Prime Rate Loan, as applicable) hereunder (the amounts referred to in clauses (A) and (B) are herein referred to collectively as the “Breakage Costs”); provided, however, (1) Borrower shall not indemnify Lender from any Breakage Costs arising from Lender’s gross negligence or willful misconduct and (2) Breakage Costs shall not include any loss, cost or expense to Lender arising from any interest rate swap, cap, floor, collar or other hedge agreement entered into by any Lender with respect to the Loan. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(viii)        Lender shall not be entitled to claim compensation pursuant to this subsection for any Taxes, Breakage Costs, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred and eighty (180) days before the date Lender notified Borrower of the change in law, the circumstance resulting in the Breakage Costs or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(ix)        Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this Section 2.5(b), including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of the applicable Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs or expenses to the applicable Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other material respect to the applicable Lender as determined by such Lender in its sole discretion. Borrower hereby agrees to pay all reasonable out-of- pocket costs and expenses incurred by any Lender in connection with any such designation or assignment to the extent that such Lender would also require its other borrowers under similarly situated loans in Lender’s particular portfolio (where the Loan is held) to pay for such designation or assignment.

(x)        Tax Forms.

(A)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5(b)(x)(B), 2.5(b)(x)(C) and 2.5(b)(x)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of this clause (x), Agent shall be (I) entitled to request and receive such properly completed and executed documentation as if it were a Borrower and (II) treated as a Lender and shall be required to provide documentation in the same manner as if it were a Lender.

(B)        Any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(C)        Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate in form and substance reasonably satisfactory to Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Lender), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(D)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if Borrower notifies it that any form or certification previously delivered by Lender pursuant to Section 2.5(b)(x) has expired or has become obsolete or inaccurate in any material respect, Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(xi)        [Intentionally omitted].

(xii)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5(b) (including by the payment of additional amounts pursuant to this Section 2.5(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5(b)(xii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(b)(xii) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5(b)(xii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.5(b)(xii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(xiii)         For purposes of Sections 2.5(b)(iv) and (x), the term “applicable law” includes FATCA.

(xiv)         Each party’s obligations under Sections 2.5(b)(iv), (vi), (x), and (xii) shall survive any assignment of rights by a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(c)        Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then Outstanding Principal Balance shall accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall be due and payable on each Monthly Payment Date (and, from and after the Maturity Date, shall be due and payable immediately upon demand), and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)        Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs; provided, however, the accrual period for calculating interest due on the last Monthly Payment Date shall end on the scheduled Maturity Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)        Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any Prepayment Premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder (without any Prepayment Premium, charge or other sum). All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6.        Loan Payments.

(a)        Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month), or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month); provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date.

(b)        Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

(c)         Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents, release the lien of the Pledge Agreement. Borrower shall pay all costs, taxes and expenses, other than in each case Excluded Taxes, associated with the release of the lien of the Pledge Agreement, including Lender’s reasonable attorneys’ fees.

(d)        If any interest due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid interest or the maximum amount permitted by applicable law (less any amount of interest at the Default Rate paid in respect of such interest that is overdue) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents.

(e)

(i)        Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)        Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)       All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(f)

(i)        In the event Borrower is required to pay any Lender compensation for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder, pursuant to Section 2.5(b)(iv), (v) or (vi), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5(b)(iv), (v) or (vi), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ii)        In the event Borrower is required to pay any Lender compensation for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder pursuant to Section 2.5(b)(iv), (v) or (vi), and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (i) of this Section 2.6(f), then the Borrower may, at its sole expense and effort, upon three (3) Business Days’ notice to such Lender, require such Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments for Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder) and obligations under this Agreement and the related Loan Documents to an assignee that is a “Qualified Transferee” as set forth in the Intercreditor Agreement and that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B)        in the case of any such assignment resulting from a claim for compensation for Indemnified Taxes or increased costs, such assignment will result in a reduction in such compensation or payments thereafter; and

(C)        such assignment complies with the applicable transfer provisions in the Intercreditor Agreement and does not conflict with Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.7.          Prepayments.

(a)        Voluntary Prepayment.

(i)        Except as provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole or in part, on any Business Day (a “Prepayment Date”); provided that such prepayment is accompanied by payment of the Prepayment Premium (if applicable). Lender shall not be obligated to accept any prepayment unless it is accompanied by payment of the Prepayment Premium (if applicable) due in connection therewith. As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least ten (10) Business Days and not more than ninety (90) days prior to the Prepayment Date and must specify such proposed Prepayment Date. A Prepayment Notice given by Borrower to Lender pursuant to this Section 2.7(a) may be revoked by written notice of revocation delivered to Lender no later than three (3) Business Days prior to the Prepayment Date specified in any such Prepayment Notice; provided that in connection with such revocation Borrower shall pay Lender all reasonable out-of-pocket costs and expenses incurred by Lenders in connection with such anticipated prepayment. Concurrently with any voluntary prepayment made pursuant to this Section 2.7(a) and subject to the rights set forth in Section 2.7(a)(iii) below, a simultaneous pro-rata prepayment of the Mortgage Loan and the Mezzanine A Loan shall be made and Borrower shall provide Lender evidence reasonably satisfactory to Lender of such prepayment of the Mortgage Loan and Mezzanine A Loan.

(ii)        [Intentionally Omitted].

(iii)        So long as (A) no Event of Default has occurred and is continuing, Borrower shall have the right to make a voluntary prepayment in accordance with clause (i) above to be applied to the Loan, without any obligation of the Mortgage Borrower or the Mezzanine A Borrower to make a corresponding prepayment of the Mortgage Loan or the Mezzanine A Loan, as applicable, and (B) no Event of Default or Mezzanine Loan Default under a more senior Mezzanine Loan has occurred and is continuing, each Mezzanine Borrower shall have the right to make a voluntary prepayment of its respective Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents and without any obligation of Mortgage Borrower to make a corresponding prepayment of the Mortgage Loan or any other Mezzanine Borrower to make a corresponding prepayment of the applicable Mezzanine Loan; provided that the foregoing rights of Borrower and any other Mezzanine Borrower shall not apply to (x) prepayments made to cure a Low Cash Flow Period or a Specified Tenant Trigger Period or (y) prepayments made from the Excess Cash Flow Account, which in each case shall be made concurrently with a pro rata prepayment of the Mortgage Loan and each of the Mezzanine Loans.

(b)        Mandatory Prepayment. Subject to Section 2.7(b) of the Mortgage Loan Agreement, in the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a transfer of the Property or any portion thereof or the Mezzanine A Collateral or any portion thereof in connection with the enforcement of remedies under the Mortgage Loan Documents or Mezzanine A Loan Documents after the occurrence of a Mortgage Loan Event of Default or Mezzanine A Loan Event of Default, as applicable, including, without limitation, a foreclosure sale or public auction, or any Sale or Pledge of all or any portion of the Property or the Mezzanine A Collateral that is prohibited by this Agreement, (iv) any refinancing of the Property, the Mortgage Loan, the Mezzanine A Collateral or the Mezzanine A Loan or any payoff of the Mortgage Loan or the Mezzanine A Loan, or (v) the receipt by Mortgage Borrower or Mezzanine A Borrower of any excess proceeds realized under Mortgage Borrower’s owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be remitted to Lender (or as directed by Lender) directly (or, if such direct remittance is not commercially practicable, paid to Lender (or as directed by Lender) promptly, but in no event later than within two (2) Business Days after receipt thereof). On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall apply any such Net Liquidation Proceeds After Debt Service actually received by Borrower or Lender to prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service. Except during the continuance of an Event of Default, any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Once Borrower has knowledge that a Liquidation Event has occurred, Borrower shall, or shall cause Mortgage Borrower to, promptly deliver written notice of such Liquidation Event to Lender. Borrower shall be deemed to have knowledge of (i)(x) a sale (other than a foreclosure sale) of all or any portion of the Property or the Mezzanine A Collateral on the date on which a contract of sale for such sale is entered into and (y) a foreclosure sale on the date written notice of such foreclosure sale is given to Borrower and (ii) a refinancing of all or any portion of the Property or the Mezzanine A Collateral on the date on which a binding commitment for such refinancing has been entered into. The provisions of this Section 2.7(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or the Mezzanine A Loan or the Sale or Pledge of the Property or the Mezzanine A Collateral set forth in this Agreement, the other Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents.

(c)        Prepayments After Default.

(i)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt during the continuance of an Event of Default shall be applied to the Debt in such order and priority as Lender shall determine in its sole discretion.

(ii)        If, during the continuance of an Event of Default or from and after an acceleration of the Debt pursuant to the terms of this Agreement, by operation of law or otherwise, payment of all or any part of the Debt is tendered by or on behalf of Borrower or Guarantor and accepted by Lender (provided that, if such payment is for all of the Debt, Lender shall be required to accept such payment) or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.7 hereof, and the Debt shall include, all of: (i) all accrued interest at the Default Rate and (ii) an amount equal to the Prepayment Premium.

Section 2.8.        Interest Rate Cap Agreement.

(a)           Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall, subject to Sections 2.8(c) and 2.8(e) below, at all times be with a Counterparty, (iii) shall at all times be for a duration at least equal to the then current Maturity Date, (iv) shall have a notional amount equal to or greater than the Outstanding Principal Balance, and (v) shall at all times provide for a strike rate that does not exceed the Strike Rate. Borrower shall direct such Counterparty to deposit directly into the Restricted Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Collateral is transferred by foreclosure or assignment-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and/or an acknowledgment to the Collateral Assignment of Interest Rate Cap Agreement shall require that payments be deposited directly into the Restricted Account).

(b)        Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited promptly into the Restricted Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)        In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any applicable Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty having a Minimum Counterparty Rating.

(d)        In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)        Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below a long-term senior unsecured debt rating from Moody’s of at least “A3,” which rating shall not include a “t” or otherwise reflect a termination risk, the Counterparty must, within ten (10) business days, (y) find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency, Lender and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement, or (z) deliver a guaranty (or replacement guaranty, as applicable) of the Counterparty’s obligations from a Counterparty having a Minimum Counterparty Rating in form and substance acceptable to Lender and each Rating Agency. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) find a replacement Counterparty or (ii) deliver a guaranty (or replacement guaranty, as applicable), Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), and shall, in its reasonable discretion, approve or consent to the foregoing upon receipt of Lender’s prior written approval.”

(f)        With respect to each Interest Rate Cap Agreement, Borrower shall use commercially reasonable efforts to promptly obtain and deliver to Lender an opinion (upon which Lender and its successors and assigns may rely) from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (and any related guarantor) which shall provide, in relevant part, that:

(i)        the Counterparty (and any related guarantor) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement (and any related guaranty, if applicable);

(ii)        the execution and delivery of the Interest Rate Cap Agreement by the Counterparty (and any related guaranty by such guarantor, if applicable), and any other agreement which the Counterparty (and any related guarantor) has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)        all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement (and any related guaranty by such guarantor, if applicable), and any other agreement which the Counterparty (and any related guarantor) has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)        the Interest Rate Cap Agreement, and any other agreement which the Counterparty (and any related guarantor) has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty (and any related guarantor) and constitutes the legal, valid and binding obligation of the Counterparty (and any related guarantor), enforceable against the Counterparty (and any related guarantor) in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)        Notwithstanding anything to the contrary contained in this Section 2.8, in Section 2.9(c) below or elsewhere in this Agreement, if, at any time, Lender converts the Loan from (I) a LIBOR Loan to either a Prime Rate Loan or an Alternate Rate Loan or (II) a Prime Rate Loan to an Alternate Rate Loan, or (III) an Alternate Rate Loan to a Prime Rate Loan or an Alternate Rate Loan based on a different Alternate Index Rate, each in accordance with Section 2.5 above (each, a “LIBOR Conversion”), then:

(i)        within thirty (30) days after such LIBOR Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified such that such then-existing Interest Rate Cap Agreement satisfies the requirements of a Substitute Interest Rate Cap Agreement; provided that if interest rate protection agreements with respect to Prime Rate Loans or Alternate Rate Loans are not available at a commercially reasonable cost (as reasonably determined by Lender), Lender and Borrower may pursue another option that is mutually acceptable to both Lender and Borrower that provides Lender equivalent protection from rising interest rates; and

(ii)        following such LIBOR Conversion (provided Lender has not converted the Loan back to a LIBOR Loan in accordance with Section 2.5(b)(iii) hereof), in lieu of satisfying the condition described in Section 2.9(c) with respect to any future Extension Period, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Period.

As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between a Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(A)        a term expiring no earlier than the then current Maturity Date;

(B)        the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the Outstanding Principal Balance;

(C)        it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(D)        a strike rate no greater than the Substitute Strike Rate; and

(E)        without limiting any of the provisions of the preceding clauses (A) through (D) above, it satisfies all of the requirements set forth in Section 2.8(a) hereof (other than clause (v) thereof).

From and after the date of any LIBOR Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.8(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement.

Section 2.9. Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for three (3) successive terms (the “Extension Options”) of one (1) year each (each, an “Extension Period”) to (i) February 9, 2024, if the first Extension Option is exercised, (ii) February 9, 2025, if the second Extension Option is exercised, and (iii) February 9, 2026, if the third Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)        Borrower shall notify Lender of its election to extend the applicable Maturity Date as aforesaid not earlier than ninety (90) days and no later than ten (10) days prior to the applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time up to three (3) days before the applicable Maturity Date provided that Borrower pays to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with such notice (excluding, however, any Breakage Costs);

(b)        no Event of Default shall have occurred and be continuing on the date that the applicable Extension Period is commenced;

(c)        Borrower shall obtain and deliver to Lender prior to the date that the applicable Extension Period is commenced, an Interest Rate Cap Agreement, which Interest Rate Cap Agreement shall (i) provide for a strike rate that does not exceed the Extension Strike Rate, (ii) be effective commencing on the first day of the related Extension Period and (iii) have a term expiring not earlier than the related Extended Maturity Date;

(d)        Borrower shall have paid to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with Borrower’s exercise of the applicable Extension Option; provided, however, that Lender shall seek Borrower’s approval prior to incurring expenses in excess of $5,000 in the aggregate directly related to any Extension Option.

(e)        to the extent that any portion of the Mortgage Loan or any other Mezzanine Loan is outstanding as of the applicable Maturity Date, Borrower shall have delivered to Lender evidence that the Mortgage Loan and each such Mezzanine Loan has been extended or shall be concurrently extended through a date not earlier than the applicable Extended Maturity Date.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Extended Maturity Date in the event the applicable Extension Option is exercised.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 3.1.         Legal Status and Authority. Each of Borrower and SPE Component Entity is duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (a) is duly qualified to transact business and is in good standing in the State of Delaware; and (b) has all necessary approvals, governmental and otherwise, and full power and authority to own the Collateral. Borrower has full power, authority and legal right to encumber, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents on its part to be performed. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is Delaware. Borrower has the power and authority and the requisite ownership interests in Mezzanine A Borrower to control the actions of Mezzanine A Borrower, and Mezzanine A Borrower has the power and authority and the requisite ownership interests in each Mortgage Borrower to control the actions of each Mortgage Borrower. Without limiting the foregoing, Borrower has sufficient control over Mezzanine A Borrower to cause Mezzanine A Borrower to (i) take any action on Mezzanine A Borrower’s part required by the Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents. Mezzanine A Borrower has the power and authority and the requisite ownership interests in each Mortgage Borrower to control the actions of each Mortgage Borrower. Without limiting the foregoing, Mezzanine A Borrower has sufficient control over each Mortgage Borrower to cause each Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents.

Section 3.2.        Validity of Documents.

(a)        (1) The execution, delivery and performance of this Agreement, the Note, the Pledge Agreement and the other Loan Documents to which it is a party by Borrower, and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of Borrower; (ii) have been authorized by all requisite organizational action of Borrower; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any material license, certificate or other approval required to own the Collateral or any portion thereof, any organizational documents of Borrower, or any applicable material indenture, agreement or other instrument binding upon Borrower or the Collateral; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority (except for Uniform Commercial Code filings relating to the security interest created hereby), (2) this Agreement, the Note, the Pledge Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by Borrower, and (3) this Agreement, the Note, the Pledge Agreement and the other Loan Documents to which it is a party constitute the legal, valid and binding obligations of Borrower, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b)        (1) The execution, delivery and performance of the Loan Documents to which Guarantor is a party (i) are within the power and authority of Guarantor; (ii) have been authorized by all requisite organizational action of Guarantor; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any applicable organizational documents of Guarantor, or any applicable material indenture, agreement or other instrument binding upon Guarantor; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of Guarantor’s assets; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority, (2) the Loan Documents to which Guarantor is a party have been duly executed and delivered by Guarantor and (3) the Loan Documents to which Guarantor is a party constitute the legal, valid and binding obligations of Guarantor, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity.

(c)        Neither Borrower nor Guarantor has asserted any right of rescission, set- off, counterclaim or defense with respect to the Loan Documents.

Section 3.3.        Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding) (herein, “Litigation”), pending and served (if service is required by applicable law) or, to Borrower’s knowledge, threatened in writing or contemplated against Borrower, Mortgage Borrower, Mezzanine A Borrower, the Property (or any portion thereof), the Mezzanine A Collateral (or any portion thereof) or the Collateral (or any portion thereof), in each case which, if adversely determined, is reasonably expected to result in a Material Adverse Effect. There is no Litigation pending or threatened in writing or, to Borrower’s knowledge, contemplated against or affecting the Guarantor which, if adversely determined, is reasonably expected to result in a Material Adverse Effect.

Section 3.4.        Agreements. Neither Borrower, Mezzanine A Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral (or any portion thereof), the Mezzanine A Collateral (or any portion thereof) or the Property (or any portion thereof) is bound which would result in a Material Adverse Effect. Except as set forth in the financial statements of Borrower previously delivered to Lender in connection with the closing of the Loan, Borrower has no material financial obligations under any agreement or instrument to which it is a party or by which Borrower or the Collateral (or any portion thereof), in each case is otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership of the Collateral and (b) obligations under this Agreement, the Pledge Agreement, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.        Financial Condition.

(a)        Borrower is solvent and has received reasonably equivalent value for the granting of the Pledge Agreement. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b)        In the last ten (10) years, (i) no petition in bankruptcy has been filed by or against any Borrower Party and (ii) no Borrower Party has ever made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)        No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)        There exists no Sale or Pledge (or contemplated redemption or conversion) of any direct interests in Borrower.

Section 3.6.        [Intentionally Omitted].

Section 3.7.       No Plan Assets. As of the date hereof, (a) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) assuming that the assets used to fund the Loan do not constitute assets of a governmental plan, transactions by or with Borrower hereunder or under the other Loan Documents are not in violation of any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d)  none of the assets of Borrower constitute “plan assets” of one or more such plans described in clause (a) above within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. To the extent Borrower maintains, sponsors or contributes to an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the IRS Code or a “multiemployer pension plan” (“Multiemployer Plan”) within the meaning of Section 3(37)(A) of ERISA (collectively, “Plan”), or if any entity that is a member of a controlled group of corporations within the meaning of Section 414(b) of the IRS Code, a group of entities that are under common control within the meaning of Section 414(c) of the IRS Code or, for purposes of Section 302 of ERISA and Section 412 of the IRS Code, an affiliated service group within the meaning of Section 414(m) of the IRS Code (an “ERISA Affiliate”) with the Borrower maintains, sponsors or contributes to a Plan, then, except as would not result in a material tax, penalty or other liability to the Borrower, (i) the present value of all benefits vested under each Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any ERISA Affiliate of the Borrower or to which any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the IRS Code, (ii) no prohibited transactions (with respect to any Pension Plan and with respect to any Multiemployer Plan as to which any Borrower Party is aware which would result in a Material Adverse Effect), failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the IRS Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals or reportable events have occurred with respect to any Pension Plan, (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and (iv) to Borrower’s knowledge, no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

Section 3.8.       Not a Foreign Person. Borrower (or if Borrower is treated as a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” within the meaning of Section 1445(f)(3) of the IRS Code.

Section 3.9.      Collateral. Borrower is the record and beneficial owner of, and has good title to, the Collateral pledged by Borrower under the Pledge Agreement free and clear of all liens whatsoever except such other liens as are permitted pursuant to the Loan Documents and the liens created by the Loan Documents. The Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement, this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement). The Pledge Agreement, together with the delivery of any certificates evidencing the Pledged Interests and the UCC Financing Statement relating to the Collateral, when properly filed in the appropriate records and/or delivered to Lender (as applicable), will create a valid, perfected first-priority security interest in the Collateral. No creditor of Borrower other than Lender has in its possession any certificates or other documents that constitute or evidence the Collateral or the possession of which would be required to perfect a security interest in the Collateral. The Pledged Interests have been duly authorized and validly issued and are not subject to any options to purchase or similar rights of any Person.

Section 3.10.      Business Purposes. The Loan is solely for the business purpose of Borrower and is not for personal, family, household, or agricultural purposes.

Section 3.11.      Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is c/o Brookfield Properties, 250 Vesey Street, 15th Floor, New York, New York 10281. Borrower’s mailing address, as set forth in Section 14.1 hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number assigned by the state of its incorporation or organization is 6081158. Borrower’s federal tax identification number is 38-4008614. Borrower is not subject to back-up withholding taxes.

Section 3.12.        Status of Property.

(a)        Except as set forth in the zoning report delivered to Lender in connection with the closing of the Loan, Mortgage Borrower has obtained all material Permits (the absence of which could reasonably be expected to have a Material Adverse Effect), all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)        Except as set forth in the zoning report delivered to Lender in connection with the closing of the Loan, the Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws and other similar Legal Requirements and the use being made of the Property is in conformity in all material respects with the certificate of occupancy issued for the Property.

(c)        The Property is served by all utilities required for the current use thereof. All utility service is provided by public utilities, except that chilled water services are provided to a portion of the building pursuant to that certain Amended and Restated Gas Company Tower Chilled Water Energy Agreement dated February 1, 2019, between Tower Mortgage Borrower and Enwave Los Angeles Inc. The Property has accepted or is equipped to accept such utility service.

(d)        Except as set forth in the zoning report delivered to Lender in connection with the closing of the Loan, all public roads and streets necessary for service of and access to the Property for the current use thereof have been completed and are serviceable. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of an easement or similar agreement inuring in favor of Mortgage Borrower and any subsequent owners of the Property.

(e)        The Property is served by public water and sewer systems.

(f)        The Property is free from damage caused by fire or other casualty (other than to a de minimis extent and which could not reasonably be expected to have a Material Adverse Effect). Except as shown on any reports delivered by Borrower or Mortgage Borrower to Lender or obtained by Lender, in each case in connection with the closing of the Loan, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, septic and sewer systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good operating condition and repair in all material respects. Except as shown on the property condition reports delivered by Borrower or Mortgage Borrower to Lender or obtained by Lender, in each case in connection with the closing of the Loan, there exist no structural or latent defects or damages in the Property, and none of Borrower, Mezzanine A Borrower nor Mortgage Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)        All material costs and material expenses of any and all labor, materials, supplies and equipment due and payable in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument. The parties agree that any time the representations made in this clause (g) are re-made (or deemed to have been re-made) by Borrower, such representations by Borrower shall be deemed to have excepted (i) any such costs and expenses that are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.16(b) hereof and (ii) inchoate mechanic’s liens that may be asserted in connection with work recently completed and for which the statutory lien period has not expired.

(h)        Mortgage Borrower has paid in full for, and is the owner or lessee of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by the Mortgage Loan Agreement, the Security Instrument and the other Mortgage Loan Documents and other security interests, liens and encumbrances permitted pursuant to this Agreement, including Permitted Encumbrances.

(i)        Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)        Except as disclosed on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(k)        Except as expressly disclosed on the Title Insurance Policy, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(l)        Mortgage Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii)   attached any fixtures to the Property which have not been paid for in full, in each case other than expenses which (1) are due and payable in the ordinary course of Mortgage Borrower’s current monthly payment cycle, (2) will be paid in the ordinary course of Mortgage Borrower’s current monthly payment cycle and (3) if unpaid, would not result in Material Adverse Effect. There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(m)        None of Borrower, Mezzanine A Borrower or Mortgage Borrower has any direct employees. No work stoppage, labor strike, slowdown, union organizing campaign or proceeding, or lockout is pending or, to the knowledge of Borrower, threatened in writing by or with respect to employees and other laborers at the Property. There is no pending or threatened in writing material labor dispute, material grievance or litigation against Borrower, Mezzanine A Borrower, Mortgage Borrower or Manager or otherwise relating to the Property concerning labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state, or local labor, safety, or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints. To Borrower’s knowledge, none of Borrower, Mezzanine A Borrower, Mortgage Borrower or Manager have engaged with respect to the Property in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. Except as set forth on Schedule VIII attached hereto, none of Borrower, Mezzanine A Borrower, Mortgage Borrower or Manager is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property, nor is there any such agreement or contract affecting the Property. Mortgage Borrower and Manager have complied in all material respects with all applicable requirements of the CBA with respect to the Property. As of the Closing Date, none of Borrower, Mezzanine A Borrower or Mortgage Borrower has received any notice that any payments that are required to be paid under any collective bargaining agreement have not been paid.

Section 3.13.       Financial Information. All financial data in respect to Borrower, Mezzanine A Borrower, Mortgage Borrower, Guarantor, the Collateral, the Mezzanine A Collateral and/or the Property, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense, and rent rolls, that have been delivered to Lender by Borrower, Mezzanine A Borrower, Mortgage Borrower or Guarantor or any Affiliate of Borrower, Mezzanine A Borrower, Mortgage Borrower or Guarantor or, to Borrower’s knowledge, by any other Person (a) are true in all material respects, (b) accurately represent in all material respects the financial condition of Borrower, Mezzanine A Borrower, Mortgage Borrower, Guarantor, the Collateral, the Mezzanine A Collateral or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Mezzanine A Borrower, Mortgage Borrower or Guarantor from that set forth in said financial statements.

Section 3.14.      Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing or is contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.15.       Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 3.16.      Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies or certificates of the Policies (or such other evidence reasonably acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Mortgage Borrower, Mezzanine A Borrower and Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.      Use of Property. The Property is used primarily for office purposes, parking and other appurtenant, ancillary, and related uses.

Section 3.18.       Leases. Except as disclosed in the certified rent roll for the Property delivered to Lender in connection with the closing of the Loan (the “Rent Roll”) or in the Tenant estoppel certificates delivered by Tenants to Lender in connection with the closing of the Loan, (a)  Mortgage Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases to which Mortgage Borrower is a party are valid and enforceable and in full force and effect (subject to laws affecting creditors’ rights generally and general principles of equity); (c) all free rent, gap rent, free or discounted parking, or rent abatements due to any Tenant as of the Closing Date are set forth on Schedule IX and Schedule X attached hereto; (d) except as disclosed on Schedule VII attached hereto, none of Borrower, Mezzanine A Borrower or Mortgage Borrower nor, to Borrower’s knowledge, any other party under any Lease to which Mortgage Borrower is a party is in monetary or material non-monetary default, after the expiration of all notice and cure periods applicable thereto; (e) except as disclosed on Schedule VII attached hereto, all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) except as disclosed on Schedule VII attached hereto, none of Borrower, Mezzanine A Borrower or Mortgage Borrower is currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of the Lease (including, without limitation, any reduction in the rent or the term thereof); (g) to Borrower’s knowledge, none of the Rents reserved in the Leases to which Mortgage Borrower is a party are subject to any assignment, pledge or hypothecation, except pursuant to the Loan Documents; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed Rent collected in advance); (i) except as set forth on Schedule XI attached hereto, the premises demised under the Leases have been completed (to the extent Mortgage Borrower, as landlord, is required to complete the same), all improvements, repairs, alterations or other work required to be furnished on the part of Mortgage Borrower under the Leases have been completed to the extent Mortgage Borrower, as landlord, is required to complete the same, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and, except as set forth on Schedule IX and Schedule X attached hereto, any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full; (j) there exist no material offsets or defenses to the payment of any portion of the Rents and, except as set forth on Schedule XI attached hereto, which sets forth all outstanding tenant improvement and leasing commission obligations of Mortgage Borrower as of the Closing Date, none of Borrower, Mezzanine A Borrower or Mortgage Borrower has any material outstanding monetary obligations to any Tenant under any Lease; (k) except as disclosed on Schedule VII attached hereto, none of Borrower, Mezzanine A Borrower or Mortgage Borrower has received any notice from any Tenant challenging the validity or enforceability of any Lease; (l) the copies of the Leases provided to Lender are true and complete copies of such Leases in all material respects; (m) [intentionally omitted]; (n) no Lease contains an option to purchase, right of first refusal to purchase, or except as set forth in the Leases, right of first refusal to lease additional space at the Property; (o) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease and/or a Permitted Encumbrance; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Mortgage Borrower; (q) except as set forth on Schedule XI attached hereto, no brokerage commissions or finders fees are currently due and payable regarding any Lease; (r) each Tenant under a Major Lease is in actual, physical occupancy of the premises demised under its Lease (other than any Tenant that is not in actual, physical occupancy of such premises as a result of any legal requirement prohibiting or limiting such occupancy, including without limitation, any local government orders or directives relating to “shelter-in-place,” “stay-at-home” and essential businesses, provided such Tenant is continuing to pay full rent and otherwise complying with the terms and conditions of its Lease), and none of Borrower, Mezzanine A Borrower or Mortgage Borrower has any liability under any holdover indemnity agreement with respect to such Tenant; (s) to Borrower’s knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) to Borrower’s knowledge, no event has occurred giving any Tenant the right to terminate its Lease or pay reduced or alternative Rent to Mortgage Borrower under any of the terms of such Lease. Prior to the Closing Date, Borrower has requested (or has caused Mortgage Borrower to request) Tenant estoppel certificates from each Tenant. Borrower has made available to Lender true and correct copies in all material respects of all Leases in effect with respect to the Property that have been requested by Lender.

Section 3.19.       Filing and Recording Taxes. All material mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect (or any payments in lieu thereof) in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Pledge Agreement, the Note and the other Loan Documents have been paid or will be paid, and, to Borrower’s knowledge, under current Legal Requirements, the Pledge Agreement and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.      Management Agreement. The Management Agreement is in full force and effect and there are no material defaults thereunder by any party thereto. As of the date hereof, no management fees under the Management Agreement are due and payable, other than the current monthly management fee.

Section 3.21.      Illegal Activity/Forfeiture.

(a)        No portion of the Property, Mezzanine A Collateral or the Collateral has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)        To Borrower’s knowledge, there has not been committed by Borrower, Mezzanine A Borrower, Mortgage Borrower or any other Person in occupancy of or involved with the operation or use of the Property or the ownership of the Mezzanine A Collateral or the Collateral any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof, the Mezzanine A Collateral or any part thereof or the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement or the other Loan Documents to which it is a party. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.       Taxes. Borrower has filed (or has obtained effective extensions for filing) all material federal and state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all federal or state income and other material taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, except as are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.5(b) hereof. None of Borrower, Mezzanine A Borrower or Mortgage Borrower has received written notice of any material additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.      Other Indebtedness. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Collateral is otherwise bound, other than the obligations under the Loan Documents.

Section 3.24.      Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25.      Parking Management Agreement. The Parking Management Agreement is in full force and effect and there are no material defaults thereunder by any party thereto. As of the date hereof, no fees under the Parking Management Agreement are past due.

Section 3.26.      Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Pledge Agreement, the Note or the other Loan Documents.

Section 3.27.       Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.      Fraudulent Conveyance. Borrower has not entered into the Loan or any Loan Document to which it is a party, in each case with the actual intent to hinder, delay, or defraud any creditor, and has received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents to which it is a party, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents to which it is a party, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents to which it is a party will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.       Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions or trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lenders is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the clauses (a), (b) or (c) above shall, at Lender’s option, constitute an Event of Default hereunder. The representations contained in this Section 3.29 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.

Section 3.30.      Patriot Act and OFAC Regulations. Borrower hereby represents and warrants that none of Borrower, Mezzanine A Borrower, Mortgage Borrower, any Mezzanine SPE Component Entity, Mortgage SPE Component Entity or Guarantor and, to Borrower’s knowledge, any other owner of a direct or indirect interest in Borrower: (i) is a person who has been determined by competent authority to be subject to economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) has been previously indicted for or convicted of, or pled guilty or no contest to, any felony or crimes under the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are in compliance with the USA PATRIOT Act and other applicable anti-money laundering laws and regulations and Sanctions; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall promptly notify Lender. It shall be an Event of Default hereunder if any Borrower Party becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws and regulations (collectively referred as the “Patriot Act”) are incorporated into this Section. The representations contained in this Section 3.30 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.

Section 3.31.       Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true and correct on and as of the date hereof.

Section 3.32.      Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.       [Intentionally Omitted].

Section 3.34.       [Intentionally Omitted].

Section 3.35.       No Material Agreements. None of Borrower, Mezzanine A Borrower or Mortgage Borrower has entered into, and neither is bound by, any Material Agreement which continues in existence as of the Closing Date, except those previously disclosed in writing to Lender or permitted under the Loan Documents.

Section 3.36.       350 S. Figueroa Property Document Representations. With respect to each 350 S. Figueroa Property Document, Borrower hereby represents that (a) each such 350 S. Figueroa Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or as disclosed on the Title Insurance Policy), (b) there are no material defaults under such 350 S. Figueroa Property Document by Mortgage Borrower or to Borrower’s knowledge by any other party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such 350 S. Figueroa Property Document which would have a Material Adverse Effect, (c) to Borrower’s knowledge, no party to any 350 S. Figueroa Property Document has commenced any action or given or received any notice for the purpose of terminating (or contemplating the termination of) such 350 S. Figueroa Property Document, and (d) other than the Parking REA, there are no other material agreements, instruments, or other documents to which Mortgage Borrower is a party or by which Borrower or Mortgage Borrower may be bound relating to the creation and/or governance of the vertical subdivision of the building on the portion of the Property located at 350 S. Figueroa Street, Los Angeles, California.

Section 3.37.      [Intentionally Omitted].

Section 3.38.      No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower, Mezzanine A Borrower, Mortgage Borrower, Sponsor or Guarantor or any Affiliate of Borrower, Mezzanine A Borrower, Mortgage Borrower, Sponsor or Guarantor or, to Borrower’s knowledge, by any other Person to Lender and in all financial statements (but not financial projections), rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Mezzanine A Borrower, Mortgage Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate and correct in all material respects (as each may have been or may be updated or supplemented in writing through the Closing Date). There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that is reasonably likely to cause a Material Adverse Effect.

Section 3.39.      No Contractual Obligations. As of the date of this Agreement, other than (a) the Loan Documents, (b) the organizational documents of Borrower, the organizational documents of Mezzanine A Borrower and the organizational documents of Mortgage Borrower, (c)   the Interest Rate Cap Agreement and/or (d) agreements to provide for independent manager services and agent for service of process services provided by Corporation Service Company as of the Closing Date, Borrower is not bound by any agreement, instrument or undertaking and has no outstanding Indebtedness (other than the Debt and other than as permitted under Section 5.1(a)(vii) hereof).

Section 3.40.      Mortgage Loan Representations and Warranties; Mezzanine A Loan Representations and Warranties..

(a)        All of the representations and warranties contained in the Mortgage Loan Documents (subject to any and all disclosures set forth therein) are (a) true and correct in all material respects as of the date hereof and (b) hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender (after the date hereof) or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

(b)        All of the representations and warranties contained in the Mezzanine A Loan Documents (subject to any and all disclosures set forth therein) are (a) true and correct in all material respects as of the date hereof and (b) hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mezzanine A Lender (after the date hereof) or to whether the related Mezzanine A Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 3.41. Subsidiaries. Borrower does not have any subsidiaries other than Mezzanine A Borrower and Mortgage Borrower.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4.

COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or the earlier release of the lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that (a) in each instance where the covenant relates to Borrower, as to itself, (b) in each instance where the covenant relates to Mezzanine A Borrower or the Mezzanine A Collateral, in Borrower’s capacity as the owner of Mezzanine A Borrower, and (c) in each instance where the covenant relates to Mortgage Borrower or the Property, in Borrower’s capacity as the indirect owner of Mortgage Borrower, as applicable:

Section 4.1. Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any. Borrower will cause Mezzanine A Borrower to continuously maintain (x) its existence and shall not dissolve or permit its dissolution, (y) its rights to do business in the State of Delaware, and (z) its franchises and trade names, if any. Borrower will cause Mortgage Borrower to continuously maintain (x) its existence and shall not dissolve or permit its dissolution, (y) its rights to do business in the State of Delaware, and (z) its franchises and trade names, if any.

Section 4.2.    Legal Requirements.

(a)    Borrower shall (and shall cause each of Mezzanine A Borrower and Mortgage Borrower to) promptly comply in all material respects and shall cause the Property, the Mezzanine A Collateral and the Collateral to comply in all material respects with all Legal Requirements applicable to Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral and the Property or the use thereof (which such covenant shall be deemed to require Mortgage Borrower to keep all material Permits in full force and effect), unless such failure to preserve, renew, keep or comply is not reasonably expected to result in a Material Adverse Effect.

(b)    Borrower shall from time to time, if requested by Lender (which request will be made only if Lender has a reasonable basis for believing the Property and/or the Collateral may not be in compliance with Legal Requirements), provide Lender with evidence reasonably satisfactory to Lender that Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral and the Property comply with all Legal Requirements in all material respects or is exempt from compliance with Legal Requirements.

(c)    Borrower shall give prompt notice to Lender of the receipt by Borrower, Mezzanine A Borrower or Mortgage Borrower, as applicable, of any notice alleging a violation of any Legal Requirements applicable to Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral or the Property, or the commencement of any proceedings or investigations which relate to compliance with Legal Requirements, in each case the result of which would be reasonably likely to cause a Material Adverse Effect.

(d)    Borrower, at its own expense, may contest (or may permit Mezzanine A Borrower or Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Borrower, Mezzanine A Borrower or Mortgage Borrower is subject (if any) and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Collateral, the Mezzanine A Collateral nor the Property (nor any part thereof or interest therein) will be in imminent danger of being sold, forfeited, terminated, cancelled or lost, nor shall there be any risk of the lien of the Pledge Agreement, the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) and/or Security Instrument being primed by any lien arising from any such alleged violation; (iv) Borrower shall (or shall cause Mezzanine A Borrower and Mortgage Borrower to) promptly upon final determination thereof comply in all material respects with any such Legal Requirement determined to be valid or applicable or cure any material violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral or the Property (or, alternatively, the applicable Person shall comply with such Legal Requirement during the pendency of the dispute); (vi) Borrower shall (or shall cause Mezzanine A Borrower and Mortgage Borrower to) furnish to Mortgage Lender or Mezzanine A Lender, as applicable, such security as may be required by the Mortgage Loan Agreement and/or the Mezzanine A Loan Agreement or, if each of Mortgage Lender and Mezzanine A Lender shall have waived in writing such security, Borrower shall furnish to Lender such security as may be (A) required in the proceeding or (B) if no such security is so required, reasonably requested by Lender, in each case to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith, provided such amount under clause (vi)(B) shall not be greater than one hundred percent (100%) of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful; and (vii) if the amount in dispute exceeds $125,000, Borrower shall have provided Lender with prior written notice of such contest or action. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral, Mezzanine A Collateral or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be a risk of the lien of the Pledge Agreement, the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) and/or the Security Instrument being primed by any lien arising from any such alleged violation. Any security provided to Lender pursuant to clause (vi) above will be released to Borrower upon resolution of the dispute relating to compliance with the Legal Requirement and discharge of any sum owed by Borrower, Mezzanine A Borrower or Mortgage Borrower to resolve that dispute.

Section 4.3.  Required Repairs; Maintenance and Use of Property; Completion. Borrower shall cause Mortgage Borrower to perform the repairs at the Property as set forth on Schedule IV hereto (the “Required Repairs”) and shall complete each of such repairs on or before the respective deadline for each repair as set forth on Schedule IV hereto; provided that Borrower represents and warrants that the repairs marked as “Complete” on such Schedule IV have been completed as of the Closing Date and no further action by Borrower or Mortgage Borrower is necessary with respect thereto. Borrower shall (and shall cause Mortgage Borrower to) cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for (x) Approved Alterations and (y) normal replacement of the Personal Property or removal of obsolete Personal Property without replacement) without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise permitted pursuant to Section 4.21 hereof. Subject to the terms and conditions of Article 7 hereof, Borrower shall perform (or shall cause Mortgage Borrower to perform or cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or use commercially reasonable efforts to cause the completion and payment for in circumstances where a third party is obligated to perform the work pursuant to the terms of a Lease or a 350 S. Figueroa Property Document and is undertaking such work) any work at the Property at any time in the process of construction or repair on the Land. Subject to any alterations expressly permitted by this Agreement, Borrower shall cause Mortgage Borrower to operate the Property for the same uses as the Property is currently operated and Borrower shall not (and shall not allow or permit Mortgage Borrower to), without the prior written consent of Lender, (i) change the use of the Property from an office building and related and ancillary uses including parking or (ii) except as otherwise permitted hereunder, initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit (and shall cause Mortgage Borrower to not cause or permit) the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.4.   Waste. Borrower shall not commit or knowingly suffer (and shall not permit Mortgage Borrower to commit or knowingly suffer) any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or knowingly take any action that would invalidate or give cause for cancellation of any Policy, or do or permit (to the extent within Borrower’s control to prevent) to be done thereon anything that would materially impair the value of the Property or the security for the Loan. Borrower will not (and will cause Mortgage Borrower to not), without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.    Property Taxes and Other Charges.

(a)    Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, the Mezzanine A Collateral or the Collateral or any part thereof prior to the date the same shall become delinquent, subject to Borrower’s right to contest any Taxes and Other Charges pursuant to Section 4.5(b) below; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to cause such Taxes to be directly paid shall be suspended for so long as Borrower complies with the terms and provisions of Article 9 hereof and causes (i) Mezzanine A Borrower to comply with the terms and provisions of Article 9 of the Mezzanine A Loan Agreement and (ii) Mortgage Borrower to comply with the terms and provisions of Section 8.6 of the Mortgage Loan Agreement. Borrower shall, following receipt of a written request by Lender, furnish to Lender receipts for the payment of such Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 8.6 of the Mortgage Loan Agreement). Subject to Borrower’s right to contest same pursuant to Section 4.5(b) below, Borrower shall not suffer (or permit to be suffered) and shall promptly cause to be paid and discharged any lien or charge whatsoever (in each case, other than a Permitted Encumbrance) which may be or become a lien or charge against the Property (or any portion thereof), and shall cause Mortgage Borrower to promptly pay for all utility services provided to the Property (or any portion thereof).

(b)    Borrower, Mezzanine A Borrower or Mortgage Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Mezzanine A Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property, the Mezzanine A Collateral nor the Collateral nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower, Mezzanine A Borrower or Mortgage Borrower shall promptly upon final determination thereof (or, if required under applicable Legal Requirements, prior thereto in connection with such contest) pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property, the Mezzanine A Collateral and the Collateral; (vi) Borrower shall (or shall cause Mezzanine A Borrower or Mortgage Borrower to) (A) furnish to Mortgage Lender or Mezzanine A Lender, as applicable, such security as may be required pursuant to the Mortgage Loan Agreement and/or the Mezzanine A Loan Agreement, or if each of Mortgage Lender and Mezzanine A Lender shall have waived in writing such security, Borrower shall furnish to Lender such security as may be required in the proceeding, or (B) if no such security is so required and to the extent that each of Mortgage Lender and Mezzanine A Lender shall have waived in writing any reserve deposits under the Mortgage Loan Agreement and the Mezzanine A Loan Agreement, deliver to Lender such reserve deposits as may be reasonably requested by Lender (it being agreed that Lender shall take into account any amounts then on deposit in the Tax Account), in each case to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided such amount under clause (vi)(B) shall not be greater than one hundred percent (100%) of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful; and (vii) if the amount in dispute exceeds $100,000, Borrower shall have provided Lender with prior written notice of such contest or action. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property, the Mezzanine A Collateral or the Collateral (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost. Without limiting Lender’s rights set forth in the preceding sentence, any such security provided to Lender pursuant to clause (vi) above will be released to Borrower to pay and discharge any sum ultimately determined to be owed by Borrower, Mezzanine A Borrower or Mortgage Borrower for disputed Taxes and Other Charges (with the remainder, if any, going to Borrower, Mezzanine A Borrower or Mortgage Borrower, as applicable).

Section 4.6. Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Mezzanine A Borrower or Mortgage Borrower which is reasonably likely to have a Material Adverse Effect.

Section 4.7.  Access to Property. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases and the rights of the owner of Garage Parcel 2 and the Commercial Parcel (each as defined in the Parking REA) under the Parking REA.

Section 4.8.   Notice of Default. Borrower shall promptly advise Lender of any Event of Default, Mezzanine A Event of Default or Mortgage Loan Event of Default of which Borrower has knowledge.

Section 4.9.  Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects (and shall cause Mezzanine A Borrower and Mortgage Borrower to cooperate in all reasonable respects) with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Pledge Agreement or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10. Performance of Loan Documents. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents to which it is a party is a material inducement to Lender in making the Loan.

Section 4.11.  [Intentionally Omitted].

Section 4.12.  Books and Records.

(a)     Borrower shall furnish to Lender:

(i)    quarterly certified rent rolls for the Property within sixty (60) days after the end of each calendar quarter, which shall include a specific description of any renewal, extension, amendment, modification, termination, rental reduction of, surrender of space of, shortening of the term of, or monetary or material non- monetary default under, any Lease since the delivery of the prior rent roll under this clause (a)(i);

(ii)    quarterly (and prior to a Securitization of the entire Loan (if requested by Lender), monthly) operating statements (on a consolidated basis and also with respect to the Property) detailing the revenues received, the expenses incurred and the components of Net Operating Income and containing appropriate year-to-date information, within sixty (60) days after the end of each fiscal quarter (or thirty (30) days after the end of each calendar month, as applicable);

(iii)    within (A) ninety (90) days after the close of each fiscal year of Borrower, a copy of Mortgage Borrower’s unaudited annual financial statements, and (B) within one hundred twenty (120) days after the close of each fiscal year of Mortgage Borrower, a complete copy of each of Mezzanine A Borrower’s and Mortgage Borrower’s combined annual financial statements audited by a “Big Four” accounting firm, BDO USA, LLP, Grant Thornton LLP, RSM US LLP, or other independent certified public accounting firm acceptable to Lender in accordance with the Approved Accounting Method, which audited annual financial statements shall be accompanied by (I) an annual unaudited balance sheet for each of Mezzanine A Borrower and Mortgage Borrower, a statement of cash flow and profit and loss statement for the Property, and a statement of change in financial position, and (II) an annual unaudited operating statement of the Property (on a consolidated basis and also with respect to the Property) (detailing the components of Net Operating Income); and

(iv)    by no later than December 1 of each calendar year, an annual operating budget for the Property (which includes revenues and expenses) (the “Annual Budget”) for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Mortgage Lender and each Mezzanine Lender for informational purposes, and (B) after the occurrence and during the continuance of a Trigger Period, be provided to Mortgage Lender and each Mezzanine Lender for approval by Mortgage Lender and each Mezzanine Lender, which approval shall not be unreasonably withheld, conditioned or delayed (such Annual Budget provided or approved, as applicable, pursuant to clauses (A) or (B), the “Approved Annual Budget”); provided, however, that any Approved Annual Budget in effect as of the commencement of a Trigger Period shall remain in effect as the Approved Annual Budget for the remainder of the calendar year and shall not require additional approval of Mortgage Lender or any Mezzanine Lender. During the occurrence and continuance of a Trigger Period, any amendments to any existing Annual Budget shall require the consent of Mortgage Lender and each Mezzanine Lender (which approval shall not be unreasonably withheld, conditioned or delayed). Until such time that Mortgage Lender and each Mezzanine Lender approve a proposed Annual Budget, the most recent Approved Annual Budget shall apply to the then current calendar year; provided that such Approved Annual Budget shall be adjusted to reflect (x) actual increases in Taxes, Insurance Premiums, assessments, utilities expenses, and variable operating expenses that are directly related to increased revenues at the Property and (y) the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year for all other line items. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender’s approval under this Section 4.12(a) and such Person thereafter fails to respond, such Person’s approval shall be deemed given with respect to the matter for which approval was requested.

(b)     Intentionally omitted.

(c)    Borrower shall, within ten (10) Business Days after Lender’s request therefor, furnish Lender with such other additional financial or management information relating to Borrower, Mezzanine A Borrower, Mortgage Borrower, the Collateral, the Mezzanine A Collateral or the Property as may, from time to time, be reasonably requested by Lender; provided, however, that such additional information shall be obtained at no material expense to Borrower. During the continuance of an Event of Default, Borrower shall furnish to Lender and its agents reasonable facilities for the examination and audit of any such financial or management information.

(d)    Borrower agrees that (i) Borrower shall (and shall cause Mezzanine A Borrower and Mortgage Borrower to) keep adequate books and records of account and (ii) all items to be delivered to Lender pursuant to this Section 4.12 shall: (A) be complete and correct in all material respects; (B) [reserved]; (C) disclose all liabilities that are required to be reflected or reserved against; and (D) be prepared (1) in the form reasonably required by Lender (it being agreed that the form of financial reports submitted to Lender in connection with the closing of the Loan shall be deemed acceptable to Lender) and certified by a Responsible Officer of Borrower, (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method.

(e)    Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by Sections 4.12(a)(ii), (iii), and (iv) above (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”) and such Reporting Failure continues for sixty (60) days after written demand is made for delivery of such Required Financial Item(s) (or such longer period of time agreed to by Lender in its sole discretion taking into account an explanation from Borrower as to why such Required Financial Item(s) cannot be timely delivered), the same shall, at Lender’s option, constitute an Event of Default hereunder.

Section 4.13.  Estoppel Certificates.

(a)    After request by Lender, Borrower shall, within fifteen (15) Business Days after such request, furnish Lender or any proposed assignee of any Lender with a statement stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the obligations under the Loan Documents, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. After request by Borrower not more than once in any calendar year, Lender shall within fifteen (15) Business Days furnish Borrower with a statement stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate and (iii) that, to Lender’s knowledge, this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)    Upon request from Mortgage Lender, Mezzanine A Lender or Lender, Borrower shall use commercially reasonable efforts to deliver to such lender or any proposed assignee of any such lender, estoppel certificates from each Tenant under any Lease in substantially the same form and substance delivered at closing (which form is hereby approved by Lender) or otherwise in form and substance reasonably satisfactory to such lender (subject to requirements set forth in such Lease); provided, that, subject to the requirements set forth in the Leases, Borrower shall not be required to deliver such certificates for any Lease more frequently than one (1) time in any calendar year (except that prior to a Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, Borrower will use such efforts to deliver up to two (2) estoppel certificates for any Lease in any calendar year).

(c)    In connection with any Secondary Market Transaction, at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.

(d)     Intentionally omitted.

(e)    Subject to the terms thereof and the rights of third parties thereunder, within fifteen (15) Business Days of request from Mortgage Lender, Mezzanine A Lender or Lender, Borrower shall use commercially reasonable efforts to deliver to such lender estoppel certificates from the other parties to each 350 S. Figueroa Property Document in form and substance reasonably acceptable to such lender; provided that (a) Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, Borrower will use such efforts to deliver up to two (2) estoppel certificates in any calendar year) and (b) the estoppel certificate delivered in connection with the closing of the Loan is deemed reasonably acceptable to Lender.

Section 4.14.  Leases and Rents.

(a)    Borrower may permit Mortgage Borrower to, in the ordinary course of business without Lender’s consent, enter into, amend or modify any Lease, provided that such Lease (i) is not a Major Lease, (ii) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and tenants in the market in which the Property is located, (iii) is on commercially reasonable terms, as determined by Mortgage Borrower in good faith (unless otherwise consented to by Lender), (iv) does not contain any option to purchase or any right of first refusal to purchase, and (v) unless a subordination, non-disturbance and attornment agreement reasonably acceptable to Mortgage Lender is delivered pursuant to Section 4.14 of the Mortgage Loan Agreement, provides that such Lease is subordinate to the Security Instrument and the lessee will attorn to Mortgage Lender and any purchaser at a foreclosure sale. Borrower may also, without Lender’s consent, cause or permit Mortgage Borrower to enter into non-disturbance agreements on commercially reasonable terms with subtenants where if the sublease being non-disturbed became a direct Lease with Mortgage Borrower, such Lease would not be a Lease requiring the consent of Lender hereunder. All other Leases (and material amendments or modifications of such Leases that would have the effect of requiring Borrower to obtain Lender approval pursuant to clauses (i) through (v) above) shall require the consent of the Lender, not to be unreasonably withheld, conditioned, or delayed. Mortgage Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (A) by reason of a Tenant default under the applicable Lease or (B) in the ordinary course of Mortgage Borrower’s business. Notwithstanding anything to the contrary contained herein, Borrower shall not (and shall not cause Mortgage Borrower to), without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed), enter into, renew, extend, amend or modify (other than to a de minimis extent), consent to any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease, except (x) to the extent that the terms of such Major Lease require Mortgage Borrower to act reasonably in approving such action and withholding approval under the circumstances would be unreasonable and (y) to the extent that a Tenant under any Major Lease has, pursuant to the terms of its Lease, a unilateral right (without Mortgage Borrower’s consent and/or approval) to effectuate such action. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender’s approval under this clause (a) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(b)    Borrower shall cause Mortgage Borrower to (i) observe and perform the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce all material terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Mortgage Borrower shall not (and Borrower shall not permit Mortgage Borrower to) terminate or accept a surrender of a Major Lease without the Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further that to the extent that the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent under this clause (ii) and Lender thereafter fails to respond, Lender’s approval shall be deemed given; (iii) not collect any of the Rents under any Lease more than one (1) month in advance (other than Security Deposits); (iv) not execute any assignment of Mortgage Borrower’s interest in the Leases or the Rents under any Lease (except as contemplated by the Mortgage Loan Documents); (v) not, without the Lender’s prior written consent, alter, modify or change any Lease so as to change the amount of or payment date for rent, change the term, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of lessor, in each case, to the extent such alteration, modification or change would require the Lender’s consent pursuant to Section 4.14(a) above; and (vi) comply with all Legal Requirements in all material respects with respect to Security Deposits received under any Lease. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)    Notwithstanding anything contained herein to the contrary, Borrower shall (and shall cause Mortgage Borrower to) provide to Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease during the term of the Loan within fifteen (15) days after the occurrence of any such event. Borrower further agrees to provide Lender with written notice of any Tenant under a Major Lease “going dark” under such Tenant’s Major Lease within fifteen (15) days after Borrower (or Mezzanine A Borrower or Mortgage Borrower) obtains knowledge that such Tenant “has gone dark” (provided that a Tenant shall not be deemed to have “gone dark” solely due to Tenant’s non-use of its premises as a result of any legal requirement or recommendation of any Governmental Authority prohibiting, recommending against or limiting such occupancy, including without limitation, any local government orders, recommendations or directives relating to “shelter-in-place,” “stay-at-home” and essential businesses, if such Tenant is continuing to pay full rent). Borrower agrees to provide (or cause Mortgage Borrower to provide) Lender with written notice of any monetary or material non-monetary default under a Major Lease within fifteen (15) days after Borrower (or Mezzanine A Borrower or Mortgage Borrower) obtains knowledge of the occurrence of any such event of default.

(d)    Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Mortgage Borrower’s receipt of any Lease Termination Payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower shall cause Mortgage Borrower to deposit any such amounts in accordance with Section 4.14(d) of the Mortgage Loan Agreement.

(e)     Intentionally Omitted.

(f)    Notwithstanding the leasing approval procedure set forth in the foregoing portions of Section 4.14(a) and (b), to facilitate Borrower’s leasing process, Borrower may present prospective leasing transactions to Lender for its approval prior to the negotiation of a final Lease. Such presentation shall include a summary term sheet of all material terms of the proposed lease or a draft of the Lease, either as supplemented by any additional information concerning such lease or the tenant thereunder as may be reasonably requested by Lender (the “Lease Term Sheet”). Provided that Borrower’s written request for approval is accompanied by a copy of the proposed Lease Term Sheet and any other information and documentation (and in such detail) as Borrower reasonably believes is necessary to adequately and completely evaluate the request, and to the extent that the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent under this clause (f) and Lender thereafter fails to respond, such Person’s approval shall be deemed given; provided, however, that Lender’s approval or deemed approval of a Lease Term Sheet shall constitute Lender’s approval of any Lease with such prospective Tenant if such Lease is (i) on Mortgage Borrower’s form of Lease approved by Lender on or prior to the Closing Date with market changes thereto that do not (w) change the amount of or payment date for rent or the term of the Lease, (x) grant any option for additional space or term, (y) materially reduce the obligations of Tenant or increase the obligations of Mortgage Borrower, or (z) contain any other materially adverse (to Borrower or Lender) modifications to the form of Lease, and (ii) consistent with the terms of the Lease Term Sheet. If Lender approves a Lease Term Sheet and Borrower thereafter submits the applicable Lease for approval, Lender may not disapprove of any term expressly contained in such Lease Term Sheet.

Section 4.15.  Management Agreement.

(a)    Borrower shall cause Mortgage Borrower to (i) diligently and promptly perform, observe and enforce all of the material terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed, observed and enforced, (ii) promptly notify Lender of any default (other than those of a de minimis nature) under the Management Agreement of which Borrower or Mortgage Borrower is aware; (iii) [reserved]; (iv) promptly give notice to Lender of any written notice or credible information that Borrower, Mezzanine A Borrower or Mortgage Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants (other than those of a de minimis nature) required to be performed and observed by Manager under the Management Agreement.

(b)    Borrower shall not permit Mortgage Borrower to, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Management Agreement (other than in accordance with Section 4.15(f) below); (ii) consent to any assignment of the Manager’s interest under the Management Agreement (other than in accordance with Section 4.15(f) below); (iii) replace Manager or enter into any other management agreement with respect to the Property (other than in accordance with Section 4.15(f) below); (iv) increase or consent to the increase of the management fees or any other material fees or charges under the Management Agreement; or (v) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect.

(c)    During the continuance of an Event of Default under the Loan Documents, subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and the rights of Mezzanine A Lender under the Mezzanine A Loan Agreement, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Upon prior written notice to Borrower, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property during the continuance of an Event of Default for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower, Mezzanine A Borrower or Mortgage Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon, except for any action taken or omitted to be taken as a result of Lender’s gross negligence or willful misconduct. Borrower shall not cause Mortgage Borrower to permit Manager to sub-contract to a third party (other than an Affiliate) any or all of its management responsibilities under the Management Agreement, provided that Manager may sub-contract to a Qualified Manager any or all of the management responsibilities of Manager under the Management Agreement pursuant to a sub-management agreement, provided that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Manager under the Management Agreement and are the sole obligation of Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) Mortgage Borrower shall not have any obligations or liabilities under any such sub-management agreement.

(d)    Upon request from Mortgage Lender, Mezzanine A Lender or Lender, Borrower shall use commercially reasonable efforts to obtain from Manager such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Management Agreement; provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, Borrower will use such efforts to deliver up to two (2) such certificates in any calendar year).

(e)    In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, then, unless the Management Agreement is subject to automatic renewals without any action to be taken on the part of any Person (and the Management Agreement is in fact automatically extended) Borrower shall (or shall cause Mortgage Borrower to) submit to Lender by no later than forty-five (45) days prior to such expiration an extension of the Management Agreement or a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f)    Borrower shall have the right to permit Mortgage Borrower to replace Manager and either consent to the assignment of Manager’s rights under the Management Agreement or enter into a Qualified Management Agreement with such replacement Manager, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives, in the case of an assignment to a Manager who is not an Affiliated Manager, at least thirty (30) days’ and, in the case of an assignment to an Affiliated Manager, at least fifteen (15) days’ prior written notice of the same, (iii) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement (or Lender otherwise consents (not to be unreasonably withheld, conditioned or delayed) to such replacement New Manager) and (iv) satisfaction of clauses (h) and (i) of this Section 4.15.

(g)    Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Subordination of Management Agreement), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender may, subject to the rights of the Mortgage Lender under the Mortgage Loan Agreement, require Borrower to cause Mortgage Borrower to engage, in accordance with the terms and conditions set forth herein and in the Subordination of Management Agreement, a New Manager selected by Borrower to manage the Property, which such New Manager shall be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)   As conditions precedent to any engagement of a New Manager hereunder,(i)  such New Manager, Borrower and Mortgage Borrower shall execute a subordination of management agreement in form and substance substantially similar to the form attached hereto as Exhibit A or otherwise reasonably acceptable to Lender and (ii) to the extent that a Non-Consolidation Opinion was previously delivered, to the extent that such New Manager is an Affiliated Manager, if requested in writing by Lender, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.

(i)     To the extent Lender has any approval or consent rights under this Section 4.15 with respect to a replacement Manager, any reasonable out-of-pocket costs expended by Lender pursuant to this Section 4.15 shall bear interest at the Default Rate from the date that is ten (10) Business Days after Lender demands payment from Borrower for the same (provided the same have not already been paid) to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16.  Payment for Labor and Materials.

(a)    Subject to Section 4.16(b) below, Borrower will cause Mortgage Borrower to promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Mortgage Borrower in connection with the Property (any such bills and costs, a “Work Charge”), the failure of which to pay could reasonably be expected to have a Material Adverse Effect.

(b)    Borrower may cause Mortgage Borrower, at its own expense, to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Mortgage Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Mortgage Borrower is subject (if any) and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost nor shall there be any risk of the lien of the Security Instrument, the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) and/or the Pledge Agreement being primed by any lien as a result of such Work Charge; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) if the amount in dispute exceeds $150,000 with respect to any individual matter or $1,000,000 in the aggregate, Borrower shall provide evidence reasonably acceptable to Lender that such liabilities have been satisfactorily bonded over with third parties or Borrower shall furnish (or cause to be furnished) such security as may be (A) required in the proceeding or (B) if no such security is so required, reasonably requested by Lender (unless Mortgage Borrower or Mezzanine A Borrower has delivered such security to Mortgage Lender or Mezzanine A Lender pursuant to Section 4.16(b) of the Mortgage Loan Agreement or Mezzanine A Loan Agreement, as applicable, and Borrower has provided Lender with evidence of the same), in each case to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith, provided such amount under clause (B) shall not be greater than one hundred percent (100%) of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the lien of the Security Instrument, the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) and/or the Pledge Agreement being primed by any lien as a result of such Work Charge.

Section 4.17.  Performance of Other Agreements. Borrower shall (and shall cause Mezzanine A Borrower and Mortgage Borrower to) observe and perform in all material respects each and every material term to be observed or performed by such Person pursuant to the terms of any agreement or recorded instrument binding upon or applicable to the Property, the Mezzanine A Collateral or the Collateral (or any portion thereof), or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto to the extent the failure to observe and perform any of the foregoing would have a Material Adverse Effect.

Section 4.18.  Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, except to the extent such cancellation, forgiveness or release would not have a Material Adverse Effect.

Section 4.19.  ERISA.

(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA that could reasonably be expected to result in material liability to the Borrower.

(b)    Borrower further covenants and agrees to annually deliver to Lender such certifications or other evidence throughout the term of the Pledge Agreement, to the extent reasonably requested by Lender, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions with Borrower hereunder or under the other Loan Documents are not in violation of state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)         Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B)         Less than twenty-five percent (25%) of the value of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or

(C)         Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to any Plan. Borrower will not, so as to result, directly or indirectly, in any material liability to Borrower, (i) engage, and will exercise its best efforts not to permit any of its ERISA Affiliates to engage, in any prohibited transaction (within the meaning of ERISA Section 406 or IRS Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the IRS Code with respect to any Pension Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan, or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA with respect to any Pension Plan, other than an event for which the thirty (30) day notice requirements have been waived by regulations. Borrower shall notify Lender promptly if it becomes aware that any of the foregoing clauses in this paragraph becomes untrue.

Section 4.20. No Joint Assessment. Borrower shall not, and shall not permit Mortgage Borrower to, suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.21. Alterations. Lender’s prior approval (not to be unreasonably withheld, conditioned or delayed (other than in the case of an alteration that is reasonably likely to have a Material Adverse Effect)) shall be required in connection with any alterations to any Improvements (a)   that are reasonably likely to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that affect the structural integrity of the Improvements; provided that Lender’s consent shall not be required for alterations that are (1) Required Repairs or alterations required for life/safety purposes or required by applicable law, (2) decorative work performed in the ordinary course of Mortgage Borrower’s business, (3) those items set forth on Schedule XI attached hereto or any other alteration by Mortgage Borrower or a Tenant pursuant to an existing Lease or a Lease entered into in accordance with the terms of this Agreement, (4) performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (5) specifically provided for in an Approved Annual Budget to the extent such budget has been approved (or deemed approved) by Lender during a Trigger Period, or (6) otherwise consented to by Lender (the alterations described in clauses (1) through (6), the “Approved Alterations”). To the extent that the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent in accordance with the foregoing sentence and Lender thereafter fails to respond, such Person’s approval shall be deemed given. If the total unpaid amounts incurred and to be incurred with respect to any alterations (other than the Approved Alterations) to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly, upon Lender’s request, deliver to Lender as security for the payment of such amounts in excess of the Alteration Threshold and as additional security for Borrower’s obligations under the Loan Documents any of the following (unless Mortgage Borrower or Mezzanine A Borrower has delivered such security to Mortgage Lender or Mezzanine A Lender pursuant to Section 4.21 of the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable, and Borrower has provided Lender with evidence of the same): (i) cash, (ii) U.S. Obligations, (iii) other security reasonably acceptable to Lender (provided that, if such alteration occurs after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond reasonably acceptable to Lender (provided that, if such alteration occurs after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same); provided, however, Lender shall not require any additional security if Guarantor has executed a guaranty reasonably acceptable to Lender with respect to the amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold; provided further, however, Borrower shall elect either (selection of which option shall be at Borrower’s election) to (x) post such security with Lender or (y) provide the foregoing guaranty. Any such security provided to Lender will be released on a percentage basis equal to Mortgage Borrower’s completion of the alteration for which the security was provided.

Section 4.22.  Parking Management Agreement.

(a)    Borrower shall cause Mortgage Borrower to (i) diligently and promptly perform, observe and enforce all of the material terms, covenants and conditions of the Parking Management Agreement on the part of Mortgage Borrower to be performed, observed and enforced, (ii) promptly notify Lender of any default (other than those of a de minimis nature) under the Parking Management Agreement of which Mortgage Borrower is aware; (iii) [reserved]; (iv) promptly give notice to Lender of any written notice or credible information that Mortgage Borrower receives which indicates that Parking Manager is terminating the Parking Management Agreement or that Parking Manager is otherwise discontinuing its services at the Property; and (v) promptly enforce the performance and observance of all of the covenants (other than those of a de minimis nature) required to be performed and observed by Parking Manager or any other Person under the Parking Management Agreement.

(b)    Borrower shall not and shall not permit Mortgage Borrower to, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), except in accordance with Sections 4.22(e) and (g) below, (i) surrender, terminate or cancel the Parking Management Agreement; (ii) consent to any assignment of the Parking Manager’s interest under the Parking Management Agreement; (iii) replace Parking Manager or enter into any other management agreement with respect to parking services at the Property; (iv) increase or consent to the increase of the management fees or any other material fees or charges under the Parking Management Agreement; or (v) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Parking Management Agreement in any material respect.

(c)    During the continuance of an Event of Default under the Loan Documents, subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and the rights of Mezzanine A Lender under the Mezzanine A Loan Agreement, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of the Parking Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Parking Management Agreement shall be kept unimpaired and free from default. Upon prior written notice to Borrower, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property during the continuance of an Event of Default for the purpose of taking any such action. If Parking Manager shall deliver to Lender a copy of any notice sent to Mortgage Borrower of default under the Parking Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon, except for any action taken or omitted to be taken as a result of Lender’s gross negligence or willful misconduct. Borrower shall not and shall not cause or permit Mortgage Borrower to permit Parking Manager to sub-contract to a third party (other than an Affiliate) any or all of its management responsibilities under the Parking Management Agreement except to a Qualified Parking Manager.

(d)    Borrower shall, from time to time, use commercially reasonable efforts to cause Mortgage Borrower to obtain from Parking Manager such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Parking Management Agreement as may be requested by Lender, provided that Borrower shall not be required to cause Mortgage Borrower to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization of the entire Loan, Borrower will use such efforts to deliver up to two (2) such certificates in any calendar year).

(e)    In the event that the Parking Management Agreement is scheduled to expire at any time during the term of the Loan, then, unless the Parking Management Agreement is subject to automatic renewals without any action to be taken on the part of any Person (and the Parking Management Agreement is in fact automatically extended) Borrower shall (or shall cause Mortgage Borrower to) submit to Lender by no later than thirty (30) days prior to such expiration an extension of the Parking Management Agreement or a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f)    Borrower shall have the right to cause or permit Mortgage Borrower to replace Parking Manager and either consent to the assignment of Parking Manager’s rights under the Parking Management Agreement or enter into a Qualified Parking Management Agreement with such replacement Parking Manager, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives, in the case of an assignment to a Parking Manager who is not an Affiliated Parking Manager, at least thirty (30) days’ and, in the case of an assignment to an Affiliated Parking Manager, at least fifteen (15) days’ prior written notice of the same, (iii) the applicable new Parking Manager is a Qualified Parking Manager engaged pursuant to a Qualified Parking Management Agreement (or Lender otherwise consents (not to be unreasonably withheld, conditioned or delayed) to such replacement new Parking Manager) and (iv) satisfaction of clause (h) of this Section 4.22.

(g)    Without limitation of the foregoing, if the Parking Management Agreement is terminated or expires (including, without limitation, pursuant to the Subordination of Parking Management Agreement), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender may require Borrower to cause Mortgage Borrower to engage, in accordance with the terms and conditions set forth herein and in the Subordination of Parking Management Agreement, a new parking manager to perform the services previously performed by the Parking Manager, which such new parking manager shall become the “Parking Manager” pursuant to this Agreement and any such replacement parking management agreement approved by Lender shall become the “Parking Management Agreement” hereunder.

(h)    As conditions precedent to any engagement of a new parking manager hereunder, (i) such new parking manager and Borrower shall execute a subordination of parking management agreement in form and substance substantially similar to the Subordination of Parking Management Agreement or otherwise reasonably acceptable to Lender and (ii) to the extent that a Non-Consolidation Opinion was previously delivered, to the extent that such new parking manager is an Affiliate of Borrower, if requested in writing by Lender, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such new parking manager and new parking management agreement.

Section 4.23.  Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Property (and/or any portions thereof) from time to time. Borrower shall (and shall cause Mortgage Borrower to) cooperate with Lender in this regard, provided, however, only if the appraisal is obtained at such time as an Event of Default exists shall Borrower pay for any such appraisal upon Lender’s request.

Section 4.24. Contractual Obligations. Borrower will not enter into any agreement, instrument, or undertaking other than (a) the Loan Documents, (b) the organizational documents of Borrower and the organizational documents of Mezzanine A Borrower, (c) the Interest Rate Cap Agreement and/or (d) agreements to provide for independent manager services and agent for service of process services provided by Corporation Service Company (or any replacement thereof permitted hereunder).

Section 4.25. Collective Bargaining Agreements.

(a)    Promptly upon Borrower’s, Mezzanine A Borrower’s or Mortgage Borrower’s receipt of the same, Borrower shall (or shall cause Mezzanine A Borrower or Mortgage Borrower to) provide Lender with copies of the following: (i) any notice from any Multiemployer Plan to which Borrower, Mezzanine A Borrower, Mortgage Borrower, or Manager is obligated to contribute that such Multiemployer Plan is determined to be in critical or endangered status, and (ii) any notice or demand to Borrower, Mezzanine A Borrower, Mortgage Borrower, or Manager from any Multiemployer Plan regarding Borrower’s, Mezzanine A Borrower’s Mortgage Borrower’s, or Manager’s actual or potential withdrawal liability under such Multiemployer Plan.

(b)    To the extent required pursuant to the terms of any CBA, Borrower shall cause Mortgage Borrower to comply, and shall cause Mortgage Borrower to require the Manager (or any New Manager, if applicable) to comply, in all material respects with such agreements. Without limiting the foregoing, Borrower shall not, and shall ensure that Mortgage Borrower and Manager (or any New Manager, if applicable) do not, incur any material withdrawal liability under any CBA or any other agreement with any labor union.

Section 4.26. CFIUS Covenants. With respect to the Property, Borrower shall (and shall cause Mortgage Borrower and each direct or indirect constituent owner that is controlled by or under common control with Borrower, Mezzanine A Borrower or Mortgage Borrower to) comply with any applicable obligation under the CFIUS Laws. Moreover, during the term of this Agreement, Borrower agrees not to cause or permit Mortgage Borrower to engage in any transaction with respect to the Property that would be subject to CFIUS jurisdiction (including, but not limited to, selling any ownership interest in the Property to another party) unless and until approved by Lender.

Section 4.27.  [Intentionally Omitted.]

Section 4.28.  350 S. Figueroa Property Document Covenants.

(a)    Borrower may, without Lender’s prior approval, cause Mortgage Borrower to enter into, amend, restate, supplement or otherwise modify and record the 350 S. Figueroa Property Documents and modifications and/or amendments to the 350 S. Figueroa Property Documents so long as in the case of the Parking REA, each such modification and/or amendment does not (i) materially increase Mortgage Borrower’s proportionate share of costs or expenses, (ii) materially and adversely modify any rights or protections afforded to mortgagees or mezzanine lenders, (iii) modify or amend any provisions related to insurance in a manner that would (A) increase Mortgage Borrower’s obligations or decrease insurance coverage in any material respect or (B) materially and adversely modify any provisions relating to allocation of insurance proceeds or responsibility between the parties thereto, (iv) modify or amend any provisions related to restoration following a Casualty or Condemnation in any manner that would increase Mortgage Borrower’s obligations or decrease Mortgage Borrower’s benefits thereunder in any material respect, (v) modify or amend any provisions in a manner that would reduce or diminish the approval rights of Mortgage Borrower over any matter set forth in the Parking REA in any material respect, or (vi) otherwise have a Material Adverse Effect. If any amendment, restatement, supplement or other modification of any 350 S. Figueroa Property Document that is not prohibited hereunder requires Lender’s consent, then Lender shall deliver its affirmative consent thereto in such manner as shall be reasonably requested by Borrower.

(b)    In addition to Lender’s other consent rights as specified in this Agreement, unless the following actions are required to effect a matter expressly required by Legal Requirements, Borrower shall not permit Mortgage Borrower to exercise any other material approval, consent or voting right to which it is entitled under the Parking REA (i) respecting any adverse change in the nature or decrease in the amount of any insurance covering all or a part of the 350 S. Figueroa Property, the disposition or settlement of any insurance proceeds following a Casualty, the decision as to whether or not the Improvements on the 350 S. Figueroa Property or any portion thereof will be rebuilt following a Casualty or Condemnation, or the manner in which any Condemnation or threat of Condemnation of all or a part of the 350 S. Figueroa Property shall be defended or settled and the disposition of any award or settlement in connection therewith; (ii) respecting the disposition of any excess insurance proceeds or Award; (iii) respecting the selection or appointment of a “Trustee” pursuant to Article II, Section 4 of the Parking REA; or (iv) that would reasonably be expected to result in a Material Adverse Effect or otherwise increase Mortgage Borrower’s obligations or diminish its rights under any 350 S. Figueroa Property Document to more than a de minimis extent, in each case, without obtaining Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Following the occurrence and during the continuance of an Event of Default, Borrower shall not permit Mortgage Borrower to exercise any material voting, consent or approval rights, grant any approvals or otherwise take any actions under the 350 S. Figueroa Property Documents without the prior written consent of Lender.

(c)    Borrower shall cause Mortgage Borrower to (i) pay all sums required to be paid by Mortgage Borrower under each 350 S. Figueroa Property Document, (ii) diligently perform and observe in all material respects all of the terms, covenants and conditions of each 350 S. Figueroa Property Document on the part of Mortgage Borrower and diligently enforce in a commercially reasonable manner all of the material terms, covenants and conditions of each 350 S. Figueroa Property Document (including self-help rights), and (iii) promptly notify Lender of the receipt of (and deliver to Lender a true copy of) any written notice from any third party under any 350 S. Figueroa Property Document of any material default by Mortgage Borrower thereunder. Borrower shall not, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, permit Mortgage Borrower to surrender any material right under any 350 S. Figueroa Property Document or terminate or cancel any 350 S. Figueroa Property Document, in each case, that could reasonably be expected to have a Material Adverse Effect.

(d)    All actions taken by Lender in connection with this Section 4.28, including, without limitation, the review, approval and/or negotiation of any 350 S. Figueroa Property Document or amendment thereto, shall be at the sole cost and expense of Borrower.

Section 4.29.  Material Agreements. Borrower shall, and shall cause Mezzanine A Borrower and Mortgage Borrower to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon Borrower, Mezzanine A Borrower or Mortgage Borrower under any Material Agreement to which Borrower, Mezzanine A Borrower or Mortgage Borrower is a party or is bound. Borrower shall not, and shall not permit Mezzanine A Borrower or Mortgage Borrower to, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, enter into any new Material Agreement or execute material adverse modifications to any then existing Material Agreements. To the extent the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent in accordance with the foregoing sentence and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.30. Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon Borrower obtaining actual knowledge of any Mortgage Loan Event of Default under any Mortgage Loan Document and/or of any Mezzanine A Loan Event of Default under any Mezzanine A Loan Document.

Section 4.31. Special Distributions. On each date on which amounts are required to be paid to Lender under any of the Loan Documents, Borrower shall, to the extent such action is permitted under the Mortgage Loan Documents and the Mezzanine A Loan Documents, exercise its rights under the Mezzanine A Borrower Operating Agreement to cause Mezzanine A Borrower to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be paid to Lender on such date, provided there is sufficient cash flow from operation of the Property and provided further that no direct or indirect constituent member of such entity or any Affiliate shall be required to make an additional capital contribution to satisfy such obligation. Notwithstanding the foregoing and for the avoidance of doubt, the insufficiency of cash flow from the operation of the Property shall not absolve Borrower of the obligation to make any payments as and when due pursuant to the Loan Documents, and such obligations shall be separate and independent and not conditioned on any event or circumstance whatsoever.

Section 4.32.  Curing.

(a)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights, if any, as the sole member of Mezzanine A Borrower, which is the sole member of Mortgage Borrower, to cause Mezzanine A Borrower and/or Mortgage Borrower, as applicable (i) to cure a Mortgage Loan Event of Default and/or a Mezzanine A Loan Event of Default and (ii) to satisfy any liens, claims or judgments against (x) the Property if the same has resulted in a Mortgage Loan Event of Default and/or (y) the Mezzanine A Collateral if the same has resulted in a Mezzanine A Loan Event of Default. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 4.32 (including reasonable attorneys’ fees) (v) shall constitute additional advances of the Loan to Borrower, (w) shall increase the then unpaid principal, (x) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (y) shall constitute a portion of the Debt, and (z) shall be secured by the Loan Documents. In the event that Lender makes any payment in respect of the Mortgage Loan and/or the Mezzanine A Loan in connection with the exercise of its rights pursuant to this Section, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents and/or Mezzanine A Lender under the Mezzanine A Loan Documents, as applicable, against the Property, the Mezzanine A Collateral, Mortgage Borrower and Mezzanine A Borrower to the extent of such payment, without limitation to any other rights Lender may have under the Loan Documents or applicable law. Notwithstanding the foregoing, unless and to the extent Lender has foreclosed on the Collateral pursuant to the Pledge Agreement and/or other Security Documents, any Mortgage Loan Event of Default and/or Mezzanine A Loan Event of Default which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Mortgage Borrower under the Mortgage Loan Documents or Mezzanine A Borrower under the Mezzanine A Loan Documents, as applicable, shall constitute an Event of Default hereunder, without regard to any subsequent payment or performance of any such obligations by Lender.

(b)    Borrower hereby indemnifies Lender from and against all actual liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions other than any liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements resulting from the gross negligence or willful misconduct of Lender. Lender shall not have an obligation to Borrower, Guarantor, Mezzanine A Borrower, Mortgage Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mezzanine A Borrower or Mortgage Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan and/or the Mezzanine A Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Event of Default and/or a Mezzanine A Loan Event of Default.

(c)    If Lender shall receive a copy of any notice of default (x) under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower or (y) under the Mezzanine A Loan Documents sent by Mezzanine A Lender to Mezzanine A Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon, except for any action taken or omitted to be taken as a result of Lender’s gross negligence or willful misconduct.

(d)    For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section, upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to, during the continuance of an Event of Default, execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Section in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

Section 4.33. Mortgage Borrower Covenants; Mezzanine A Borrower Covenants. Borrower shall cause each of Mezzanine A Borrower and Mortgage Borrower to comply with all obligations with which Mezzanine A Borrower and/or Mortgage Borrower has covenanted to comply under the Mezzanine A Loan Agreement and all other Mezzanine A Loan Documents and/or the Mortgage Loan Agreement and all other Mortgage Loan Documents, as applicable (including, without limitation, those certain affirmative and negative covenants set forth in Article 4 of each of the Mortgage Loan Agreement and the Mezzanine A Loan Agreement) whether the Mortgage Loan and/or the Mezzanine A Loan has been repaid or the related Mortgage Loan Document or Mezzanine A Loan Document is terminated, unless otherwise consented to in writing by Lender (provided, that, in the event either the Mortgage Loan or the Mezzanine A Loan is no longer outstanding, Borrower shall not be required to cause Mortgage Borrower or Mezzanine A Borrower, as applicable, to comply with provisions that are no longer relevant).

Section 4.34. Limitations on Distributions. Subject to Section 4.31 hereof, following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members. If any distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender.

Section 4.35. Limitations on Securities Issuances. Without the prior written consent of Lender, none of Borrower, Mezzanine A Borrower, Mortgage Borrower or Mortgage SPE Component Entity nor any of their respective subsidiaries shall issue any limited partnership interests or liability company interests or other securities other than those that have been issued as of the date hereof.

Section 4.36. Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall give its consent or approval to, or permit Mezzanine A Borrower or Mortgage Borrower to take, any of the following actions or items:

(a)    the distribution by Mortgage Borrower or Mezzanine A Borrower to Borrower of property other than cash;

(b)    a refinancing or other prepayment of the Mortgage Loan or the Mezzanine A Loan (except in accordance with the express terms and conditions of this Agreement);

(c)    the modification, amendment, waiver or termination to or of (x) any of the Mortgage Loan Documents or the Mortgage Borrower Operating Agreement or the other Organizational Documents of Mortgage Borrower or Mortgage SPE Component Entity (except to the extent such modifications and amendments are required to be made pursuant to the terms of the Mortgage Loan Agreement or are otherwise not material and do not adversely affect Lender (including, without limitation, replacing any member of the Board of Managers thereof to the extent permitted by the Mortgage Loan Documents)) or (y) any of the Mezzanine A Loan Documents or the Mezzanine A Borrower Operating Agreement or the other Organizational Documents of Mezzanine A Borrower or Mezzanine A SPE Component Entity (except to the extent such modifications and amendments are required to be made pursuant to the terms of the Mezzanine A Loan Agreement or are otherwise not material and do not adversely affect Lender (including, without limitation, replacing any member of the Board of Managers thereof to the extent permitted by the Mezzanine A Loan Documents)). Borrower shall cause each of Mezzanine A Borrower and Mortgage Borrower to provide Lender or with a copy of any amendment, waiver, modification or termination to or of the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, as applicable, within (5) days after the execution thereof whether or not the same is permitted pursuant to the terms hereof; or

(d)    except in accordance with Section 4.12 hereof, during the continuance of a Trigger Period, approve the terms of the Annual Budget.

Section 4.37.  Acquisition of the Mortgage Loan and/or the Mezzanine A Loan. Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan and/or the Mezzanine A Loan without notice or consent of Borrower, Mezzanine A Borrower, Mortgage Borrower, Guarantor or any other Borrower Party, in which event Lender shall have and may exercise all rights of Mortgage Lender or Mezzanine A Lender, as applicable, thereunder (to the extent of its interest), including the right (a) upon the occurrence and during the continuance of a Mortgage Loan Event of Default and/or a Mezzanine A Loan Event of Default, to declare that the Mortgage Loan and/or Mezzanine A Loan, as applicable, is due and payable, (b) upon the occurrence and during the continuance of a Mortgage Loan Event of Default and/or a Mezzanine A Loan Event of Default, to accelerate the Mortgage Loan indebtedness and/or the Mezzanine A Loan indebtedness, as applicable, in accordance with the terms thereof and (c) to pursue all remedies against any obligor under the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, as applicable, in accordance with the terms thereof. In addition, to the extent permitted by applicable law, Borrower hereby expressly agrees that any counterclaims (other than a compulsory counterclaim), defenses (other than defenses raised in good faith in connection with any exercise of remedies) or offsets of any kind which Mortgage Borrower and/or Mezzanine A Borrower or any other Person may have against Mortgage Lender and/or Mezzanine A Lender, as applicable, relating to or arising out of the Mortgage Loan and/or the Mezzanine A Loan, as applicable, prior to the date of such assignment, shall be the personal obligation of Mortgage Lender and/or Mezzanine A Lender, as applicable, and in no event shall Mortgage Borrower or Mezzanine A Borrower, as applicable be entitled to bring, pursue or raise any such counterclaims, defenses or offsets against Lender or any Affiliate of any of them or any other Person as the successor holder of the Mortgage Loan or Mezzanine A Loan, as applicable, or any interest therein from any liability that predates the assignment to Lender or provided that Mortgage Borrower and/or Mezzanine A Borrower may seek specific performance of its respective contractual rights under the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, as applicable.

Section 4.38. Bankruptcy Related Covenants. To the extent permitted by applicable law, Borrower shall not, nor shall Borrower cause Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower or Mortgage SPE Component Entity to, seek substantive consolidation of Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower or Mortgage SPE Component Entity into the bankruptcy estate of Guarantor or Sponsor in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Guarantor or Sponsor.

ARTICLE 5.

ENTITY COVENANTS

Section 5.1.    Single Purpose Entity/Separateness.

(a)     Borrower will not do, and hereby represents and warrants to Lender that it has not done since the date of its formation, any of the following:

(i)    engage in any business or activity other than the ownership and management of the Collateral and activities incidental thereto. Borrower has been, is and will be organized for the purpose of the ownership and management of the Collateral, investing the equity capital that was contributed to Borrower by the sole member of Borrower at such time in compliance with the provisions of this Article 5, and activities incidental thereto. No equity capital was raised by Borrower other than equity capital that was contributed by its sole member. For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the sole member of Borrower for the purpose of investing it in accordance with the provisions of this Article 5;

(ii)   acquire or own any assets other than the Collateral;

(iii)    divide or otherwise engage in or permit any Division or have the power to engage in or permit any Division, merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, other than, in each case, such activities as are contemplated or permitted pursuant to any provision of this Agreement or of any of the other Loan Documents;

(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, and will not, without the prior written consent of Lender, amend (except as otherwise expressly permitted hereunder), modify, terminate or fail to comply with the provisions of its organizational documents;

(v)    own any subsidiary, or make any investment in, any Person (other than, (A) with respect to any SPE Component Entity, in the Borrower, or (B) with respect to Borrower, in Mezzanine A Borrower, any Mezzanine A SPE Component Entity, Mortgage Borrower and any Mortgage SPE Component Entity);

(vi)     commingle its funds or assets with the funds or assets of any other Person;

(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness not to exceed $10,000 and not material in the aggregate that is necessary to Borrower’s activities as the equity owner of Mezzanine A Borrower. Other than Permitted Encumbrances, no Indebtedness other than the Mezzanine A Debt and the Mortgage Debt may be secured (senior, subordinate or pari passu) by the Property or the Mezzanine A Collateral. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Collateral;

(viii)   fail to maintain all of its books of account, records, financial statements, accounting records, other entity documents and bank accounts separate and apart from those of any other Person (including, without limitation, any Affiliates). None of Borrower’s assets have been or will be listed as assets on the financial statement of any other Person; provided, however, that, notwithstanding the foregoing, Borrower’s assets may be included in a consolidated and/or combined financial statement of its Affiliates provided that: (1) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (2) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books of account, records, financial statements, accounting records, other entity documents, resolutions and agreements as official records;

(ix)    enter into any transaction, contract or agreement with any member, principal or Affiliate except (i) (A) agreements entered into prior to the date hereof which are no longer in effect and (B) as may have been approved in writing by Lender in its sole and absolute discretion and (ii) in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)    maintain its assets in such a manner that it will make it costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts or obligations of any other Person, hold itself out to be responsible for the debts or obligations of any other Person, or otherwise pledge its assets or credit for the benefit of any other Person or hold out its assets or credit as being available to satisfy the debts or obligations of any other Person;

(xii)     make any loans to any Persons;

(xiii)   fail to file its own income and other material tax returns separate from those of any other Person (unless prohibited by applicable Legal Requirements from doing so or except to the extent Borrower is treated as a “disregarded entity” for tax purposes and is not required to file such tax returns under applicable Legal Requirements) and pay any taxes so required to be paid by Borrower under applicable Legal Requirements (to the extent there is sufficient cash flow from the Collateral to do so);

(xiv)   fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division, department or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets solely in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)   fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Collateral to do so and Lender and Mortgage Lender permit such cash flow to be applied for such purposes (or to the extent funds have been reserved for such purpose and Lender elects not to apply such amounts towards such purposes or to the extent Borrower’s lack of access to cash flow from the Property is a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow)); provided, however, that no Person shall be required to make (or prohibited from making) any direct or indirect additional capital contributions or loans to Borrower in order to comply with the foregoing;

(xvi)   without the prior unanimous written consent of all of its members, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Manager (regardless of whether such Independent Manager is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official unless such appointment is sought by Lender, (c) take any action that could reasonably be expected to cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided that, none of any member or shareholder (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there is at least one (1) Independent Manager then serving in such capacity in accordance with the terms of the applicable organizational documents and each Independent Manager has consented to such foregoing action);

(xvii)   fail to allocate fairly and reasonably shared expenses with its Affiliates (including, without limitation, shared office space), provided that failure to fairly and reasonably allocate any such shared expenses due to insufficient revenues available to Borrower from the Property shall not violate this provision, or fail to use separate stationery, invoices and checks bearing its own name;

(xviii)   fail to intend to remain solvent and pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or assets or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Collateral to do so and Lender and Mortgage Lender permit such cash flow to be applied for such purposes (or to the extent funds have been reserved for such purpose and Lender elects not to apply such amounts towards such purposes or Borrower’s lack of access to cash flow from the Property is a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow)); provided, however, that no Person shall be required to make (or prohibited from making) any direct or indirect additional capital contributions or loans to Borrower or any SPE Component Entity in order to comply with the foregoing;

(xix)   acquire obligations or securities of its members or other Affiliates, as applicable other than, with respect to any SPE Component Entity, its interest in the Borrower;

(xx)   identify its members or other Affiliates, as applicable, as a division, department or part of it;

(xxi)   violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non- Consolidation Opinion;

(xxii)   hold itself out as having agreed to pay indebtedness incurred by any Affiliate;

(xxiii)   other than pursuant to the Environmental Indemnity and the Guaranty, hold out the assets or credit of any Affiliate as being available to satisfy any of its debts or obligations; or

(xxiv)   allow an Affiliate to act in its name, to the extent of its power to do so.

(b)               If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) or at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Sections 5.1(a)(iii) – (vi) (inclusive), Sections 5.1(a)(viii) – (xxiv) (inclusive), and Sections 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.1% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)                In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of Borrower or such SPE Component Entity (as applicable) without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), each person acting as Independent Manager of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution, and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Manager of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (w) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (x) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (y) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, Division, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, each Independent Manager shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, an Independent Manager shall not be a member of Borrower or such SPE Component Entity (as applicable).

(d)               In the event Borrower or any SPE Component Entity is an Acceptable LLC, the LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) or that causes the last remaining member of Borrower or such SPE Component Entity to cease to be a member of Borrower or such SPE Component Entity (other than upon continuation without dissolution upon (A) an assignment by the Member of all of its limited liability company interest in Borrower or such SPE Component Entity and the admission of the transferee in accordance with this Agreement and the LLC Agreement, or (B) the resignation of the member and the admission of an additional member of the Borrower or such SPE Component Entity in accordance with the terms of this Agreement and the LLC Agreement) to the fullest extent permitted by law, the personal representative of such member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

Section 5.2. Independent Manager.

(a)    The organizational documents of Borrower (to the extent Borrower is an Acceptable LLC) and each SPE Component Entity, as applicable, shall provide that at all times there shall be at least one (1) duly appointed independent director or manager of such entity (the “Independent Manager”) who shall (I) not have been at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as Independent Manager, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Manager), partner, member (other than as Special Member) or employee of, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates; (II) have, at the time of its appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower or the applicable SPE Component Entity in connection with, in each case, an Approved ID Provider. Notwithstanding the foregoing, no Independent Manager shall also serve as an Independent Manager (as such term is defined in the Mortgage Loan Agreement) for any Mortgage Borrower or any Mortgage SPE Component Entity or as an Independent Manager (as such term is defined in the Mezzanine B Loan Agreement) for Mezzanine B Borrower or any Mezzanine B SPE Component Entity. A natural person who satisfies the foregoing definition of the “Independent Manager” other than clause (I)(ii) shall not be disqualified from serving as an Independent Manager of Borrower or any SPE Component Entity if such individual is an independent director, independent manager or special manager provided by an Approved ID Provider that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

(b)    The organizational documents of Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity (if any) and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Manager unless, in each case, at the time of such action there shall be at least one (1) Independent Manager engaged as provided by the terms hereof and such Independent Manager(s) vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Manager shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Manager satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower, and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower, or any SPE Component Entity is a part); (IV) other than as provided in subsection (III) above, the Independent Managers shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.

Section 5.3. Change of Name, Identity or Structure. Neither Borrower nor any SPE Component Entity shall change (or permit to be changed) their respective, and Borrower shall not cause or allow Mortgage Borrower, any Mortgage SPE Component Entity, Mezzanine A Borrower, or any Mezzanine A SPE Component Entity to change (or permit to be changed) their respective, (a) name, (b) identity (including its trade name or names), (c) principal place of business as of the Closing Date or (d) such Person’s company, partnership or other structure or state of formation from a single member limited liability company, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in such Person’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender following a Securitization, a Rating Agency Confirmation with respect thereto; provided, however, that Borrower shall at all times be a Delaware single member limited liability company. Borrower hereby authorizes Lender, prior to or contemporaneously with the effective date of any such change, to file any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein or in any other Loan Document. At the request of Lender, Borrower or any SPE Component Entity shall execute a certificate in form satisfactory to Lender listing the trade names under which such Person intends to own the Collateral, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the Collateral.

Section 5.4. Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership and management of the Collateral. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Collateral is located, in each case, as and to the extent the same are required for the ownership and management of the Collateral.

Section 5.5. Recycled Entity. Borrower hereby represents and warrants to Lender that: (a)  Borrower is and always has been duly formed, validly existing and in good standing in the State of Delaware; (b) Borrower has no judgments or liens of any nature against it that are currently pending and that are reasonably expected to have a Material Adverse Effect; (c) Borrower is in compliance in all material respects with all laws, regulations and orders applicable to it and Borrower has received all permits necessary for it to operate and for which a failure to possess would reasonably be expected to have a Material Adverse Effect; (d) there is no action, suit, proceeding or investigation currently pending or, to Borrower’s knowledge, threatened in writing against Borrower in any court or by or before any other Governmental Authority which, if adversely determined, is reasonably expected to result in a Material Adverse Effect with respect to Borrower; (e) Borrower is not currently involved in any dispute with any taxing authority; (f) [intentionally omitted]; (g) Borrower has provided Lender with complete financial statements that reflect a fair and accurate view of the financial condition of the Collateral; (h) [intentionally omitted]; (i) Borrower has not been the product of, the subject of, or otherwise involved in, in each case, any Division; and (j) Borrower has no contingent or actual obligations under any agreement or instrument to which it is a party or by which it or the Collateral is otherwise bound (including, without limitation, in connection with any Prior Loan), other than (i) obligations incurred in the ordinary course of the ownership of the Collateral and (ii) obligations under the Loan Documents.

Section 5.6. Mortgage Borrower SPE Provisions; Mezzanine A Borrower SPE Provisions. Borrower hereby represents and warrants to Lender that as of the date hereof all representations and warranties set forth in Article 5 of each of the Mortgage Loan Agreement and the Mezzanine A Loan Agreement are true and correct. Borrower shall cause Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower and Mortgage SPE Component Entity to comply with Article 5 of each of the Mortgage Loan Agreement and Mezzanine A Loan Agreement, as applicable.

ARTICLE 6.

NO SALE OR ENCUMBRANCE

Section 6.1. Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Mortgage Borrower, any other Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mortgage SPE Component Entity, any other Mezzanine SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgage Borrower, any other Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mortgage SPE Component Entity, any other Mezzanine SPE Component Entity, any Affiliated Manager, or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.  No Sale/Encumbrance.

(a)    It shall be an Event of Default pursuant to Section 10.1(d) hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, the Mezzanine A Collateral or any part thereof or any legal or beneficial interest therein, or the Collateral or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs (other than a Sale or Pledge by a Person other than a Restricted Party of its interest in any Affiliated Manager), and/or Borrower shall acquire an interest in any real property, Mezzanine A Borrower shall acquire an interest in any real property, and/or Mortgage Borrower shall acquire an interest in any real property in addition to the interests owned by Mortgage Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than as permitted pursuant to the express terms of this Article 6. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the following shall not be considered Prohibited Transfers: (i) the granting of, amendment of, termination of, extension or renewal of, or any other similar action taken with respect to any construction contract or other operations agreement, Permitted Encumbrances (including Permitted Easements) (each as defined in the Mortgage Loan Agreement) or any other agreement to which Mortgage Borrower is a party (without limiting Borrower’s obligations with respect to the same pursuant to the terms and provisions of the Loan Documents or Mortgage Borrower’s obligations with respect to the same pursuant to the terms and provisions of the Mortgage Loan Documents), (ii) the settlement of any claim, dispute, litigation or regulatory proceeding (without limiting Borrower’s obligations with respect to any such settlements pursuant to the terms and provisions of the Loan Documents or Mortgage Borrower’s obligations with respect to the same pursuant to the terms and provisions of the Mortgage Loan Documents), (iii) the granting of, amendment of, termination of, extension or renewal of, or any other similar action taken with respect to any Lease (without limiting Borrower’s obligations with respect to any Leases pursuant to the terms and provisions of the Loan Documents or Mortgage Borrower’s obligations with respect to the same pursuant to the terms and provisions of the Mortgage Loan Documents) or (iv) the expenditure of funds by Borrower, Mortgage Borrower, or any other Person (without limiting Borrower’s obligations with respect to any such expenditures pursuant to the terms and provisions of the Loan Documents or Mortgage Borrower’s obligations with respect to the same pursuant to the terms and provisions of the Mortgage Loan Documents).

(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Mortgage Borrower agrees to sell the Property or any part thereof for a price to be paid in installments, Mezzanine A Borrower agrees to sell the Mezzanine A Collateral or any part thereof for a price to be paid in installments, or Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Collateral, Mezzanine A Borrower’s right, title and interest in and to any Mezzanine A Collateral, or Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions or the grant of options, warrants or other interests with respect to the stock of such corporation; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests or the grant of options, warrants or other interests with respect to the partnership interests in such partnership; (v) if a Restricted Party is a limited liability company, any merger, Division, or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or the grant of options, warrants or other interests with respect to the membership interests in such limited liability company; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) [reserved]; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action, in each case instituted or prosecuted by (or at the behest of) Borrower, Mezzanine A Borrower or Mortgage Borrower or consented to or acquiesced in by Borrower, Mezzanine A Borrower or Mortgage Borrower or any of their respective Affiliates, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law), and/or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Mortgage Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3. Permitted Transfers. Notwithstanding anything to the contrary herein, the following transfers and events (individually, a “Permitted Transfer” and collectively, the “Permitted Transfers”) shall not be deemed Prohibited Transfers and shall not require the prior written consent of Lender, any other Person, or any Rating Agency or require the payment of a fee: (a) a Sale or Pledge (but not a pledge or encumbrance) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the Sale or Pledge (but not a pledge or encumbrance), of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (other than a direct interest in Borrower, Mortgage Borrower or Mezzanine A Borrower), (c) any issuance of “accommodation shares” by (or any transfer of “accommodation shares” in) any direct or indirect owner of Borrower that has elected (or intends to elect) to be treated as a REIT (for purposes of this provision, “accommodation shares” shall mean up to $125,000 in preferred shares issued by such owner of Borrower to enable such owner of Borrower to satisfy the 100 shareholder requirement under Section 856(a) of the IRS Code (or such greater amount as hereinafter may be required under Section 856 of the IRS Code)), (d) the sale, pledge or issuance of shares of common stock or equity in any Restricted Party that is a publicly traded entity, provided such shares of common stock or equity, as applicable, are listed on the Toronto Stock Exchange, the New York Stock Exchange, NASDAQ, AMEX, London Stock Exchange, Hong Kong Stock Exchange, Frankfurt Stock Exchange, Euronext, or Luxembourg Stock Exchange or another nationally recognized stock exchange, (e) the pledge of any interest in Mortgage Borrower in connection with the Mortgage Loan and the exercise of any rights or remedies Mortgage Lender may have under the Mortgage Loan Documents, the pledge of any interest in Mezzanine A Borrower in connection with the Mezzanine A Loan and the exercise of any rights or remedies Mezzanine A Lender may have under the Mezzanine A Loan Documents, and the pledge of any interest in a Mezzanine Borrower or Mortgage Borrower, as applicable, or (f) Permitted Easements (provided that, the foregoing provisions of clauses (a), (b), (c), (d), (e) and (f) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other applicable covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b), and (c) above:

(A)   to the extent that any transfer results in (x) a change of Control of a Mezzanine Borrower or Mortgage Borrower or (y) the transferee, together with its Affiliates, owning a twenty percent (20%) (or, prior to the Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, ten percent (10%)) or greater (direct or indirect) equity interest in a Mezzanine Borrower or Mortgage Borrower or an entity that Controls a Mezzanine Borrower or Mortgage Borrower unless the transferee, together with its Affiliates, held twenty percent (20%) (or ten percent (10%), as applicable) or more of the direct or indirect equity interests in such Mezzanine Borrower or Mortgage Borrower or an entity that Controls such Mezzanine Borrower or Mortgage Borrower prior to such Transfer, Lender shall receive, unless otherwise waived by Lender in its sole discretion, not less than ten (10) Business Days’ prior written notice of such transfers with respect to any domestic Person or not less than thirty (30) days’ prior written notice of such transfer with respect to any foreign Person (provided that, for purposes of clarification, with respect to the transfers contemplated in clause (a) above, the aforesaid notice shall only be deemed to be required ten (10) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death));

(B)  after giving effect to such transfers, Guarantor shall continue to be Controlled by BAM, BPY and/or one or more Qualified Equityholders;

(C) after giving effect to such transfers, the Minimum Ownership/Control Test shall be satisfied;

(D)  after giving effect to such transfers, the Property shall continue to be managed by a Qualified Manager;

(E)  after giving effect to such transfers, (I) Mezzanine A Borrower shall continue to own 100% of the Mezzanine A Collateral and (II) Borrower shall continue to own 100% of the Collateral;

(F)   if after giving effect to such transfer, more than forty-nine and nine-tenths percent (49.9%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that, together with its Affiliates, owned less than forty- nine and nine-tenths percent (49.9%) of the direct or indirect interests in such Person prior to such transfer, such transfer shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer;

(G)  such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA and CFIUS Laws matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA and CFIUS Laws matters;

(H)   the transfer itself shall not result in a default under the 350 S. Figueroa Property Documents beyond any applicable notice or cure period thereunder; and

(I)   if a transfer results in (1) the transferee, together with its Affiliates, owning a direct or indirect interest in a Mezzanine Borrower or Mortgage Borrower in an amount which equals or exceeds twenty percent (20%) (or, prior to the Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, ten percent (10%)) unless the transferee, together with its Affiliates, held twenty percent (20%) (or ten percent (10%), as applicable) or more of the direct or indirect equity interests in such Mezzanine Borrower or Mortgage Borrower or an entity that Controls such Mezzanine Borrower or Mortgage Borrower prior to such Transfer, or (2) a change of Control of a Mezzanine Borrower, Mortgage Borrower or Guarantor such that such Mezzanine Borrower, Mortgage Borrower or Guarantor is no longer Controlled by BAM, BPY or a Qualified Equityholder, Lender shall have received (1) prior to the Securitization of the entire Loan, “KYC” searches (in form, scope, and substance and from a provider, in each case, determined by and reasonably acceptable to Lender), or (2) following the Securitization of the entire Loan, OFAC and similar regulatory compliance searches confirming Borrower’s continuing compliance with Section 3.7, 3.29, 3.30, and 4.19 hereof, in each case, as to such transferee and any of its equity holders that, upon the consummation of such Transfer, would Control such Mezzanine Borrower or Mortgage Borrower or own a direct or indirect interest in such Mezzanine Borrower or Mortgage Borrower or any entity that Controls such Mezzanine Borrower or Mortgage Borrower in an amount which equals or exceeds twenty percent (20%) (or, prior to the Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, ten percent (10%)); provided that this clause (I) does not, in and of itself, afford any Person the right to approve such Transfer or transferee based on anything other than the matters set forth in this clause (I) or to impose any additional fees or expenses in connection therewith. Upon request from Lender, Borrower shall promptly provide Lender with a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

Notwithstanding the foregoing, nothing contained herein shall prohibit or be deemed to prohibit (x) the pledge of an indirect equity interest in Borrower or any SPE Component Entity by a Multi-Asset Person to secure an upper-tier corporate or similar type of loan facility that is recourse to such Multi-Asset Person or secured by a substantial portion of such Multi-Asset Person’s assets and the exercise of any rights or remedies by a secured party with respect to such pledge or (y) the pledge of a direct or indirect equity interest in a Multi-Asset Person; provided that such pledge is not a pledge of any direct interest in Borrower, any SPE Component Entity, Mortgage Borrower, any Mortgage SPE Component Entity, any other Mezzanine Borrower, or any other Mezzanine SPE Component Entity.

Lender hereby agrees to execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to a Permitted Easement upon Borrower’s request, in form and substance as may be reasonably satisfactory to Lender.

Notwithstanding the foregoing, if, as a result of any Permitted Transfer, the Guarantor (i) neither Controls each Mezzanine Borrower and Mortgage Borrower nor is under common Control with each Mezzanine Borrower and Mortgage Borrower or (ii) no longer owns any direct or indirect interest in each Mezzanine Borrower or Mortgage Borrower, it shall also be a condition to such Permitted Transfer hereunder that one or more Replacement Guarantors shall execute and deliver to Lender a limited recourse guaranty (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof), an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor and Borrower on the date hereof) and any other guaranty or indemnity agreement provided to Lender in connection with the Loan (in the same form as each other guaranty or indemnity agreement delivered by Guarantor in connection with the Loan (each, an “Additional Guaranty”)) on or prior to the date of such Permitted Transfer, pursuant to which the Replacement Guarantor(s) agree(s) to be liable under each such limited recourse guaranty, environmental indemnity agreement, and additional guaranty or indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor(s) shall be released from any further liability under the Guaranty, the Environmental Indemnity and any Additional Guaranty from acts, events and/or circumstances that arise from and after the date of such Permitted Transfer, but the previous guarantor(s) shall remain liable under the Guaranty, the Environmental Indemnity and any Additional Guaranty for acts, events and/or circumstances occurring prior to such Permitted Transfer to the extent and as provided for in such Guaranty, Environmental Indemnity and Additional Guaranty even if liability for such acts, events and/or circumstances are not discovered until after the date of such Permitted Transfer) and such Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in the Loan Documents, provided, further, that in the case of a foreclosure of a stock, partnership or membership pledge which secures the Loan, the guarantors immediately prior to such foreclosure shall be automatically released from any further liability under the Guaranty, the Environmental Indemnity and any Additional Guaranty for any acts or omissions which arise from and after such date (without any action or writing by Lender) as provided in this paragraph upon such foreclosure (unless such acts were committed or directed by a Mezzanine Borrower, Mortgage Borrower or Guarantor) regardless if such foreclosure was a Permitted Transfer or if the Replacement Guarantors provided the replacement guarantees set forth in this paragraph. In connection with the delivery of any substitute limited recourse guaranty, environmental indemnity agreement, and additional guaranty or indemnity agreement from any Replacement Guarantor, Borrower shall cause the applicable Replacement Guarantor to deliver an Officer’s Certificate (i) certifying that it has (together with any other Replacement Guarantor) a Net Worth of not less than $300,000,000 and Unencumbered Liquid Assets of not less than $5,000,000 and (ii) attaching such Replacement Guarantor’s unaudited financial statements demonstrating such Net Worth and Unencumbered Liquid Assets to Lender’s reasonable satisfaction.

Borrower shall pay to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with any transfer pursuant to this Section 6.3.

Section 6.4. Permitted Assumptions. Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Securitization of the Loan, any Securitization (as defined in the Mezzanine A Loan Agreement) of the Mezzanine A Loan or Securitization (as defined in the Mortgage Loan Agreement) of the Mortgage Loan, a one- time transfer of the entire Property or all of the Mezzanine A Collateral or all of the Collateral (provided that in no event (i) shall the Property be transferred without a concurrent transfer of the Mezzanine A Collateral and the Collateral or (ii) shall the Mezzanine A Collateral be transferred without a concurrent transfer of the Collateral, except in each case to the extent the Loan is prepaid on or prior to the date of the closing of the transaction related to the Permitted Assumption) to, and, to the extent the Mortgage Loan is simultaneously being assumed by a Successor Property Owner, the related and concurrent assumption of the Mortgage Loan by a Successor Property Owner pursuant to Section 6.4 of the Mortgage Loan Agreement, the Mezzanine A Loan by a Transferee (as defined in the Mezzanine A Loan Agreement) (hereafter, “Mezzanine A Transferee”) pursuant to Section 6.4 of the Mezzanine A Loan Agreement and the Loan by any Person (a “Transferee”) shall be permitted (a “Permitted Assumption”) provided that each of the following terms and conditions are satisfied:

(a)                no Event of Default has occurred and is continuing;

(b)               the Minimum Ownership/Control Test is satisfied after giving effect to such assumption;

(c)                Borrower shall have delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee and, solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner, as Lender shall reasonably require;

(d)               Borrower shall have paid to Mortgage Lender and Mezzanine Lenders, concurrently with the closing of such prospective transfer, (A) non-refundable assumption fees in an aggregate amount equal to $150,000 (or, if material modifications outside of the ordinary course changes to the Mortgage Loan Documents and/or Mezzanine Loan Documents are required in connection with such transfer due to a request by Borrower or the transferee, an aggregate amount equal to $300,000), which amount shall be split pro rata among the Mortgage Loan and the Mezzanine Loans based on outstanding principal balance, (B) all actual, reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (C) all fees, costs and expenses of the Rating Agencies incurred in connection therewith;

(e)                (i) Transferee assumes and agrees to pay the Debt as and when due and to assume all of the obligations of Borrower under the Loan Documents and, prior to or concurrently with the closing of such transfer, Transferee shall execute such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and Replacement Guarantor shall have executed and delivered to Lender a recourse guaranty, an environmental indemnity, and any additional guaranty or indemnity agreement in favor of Lender in form and substance substantially similar to the Guaranty, the Environmental Indemnity, and any Additional Guaranty, respectively, (ii) solely to the extent the Mezzanine A Loan is being assumed by a Mezzanine A Transferee, such person assumes and agrees to pay the Mezzanine A Debt as and when due and to assume all of the obligations of Mezzanine A Borrower under the Mezzanine A Loan Documents in accordance with Section 6.4 of the Mezzanine A Loan Agreement, and (iii) solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner assumes and agrees to pay the Mortgage Debt as and when due and to assume all of the obligations of Mortgage Borrower under the Mortgage Loan Documents in accordance with Section 6.4 of the Mortgage Loan Agreement;

(f)                 Borrower and Transferee shall furnish any information required by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the extent required by applicable Legal Requirements;

(g)               Lender shall have reasonably approved the Successor Property Owner’s or Mortgage Borrower’s, as applicable, owner’s title policy with respect to the Property, subject only to the Permitted Encumbrances; provided, that any owner’s title policy with respect to the Property in substantially the same form delivered to Lender in connection with the closing of the Loan (subject only to Permitted Encumbrances) shall be deemed reasonably acceptable to Lender;

(h)               Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s, any Mezzanine A Transferee’s and Successor Property Owner’s or Mortgage Borrower’s, as applicable, organization and good standing, and the qualification of the signers to execute the assumption of the Debt and the obligations of Borrower hereunder and (x) solely to the extent the Mezzanine A Loan is being assumed by a Mezzanine A Transferee, the assumption of the Mezzanine A Loan and the obligations of Mezzanine A Borrower under the Mezzanine A Loan Agreement and (y) solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, the assumption of the Mortgage Loan and the obligations of Mortgage Borrower under the Mortgage Loan Agreement, which papers shall include certified copies of all documents relating to the organization and formation of Transferee, the Mezzanine A Transferee and, solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner, and of the entities, if any, which are Controlling partners or members of Transferee, Mezzanine A Transferee or Successor Property Owner (or Mortgage Borrower, as applicable) or which hold a twenty percent (20%) (or, prior to the Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, ten percent (10%)) or greater direct or indirect interest in Transferee, Mezzanine A Transferee or Successor Property Owner (or Mortgage Borrower, as applicable). Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;

(i)                 either (A) the Management Agreement shall remain in full force and effect, (B) solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner shall assume the obligations of Mortgage Borrower under the Management Agreement or (C) Mortgage Borrower or Successor Property Owner, as applicable, shall enter into a new management agreement(s) with a new Qualified Manager which meets with the requirements of the Subordination of Management Agreement and Section 4.15 hereof and execute a subordination agreement in favor of Lender in connection with such new management agreement in substantially the same form as the Subordination of Management Agreement;

(j)                 the Property shall be managed by Manager pursuant to a Management Agreement or a Qualified Manager pursuant to a Qualified Management Agreement in accordance with the applicable terms and conditions hereof;

(k)               either (A) the Parking Management Agreement shall remain in full force and effect, (B) solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner shall assume the obligations of Borrower under the Parking Management Agreement, or (C) Mortgage Borrower or Successor Property Owner, as applicable, shall enter into a new parking management agreement(s) with a new parking manager which meets with the requirements of the Subordination of Parking Management Agreement and Section 4.22 hereof and subordinate such new parking management agreement to Lender and the Loan;

(l)                 Transferee shall (i) own, directly, all of the interests in the Mezzanine A Borrower or, solely to the extent the Mezzanine A Loan is being assumed by a Mezzanine A Transferee, Mezzanine A Transferee (similar to the ownership by Borrower of the interests in Mezzanine A Borrower and Mezzanine A SPE Component Entity), (ii) assume the Loan and all the agreements of Borrower under the Loan Documents (and without limiting the foregoing, all of the ownership interests in the Mezzanine A Borrower solely to the extent the Mezzanine A Loan is being assumed by a Mezzanine A Transferee, Mezzanine A Transferee, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the Pledge Agreement), which shall be evidenced by new loan documents substantially similar (in form and substance) to the Loan Documents and otherwise reasonably acceptable to Lender in order to properly reflect the new ownership structure and the pledge of the interests thereunder, (iii) be a Delaware limited liability company and a bankruptcy-remote Single Purpose Entity and (iv) otherwise have a legal and ownership structure that is (A) substantially the same as Borrower, or (B) at least as favorable to Lender, as determined by Lender in its reasonable discretion, as the legal and ownership structure of Borrower;

(m)             Mezzanine A Borrower and/or Mezzanine A Transferee, as applicable, shall (i) own, directly, all of the interests in the Mortgage Borrower or, solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner, Successor Property Owner (similar to the ownership by Borrower of the interests in Mortgage Borrower and Mortgage SPE Component Entity), (ii) assume the Mezzanine A Loan and all the agreements of Mezzanine A Borrower under the Mezzanine A Loan Documents (and without limiting the foregoing, all of the ownership interests in the Mortgage Borrower solely to the extent the Mortgage Loan is being assumed by a Successor Property Owner Successor Property Owner, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the Pledge Agreement), which shall be evidenced by new loan documents substantially similar (in form and substance) to the Mezzanine A Loan Documents and otherwise reasonably acceptable to Mezzanine A Lender and Lender in order to properly reflect the new ownership structure and the pledge of the interests thereunder, (iii) be a Delaware limited liability company and a bankruptcy-remote Single Purpose Entity and (iv) otherwise have a legal and ownership structure that is (A) substantially the same as Mezzanine A Borrower, or (B) at least as favorable to Lender, as determined by Lender in its reasonable discretion, as the legal and ownership structure of Mezzanine A Borrower;

(n)               Lender shall have received “know your customer” compliance screening searches (in form, scope and substance and from a provider, in each case, determined by and reasonably acceptable to Lender) for Transferee, Mezzanine A Transferree (or Mezzanine A Borrower, as applicable), Successor Property Owner (or Mortgage Borrower, as applicable) and any Person that holds a twenty percent (20%) (or, prior to the Securitization (as defined in the Mortgage Loan Agreement) of the entire Mortgage Loan, ten percent (10%)) or greater direct or indirect interest in, or Controls, Transferee, Mezzanine A Transferee (or Mezzanine A Borrower, as applicable), Successor Property Owner (or Mortgage Borrower, as applicable) or any party that Controls Transferee, Mezzanine A Transferee (or Mezzanine A Borrower, as applicable), Successor Property Owner (or Mortgage Borrower, as applicable) (and such Person owned less than twenty percent (20%) (or ten percent (10%), as applicable) of the direct or indirect interest in Borrower, Mezzanine A Borrower, or Mortgage Borrower or did not Control Borrower, Mezzanine A Borrower or Mortgage Borrower prior to the transfer);

(o)               the transfer itself shall not result in a default under the 350 S. Figueroa Property Documents beyond any applicable notice or cure period thereunder;

(p)               Borrower shall deliver, at its election and at its sole cost and expense, either (i)   an endorsement to the UCC title insurance policy delivered to Lender on the Closing Date or (ii) a new UCC title insurance policy acceptable to Lender, in each case, with respect to the Collateral as a valid first lien on all of the ownership interests in Mezzanine A Borrower or Mezzanine A Transferee, as applicable, and naming the Transferee as owner of Mezzanine A Borrower or the Mezzanine A Transferee, as applicable, which endorsement shall insure that, as of the date of the assumption agreement entered into pursuant to this Section 6.4, the Collateral shall not be subject to any additional exceptions or liens other than those contained in the relevant UCC title insurance policy (which may include Permitted Encumbrances); and

(q)               Lender shall have received evidence that each of Mezzanine A Borrower and Mortgage Borrower shall have complied with the requirements of Section 6.4 of each of the Mezzanine A Loan Agreement and the Mortgage Loan Agreement, as applicable.

Upon any transfer pursuant to this Section 6.4 and the execution and delivery by a Replacement Guarantor of the recourse guaranty, an environmental indemnity, and any other guaranty or indemnity agreement described in clause (e) above, (x) the previous Borrower and Guarantor shall be released from any further liability under the Guaranty, the Environmental Indemnity and any Additional Guaranty from acts, events and/or circumstances that are not caused by Guarantor or its Affiliates and arise or occur from and after the date of such transfer, and (y) such Replacement Guarantor shall be the “Guarantor” for all purposes set forth in the Loan Documents. In connection with the delivery of any substitute limited recourse guaranty, environmental indemnity agreement, and additional guaranty or indemnity agreement from any Replacement Guarantor, Borrower shall cause the applicable Replacement Guarantor to deliver an Officer’s Certificate (i) certifying that it has (together with any other Replacement Guarantor) a Net Worth of not less than $300,000,000 and Unencumbered Liquid Assets of not less than $5,000,000 and (ii) attaching such Replacement Guarantor’s unaudited financial statements demonstrating such Net Worth and Unencumbered Liquid Assets to Lender’s reasonable satisfaction.

Section 6.5. Intentionally Omitted.

Section 6.6. Economic Sanctions, Anti-Money Laundering, OFAC, Patriot Act and Transfers. Borrower shall (and shall cause its direct and indirect constituent owners and Affiliates to) at all times act so as to cause the representations and warranties contained in Sections 3.29 and 3.30 to remain true, correct and not violated or breached. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents, the Mezzanine Loan, the Mezzanine Loan Documents, and any Permitted Encumbrances, as of the date hereof, there exists no lien or encumbrance (i) on the Property or any part thereof or any legal or beneficial interest therein or (ii)   on any interest in Borrower or any SPE Component Entity (other than, as to Guarantor, liens or encumbrances as may be expressly indicated on the financial statements delivered to Lender in connection with the closing of the Loan; provided such liens or encumbrances do not and could not result in violation by Guarantor of any of the financial covenants in Section 26(d) of the Guaranty). Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (III) more than forty-nine percent (49%) owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.   Insurance.

(a)    Borrower shall cause Mortgage Borrower to obtain and maintain, or cause to be maintained, at all times during the term of the Loan the Policies required under Section 7.1 of the Mortgage Loan Agreement (regardless of whether the Mortgage Loan has been repaid in full or has otherwise been terminated or any such provision thereof has been waived by Mortgage Lender), including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional insured under the liability Policies required under the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 7.1 to provide for at least the same prior notice to Lender in the event of policy cancellation or material changes as required to be provided to Mortgage Lender under the terms of the Mortgage Loan Agreement. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender. For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above and in the Mortgage Loan Agreement (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to Article 7 of the Mortgage Loan Agreement) as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement.

(b)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and Mezzanine A Lender under the Mezzanine A Loan Agreement, Lender shall have the same rights as Mortgage Lender pursuant to Section 7.1 of the Mortgage Loan Agreement to take such action as Lender deems necessary to protect its indirect interest in the Property, including, without limitation, the obtaining of such insurance coverage which complies with the requirements set forth in Section 7.1 of the Mortgage Loan Agreement, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

Section 7.2.  Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender (provided that such notice shall not be required in the case of non-material damage for which the costs of completing Restoration shall be less than five percent (5%) of the Outstanding Principal Balance) and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Property and otherwise comply with the provisions of Section 7.4 hereof, Section 7.4 of the Mezzanine A Loan Agreement and Section 7.4 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and Mezzanine A Lender under the Mezzanine A Loan Agreement, Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3. Condemnation. Borrower shall (and shall cause Mortgage Borrower to) promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of the Property (or any portion thereof) of which Borrower or Mortgage Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and Mezzanine A Lender under the Mezzanine A Loan Agreement, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including without limitation any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of such Property (to the extent such Restoration is applicable) and otherwise comply with the provisions of Section 7.4 hereof, Section 7.4 of the Mezzanine A Loan Agreement and Section 7.4 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If the Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, subject to the rights of Mortgage Lender under the Mortgage Loan Agreement and Mezzanine A Lender under the Mezzanine A Loan Agreement, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4. Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under the Mortgage Loan Agreement in connection with the Restoration of the Property after a Casualty or Condemnation. In addition, (a) all Net Proceeds shall be made available in accordance with Section 7.4 of the Mortgage Loan Agreement and (b) Borrower shall not permit Mortgage Borrower to take any action under Section 7.4 of the Mortgage Loan Agreement that requires Mortgage Lender’s consent without Borrower first obtaining Lender’s consent (it being agreed that if Mortgage Lender agrees to act reasonably under such Section 7.4, then Lender shall be reasonable hereunder with respect to such consent rights). Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Mortgage Loan Restoration Provisions cease to exist or are waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such provisions, the “Waived Restoration Provisions”), subject to the rights of Mezzanine A Lender under Section 7.4 of the Mezzanine A Loan Agreement, Borrower shall promptly (i) notify Lender of the same and such Waived Restoration Provisions shall automatically be deemed to be incorporated by reference herein (as if set forth in this Agreement), (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Restoration Provisions as may be reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any Net Proceeds related to the Waived Restoration Provisions to the extent not required to be paid to Mortgage Lender or Mezzanine A Lender.

ARTICLE 8.

RESERVE FUNDS

Section 8.1.   [Intentionally Omitted].

Section 8.2.   Leasing Reserve Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.2 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Leasing Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.2 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.2 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Leasing Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.2 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.2 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.3.   Specified Tenant Space Leasing Reserve Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.3 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Specified Tenant Space Leasing Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.3 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.3 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Specified Tenant Space Leasing Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.3 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.3 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.4.   Operating Expense Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.4 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Operating Expense Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.4 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.4 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Operating Expense Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.4 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.4 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.5.   Excess Cash Flow Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.5 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Excess Cash Flow Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.5 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.5 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Excess Cash Flow Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.5 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.5 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.6.   Tax and Insurance Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.6 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Tax Account and/or the Insurance Account (as each is defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.6 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.6 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Tax Account and/or Insurance Account (as each is defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.6 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.6 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.7.   Free Rent Reserve Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.7 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Free Rent Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.7 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.7 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Free Rent Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.7 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.7 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.8.   Discounted/Free Parking Reserve Funds.

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.8 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Discounted/Free Parking Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.8 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.8 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Discounted/Free Parking Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.8 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.8 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.9.   Parking Rent Shortfall Reserve Funds

(a)    Borrower shall cause Mortgage Borrower to comply with the terms and conditions set forth in Section 8.9 of the Mortgage Loan Agreement.

(b)    In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Parking Rent Shortfall Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.9 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, then, subject to the rights of Mezzanine A Lender under Section 8.9 of the Mezzanine A Loan Agreement, (A) Lender shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Parking Rent Shortfall Reserve Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of Section 8.9 of the Mortgage Loan Agreement (including, without limitation, with respect to the manner of disbursement of funds therefrom) and irrespective of any waiver granted by Mortgage Lender, and (B) the provisions of Section 8.9 of the Mortgage Loan Agreement and all related definitions and provisions shall be incorporated herein by reference.

Section 8.10. [Intentionally Omitted.]

Section 8.11. The Accounts Generally.

(a)    Borrower hereby grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.11 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at its expense, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral; provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall not have any rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce its rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Pledge Agreement, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Pledge Agreement, may apply the amounts of such Accounts as Lender determines in its sole discretion including, without limitation, payment of the Debt.

(d)    Except as with respect to the Specified Tenant Space Leasing Reserve Account, which shall only be required to be funded to the extent of available Excess Cash Flow as otherwise set forth herein, the insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, actual losses, damages (excluding lost profits, diminution in value and other consequential damages, punitive damages and special damages except to the extent paid to a third party), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses of counsel; provided, however, that Borrower shall not be required to pay for more than one legal counsel in connection with its indemnification hereunder unless an actual or perceived conflict of interest exists or an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party), in each case, for Lenders arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, willful misconduct, illegal actors or fraud of Lender or its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. For the avoidance of doubt, this clause (e) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(f)    Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender and Borrower. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender a power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution, which shall be effective solely to the extent that an Event of Default exists or Borrower has failed to take such action within five (5) Business Days after Lender’s request.

(g)    Funds deposited in the Accounts shall be invested in Permitted Investments as provided for in Section 8.11(h) hereof. Interest accrued, if any, on sums on deposit in the Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)    Sums on deposit in the Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted. Lender shall not be liable for any loss sustained on the investment of any funds in the Accounts.

(i)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to the institution holding each Account for all fees, charges, costs and expenses in connection with such Account, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by such institution in connection with the administration of such Account.

(j)    Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly paid to Borrower.

Section 8.12. Letters of Credit.

(a)    This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days’ written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds. Borrower shall have no reimbursement obligations with respect to any Letter of Credit delivered hereunder, which shall be a capital contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in the form attached as Exhibit C to the Mortgage Loan Agreement.

(b)    Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least fifteen (15) Business Days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than fifteen (15) Business Days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not substituted a Letter of Credit from an Eligible Institution within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(c)    Notwithstanding anything to the contrary contained herein, Borrower shall only be permitted to deliver a Letter of Credit hereunder to the extent the amount of such Letter of Credit, together with the amounts of all other outstanding Letters of Credit in favor of Lender, does not exceed ten percent (10%) of the Outstanding Principal Balance.

ARTICLE 9.

CASH MANAGEMENT

Section 9.1. Establishment of Certain Accounts. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, or waives any of the other provisions in Article 8 or Article 9 of the Mortgage Loan Agreement (such terms and provisions in such Articles 8 and 9, collectively, the “Cash Management Provisions”), or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and any of the Cash Management Provisions are not required under the new mortgage loan, if any, or the Cash Management Provisions cease to exist or are reduced, waived or modified in any respect, then, subject to the rights of Mezzanine A Lender under Section 9.1 of the Mezzanine A Loan Agreement, Borrower shall, to the extent any portion of the Debt hereunder remains outstanding, if requested by Lender, cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the Cash Management Provisions to be paid to and deposited in an account controlled by Lender as though the applicable Cash Management Provisions were incorporated herein, mutatis mutandis, and all such other Cash Management Provisions shall be incorporated herein, mutatis mutandis (the “Substitute Cash Management Provisions”). In addition, if requested by Lender, Borrower shall execute any documents to evidence the implementation of the Substitute Cash Management Provisions with Lender so long as the Substitute Cash Management Provisions are substantially identical to the Cash Management Provisions. Borrower shall pledge the accounts established pursuant to the Substitute Cash Management Provisions to Lender as additional collateral for the Loan such that Lender has the same legal and economic rights and remedies as Mortgage Lender under the Cash Management Provisions, including, without limitation, the Cash Management Agreement and Section 9.3 of the Mortgage Loan Agreement; provided that in all events the disbursement and application of funds held in such accounts and reserves shall be identical to that provided in the Cash Management Provisions. In addition, Borrower shall cause Mortgage Borrower to comply in all respects with all of the Cash Management Provisions as required under the Mortgage Loan Agreement and shall cause Mezzanine A Borrower to comply in all respects with all of the Cash Management Provisions as required under the Mezzanine A Loan Agreement.

Section 9.2. Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided neither Mortgage Lender nor Lender is prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Mortgage Lender. The insufficiency of funds on deposit in the Accounts (as defined in the Mortgage Loan Agreement) shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligation shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 9.3. Distributions to Borrower. All transfers of funds on deposit in the Cash Management Account (as defined in the Mortgage Loan Agreement) to any Mezzanine Debt Service Account or otherwise to or for the benefit of Borrower or Lender pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents are intended by Mortgage Borrower to constitute, and shall constitute, direct distributions from Mortgage Borrower to Mezzanine A Borrower and from Mezzanine A Borrower to Borrower and shall be recorded accordingly in the books and records of the Mortgage Borrower, Mezzanine A Borrower and Borrower and comply with the separateness provisions set forth in Section 5.1 hereof. No provision of the Loan Documents, the Mezzanine A Loan Documents or the Mortgage Loan Documents shall create a debtor-creditor relationship between Borrower, Mezzanine A Borrower and Mortgage Borrower or between Borrower and Mortgage Lender or Mezzanine A Lender.

ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1. Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)    if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not made within five (5) Business Days of the date when due or (C) any other portion of the Debt is not paid when due and such non-payment under this clause (C) continues for five (5) Business Days following notice to Borrower that the same is due and payable, except to the extent that (i) sums sufficient to make such payment are available in the Cash Management Account (as defined in the Mortgage Loan Agreement or as part of the Substitute Cash Management Provisions) (taking into account the priority of payment in Section 9.3 of the Mortgage Loan Agreement or as part of the Substitute Cash Management Provisions) and (ii) Lender’s access to such sums is not restricted or constrained in any manner;

(b)    subject to Borrower’s right to contest (or cause Mortgage Borrower to contest) Taxes or Other Charges as set forth herein, if any of the Taxes or Other Charges are not paid prior to delinquency except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement or with Lender in accordance with the terms of this Agreement and neither Mortgage Lender’s nor Lender’s access to such sums is not restricted or constrained in any manner;

(c)    if (A) the Policies are not kept in full force and effect, except to the extent sums sufficient to pay the premiums for the Policies have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement or with Lender in accordance with the terms of this Agreement and neither Mortgage Lender’s nor Lender’s access to such sums is restricted or constrained in any manner, or (B) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof, and with respect to the evidence to be delivered pursuant to clause (B), if such failure continues for ten (10) Business Days after written notice from Lender;

(d)    any of the representations, covenants or provisions contained in Section 5 of the Pledge Agreement, Article 5 (other than Section 5.1(a)(xxi), which is addressed in clause (j) below), Article 6 (but excluding failure to comply with the prior notice requirements set forth in the definition of “Permitted Transfer” in Section 6.3 of this Agreement or “Permitted Assumption” in Section 6.4 of this Agreement, and provided that the failure to provide any information required in connection with any transfer that would, but for the failure to provide such information, constitute a Permitted Transfer or Permitted Assumption, shall not constitute an Event of Default hereunder, if such information is provided within ten (10) Business Days of the date Borrower becomes actually aware of such failure), Section 3.36, Section 4.28, Section 4.35 or Section 4.36 hereof are breached or violated; provided, however, that in the case of a breach under Section 3.36, Section 4.28, Section 4.35, Section 4.36 or Section 5.1(a), such breach shall not constitute an Event of Default hereunder if (i) such breach or violation was inadvertent and capable of being cured, and (ii) within ten (10) Business Days of the date Borrower becomes actually aware of such breach or violation, Borrower cures (or causes to be cured) such breach or violation and provides Lender with satisfactory evidence thereof;

(e)    if any representation or warranty made herein, in the Guaranty, in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material respect when made, unless the fact underlying such representation or warranty is capable of being cured (and is cured) by the Borrower within thirty (30) days after the Borrower’s actual knowledge thereof;

(f)    if (i) Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, Guarantor, or any managing member or general partner of Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, Guarantor or any managing member or general partner of Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor shall admit in writing its insolvency or inability to pay its debts as they become due if such admission in writing was made in bad faith with the intent of facilitating an involuntary bankruptcy proceeding of Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor and such writing is the basis for an involuntary bankruptcy proceeding of Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor that is not vacated, discharged, or stayed or bonded pending appeal within ninety (90) days; (vi) any Borrower Party (other than an Affiliated Manager) is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity or Guarantor; or (vii) a Bankruptcy Event occurs;

(g)   [intentionally omitted];

(h)    if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien (other than Permitted Encumbrances) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower obtains actual knowledge of such lien unless Mortgage Borrower shall be contesting such lien (to the extent permitted in this Agreement and the Mortgage Loan Agreement) and in accordance with all applicable Legal Requirements;

(i)    subject to Borrower’s and Mortgage Borrower’s right to contest Taxes as set forth herein and in the Mortgage Loan Agreement, if any federal tax lien (other than a Permitted Encumbrance) is filed against Borrower, Mezzanine A Borrower, Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, Guarantor, the Collateral or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after Borrower obtains actual knowledge of such lien (except that, if Borrower is diligently and expeditiously proceeds to discharge the same, such thirty (30) day period shall be extended for an additional thirty (30) day period; provided, however, that if a foreclosure has commenced, Borrower must discharge same immediately);

(j)    if any of the factual assumptions (other than those relating to Lender) contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue, in each case, in any material respect; provided, however, that any such untrue assumption shall not constitute an Event of Default hereunder if (i) such untrue assumption was inadvertent, capable of being cured and could not be reasonably expected to result in a Material Adverse Effect and (ii) within ten (10) Business Days of the date Borrower becomes aware of such untrue assumption, Borrower cures (or causes to be cured) such untrue assumption and, if required by Lender, Borrower delivers a New Non-Consolidation Opinion or an update (from the original issuing firm) to the applicable existing Non-Consolidation Opinion confirming that such breach does not alter the opinions given therein;

(k)    if (A) any of the financial covenants in Section 26(d) of the Guaranty are breached or (B) any other default occurs under the guaranty or indemnity executed in connection herewith for the benefit of Lender (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable notice, grace and/or cure periods, if any; provided that any such breach or default described in (A) or (B) shall not constitute an Event of Default if (1) such breach or default was inadvertent, immaterial and non-recurring, (2) such breach or default is non-monetary in nature, and (3) such breach or default is curable and Borrower or Guarantor shall promptly cure such breach or default within five (5) calendar days of Borrower’s or Guarantor’s obtaining actual knowledge of such breach or default;

(l)    at Lender’s option, if a Reporting Failure continues for sixty (60) days after written demand is made for delivery of the related Required Financial Item(s) (or such longer period of time agreed to by Lender in its sole discretion taking into account an explanation from Borrower as to why such Required Financial Item(s) cannot be timely delivered);

(m)   if, (A) at any time the Manager is not a Qualified Manager or (B) the Management Agreement is canceled, terminated, surrendered, expires pursuant to its terms or otherwise ceases to be in full force and effect, in each case, in violation of the terms of this Agreement, unless in either case the Borrower causes Mortgage Borrower to replace Manager with a Qualified Manager pursuant to a Qualified Management Agreement within ten (10) Business Days;

(n)    if any representation under Section 3.7 and/or covenant under Section 4.19 or Section 4.26 herein relating to ERISA or CFIUS Laws matters is breached other than a breach that, when taken together with any other uncured such breaches in the aggregate, does not result in and is not reasonably likely to result in a Material Adverse Effect and such breach is promptly remedied after Borrower obtains actual knowledge of the same in a manner Lender reasonably determines to be acceptable to Lender;

(o)    if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof and such failure is not cured within ten (10) Business Days after Borrower’s actual knowledge thereof;

(p)    intentionally omitted;

(q)    with respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (p) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) Business Days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) within thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(r)    if any default exists under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents and (for the avoidance of doubt, without limiting any other Event of Default set forth in the Loan Documents) the same is not cured (i) within ten (10) Business Days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) within thirty (30) days after notice from Lender (in the case of any other default or breach); provided that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(s)    if any Mortgage Loan Event of Default occurs and is continuing; provided, however, that in the event the Mortgage Loan Event of Default is no longer continuing because Lender has exercised its right to cure the Mortgage Loan Event of Default pursuant to the terms of this Agreement, such Mortgage Loan Event of Default shall be deemed to be still continuing and it shall be an Event of Default hereunder; or.

(t)    if any Mezzanine A Loan Event of Default occurs and is continuing; provided, however, that in the event the Mezzanine A Loan Event of Default is no longer continuing because Lender has exercised its right to cure the Mezzanine A Loan Event of Default pursuant to the terms of this Agreement, such Mezzanine A Loan Event of Default shall be deemed to be still continuing and it shall be an Event of Default hereunder.

Section 10.2. Remedies.

(a)    To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower, Mezzanine A Borrower, any Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity or any Mortgage SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand except as is otherwise expressly required by the Loan Documents, that Lender deems advisable to protect and enforce Lender’s rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Pledge Agreement, the Note and the other Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower, Mezzanine A Borrower, any Mezzanine A SPE Component Entity, Mortgage Borrower, any SPE Component Entity or any Mortgage SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Pledge Agreement, the Note and the other Loan Documents to the contrary notwithstanding.

(b)    Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Pledge Agreement, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender, at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of Lender’s rights and remedies under this Agreement, the Pledge Agreement, the Note or the other Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined, in its discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Pledge Agreement, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)    Lender shall have the right from time to time to partially foreclose the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Pledge Agreement and/or the Security Documents to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Lender may foreclose the Pledge Agreement and/or the Security Documents to recover so much of the principal balance of the Loan as Lender may and such other sums secured by the Pledge Agreement and/or the Security Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(d)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)    To the extent permitted by applicable law and notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Collateral (or any portion thereof) or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender shall determine in its sole discretion.

(f)    To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect the Lenders’ interest in the Property for such purposes, and the actual out-of-pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section 10.2, shall constitute a portion of the Debt and shall be due and payable to Lender for itself or for the account of any Lender, as applicable upon demand. All such actual out-of-pocket costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such actual out-of-pocket costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

ARTICLE 11.

SECONDARY MARKET

Section 11.1. Securitization.

(a)    Lender shall have the right (i) to sell, syndicate or otherwise transfer the Loan (or any portion thereof and/or interest therein), or sell participation interests in the Loan (or any portion thereof and/or interest therein), provided no such sale, syndication, transfer or participation shall be to a Person that is not an Eligible Assignee, or (ii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i) and (ii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (ii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”. Lender agrees that it has no right to create any additional mezzanine loan hereunder (other than the Mezzanine Loans). For the avoidance of doubt, in no instance shall the restriction on the sale, syndication or other transfer of the Loan (or any portion thereof and/or interest therein) to an Eligible Assignee apply to any Securitization or to any Securities issued in connection therewith.

(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation and to the extent customary and reasonable as provided in this sentence, to:

(i)              provide or cause Mortgage Borrower to provide (A) updated financial and other information reasonably available to Borrower or Mortgage Borrower with respect to the Property, the Mezzanine A Collateral, the Collateral, the business operated at the Property, Borrower, Mortgage Borrower, each other Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mortgage SPE Component Entity, any other Mezzanine SPE Component Entity and Manager, (B) updated budgets relating to the Property, and (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii)             to the extent such opinions were delivered to Lender in connection with the closing of the Loan (provided any such opinion was not waived by Lender with respect to the Loan), provide updated opinions of counsel, which may be relied upon by Lender and its counsel, agents and representatives, as to substantive non- consolidation, fraudulent conveyance, matters of Delaware law and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Mezzanine A Collateral, the Collateral, Borrower, Mortgage Borrower, each other Mezzanine Borrower, and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and shall be satisfactory in form and substance to the Rating Agencies (and the forms of opinions from such counsels delivered to Lender in connection with the closing of the Loan shall be deemed satisfactory);

(iii)          provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents (which representations and warranties may be updated to reflect any change in facts and circumstances since the Closing Date, provided that such change in facts and circumstances is not due to a Default by Borrower under the Loan Documents); and

(iv)            execute such amendments to the Loan Documents, the Mortgage Loan Documents, the other Mezzanine Loan Documents, and Borrower’s, Mortgage Borrower’s, any other Mezzanine Borrower’s, any SPE Component Entity’s, any Mortgage SPE Component Entity’s or any other Mezzanine SPE Component Entity’s organizational documents as may be reasonably required by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to amend and/or supplement the Independent Manager provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) further bifurcating the Loan into two or more additional components and/or additional separate notes, re- allocating the Loan among existing components or notes, reducing the number of components or notes of the Loan, and/or creating additional separate notes and/or creating additional senior/subordinate note structure(s), including, without limitation, re-allocating the principal amounts and the Spread and/or Prime Rate Spread (as defined herein, in the Mortgage Loan Agreement, and in each Mezzanine Loan Agreement, as applicable) of the Loan, the Mortgage Loan and/or the other Mezzanine Loans (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days (provided that the time periods in which Borrower is permitted to perform its obligations under the Loan Documents shall not be decreased); provided, however, that Borrower shall not be required to so modify or amend any Loan Document or organizational document if such modification or amendment shall impose a Secondary Market Adverse Change on the Borrower or Guarantor. The term “Secondary Market Adverse Change” means (i) either Borrower’s, Guarantor’s or Sponsor’s liabilities or obligations under the Loan Documents are increased, or Borrower’s, Guarantor’s or Sponsor’s rights under the Loan Documents are decreased, in either case in any manner that is adverse to Borrower, Guarantor or Sponsor or their respective Affiliates other than to a de minimis extent (although change in the weighted average interest rate described in clauses (ii)(w), (x), or (y) below shall not be deemed to increase any such liability or decrease any such rights in other than a de minimis extent), (ii) any change in the weighted average interest rate (whether before or after the time of the proposed Loan Bifurcation) (other than as a result of (w) payments and recoveries after a Mortgage Loan Event of Default or a Mezzanine Loan Event of Default, (x) application of proceeds following a Casualty or Condemnation, or (y) prepayments made in accordance with the terms of this Agreement, the Mortgage Loan Agreement or the other Mezzanine Loan Agreement), (iii) any change to the stated Maturity Date (other than as described in clause (C) above), (iv) after giving effect to the Loan Bifurcation, the outstanding principal amount of such participations, loans, and/or Notes does not equal the outstanding principal amount of the Loan immediately prior to such Loan Bifurcation; (v) any change that would affect the amortization of the Loan; and/or (vi) in connection with any bifurcation or reallocation (or modification in connection therewith), any change that would (I) create a risk that any indirect owner of Borrower that is a REIT cannot continue to qualify as a REIT or (II) create a risk that the Borrower or its Affiliates, or any direct owner of Borrower, would recognize a material amount of income in connection with the bifurcation or reallocation (or modification in connection therewith).

(c)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing pursuant to the Exchange Act or as shall otherwise be reasonably requested by Lender.

(d)    In connection with any anticipated Securitization, if requested by Lender, Borrower shall furnish to Lender:

(i)              monthly certified rent rolls within ten (10) days after the end of each calendar month; and

(ii)            monthly operating statements of the Property detailing the revenues received, the expenses incurred and the components of Net Operating Income before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month.

Section 11.2. Disclosure.

(a)    Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)    Subject to the limitations set forth in Section 11.2(c), Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any actual losses, claims, damages (excluding consequential, special and/or punitive damages except to the extent actually paid by such Person to a third party) or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates become subject in connection with any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (in each case excluding (x) any underwritten financial information, (y) any information (including financial information or forecasted information) solely contained in any third party report commissioned by Lender, such as appraisals, property condition reports and environmental reports, and (z) any projections or forecasts).

(c)    Borrower shall provide, in connection with a Securitization, an agreement (A)  certifying that (i) Borrower, Sponsor and Guarantor have examined the following sections of the Disclosure Documents: (1) the highlighted portions of the term sheet attached to such agreement as Annex A, and (2) with respect to the other Disclosure Documents, those sections of the Disclosure Documents entitled “Risk Factors” (but only the highlighted portions of the section entitled “Risk Factors” attached to such agreement as Annex B), “Description of the Property,” “Description of the Borrowers, the Borrower Sponsor, the Guarantor and Related Parties,” “Description of the Mezzanine Loans” (solely with respect to the description of the Mezzanine Borrowers), “Description of the Property Manager, the Management Agreements and the Assignment of Management Agreement” (if the Manager is an affiliate of the Borrower), “Description of the Reciprocal Easement Agreement,” “Description of the Parking Management Agreements and the Assignment of Parking Management Agreement,” “Sources and Uses,” “Annex A – Mortgage Loan Collateral Schedule,” “Annex E – Representations and Warranties of the Borrowers” and “Annex F – Borrower Organizational Charts” (or sections similarly titled or covering similar subject matters) and in the portions of the “Summary of Offering Circular” that relate to the foregoing, as each of the foregoing in clauses (1) and (2) relates to Mortgage Borrower, Mezzanine Borrower, Borrower Affiliates, Borrower Parties, the Property, the Collateral, Manager (if Manager is an affiliate of Borrower), or Guarantor (but not the description of the Loan terms or the Securities, the adequacy of which shall be determined by Lender in its discretion) (the foregoing in clauses (1) and (2), collectively with the Provided Information, the “Covered Disclosure Information”), and the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”) and/or acted as the Depositor, each of its officers and directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will not be liable in any such case under clauses (B) or (C) above with respect to (x) any underwritten financial information, (y) any information (including financial information or forecasted information) solely contained in any third party report commissioned by Lender, such as appraisals, property condition reports and environmental reports, and (z) any projections or forecasts; provided, further, that, (i) Borrower shall have been given a reasonable time to review and comment on any Disclosure Document and/or Covered Rating Agency Information in accordance with this Section 11.2(c) prior to the publication or distribution thereof and (ii) Borrower shall not be liable for any Liabilities arising from Lender’s failure to revise any Disclosure Document and/or Covered Rating Agency Information to reflect any Borrower comments to the Covered Disclosure Information that have been delivered in writing to Lender and are specifically set forth on a schedule to the Indemnification Agreement. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided so long as Borrower has had the opportunity to review and comment on the Covered Disclosure Information as described above. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(d)    In connection with filings under Exchange Act and/or the Securities Act, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the misrepresentation of a material fact provided by any Borrower Party or on behalf of any Borrower Party in the Covered Disclosure Information (provided Borrower shall not be liable for such Liabilities to the extent Borrower has had the opportunity to review and comment on the Covered Disclosure Information as described in clause (c) above and Lender has failed to revise the subject Covered Disclosure Information in accordance with Borrower’s comments thereto that have been delivered to Lender) and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e)    Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the reasonable cost of the indemnifying party.

(f)    The liabilities and obligations of Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. In the event Borrower and/or any other Borrower Party fails to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender and such failure continues for five (5) Business Days after notice thereof from Lender to Borrower (or such longer period of time agreed to by Lender in its sole discretion taking into account an explanation from Borrower as to why such item(s) cannot be timely delivered), the same shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default.

Section 11.3. Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4. Intentionally Omitted.

Section 11.5. Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder, Borrower shall pay all reasonable, out-of-pocket costs and expenses of Lender and Servicer and all costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6. Syndication. Without limiting Lender’s rights under Section 11.1, the provisions of this Section 11.6 (other than clause (a)(viii) and clause (a)(ix) below, which shall apply at all times during the term of the Loan) shall only apply prior to the first Securitization of the Loan.

(a)    Sale of Loan, Co-Lenders, Participations and Servicing.

(i)              Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders that are Eligible Assignees (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co- Lender accepts such assignment and assumes the assigned obligations. From and after the effective date specified in the Assignment and Assumption (i) each Co- Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii)  Lender, as lender, and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii)             The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Lender or Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii)           Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 4.12 and 4.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(iv)           The initial Lender (or an Affiliate thereof) shall act as administrative agent for itself and the other Lenders and Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 11.6. Borrower acknowledges that Agent shall have the sole and exclusive authority to execute and perform under this Agreement and each Loan Document on behalf of itself, as Lender, and as agent for itself and the other Lenders and Co-Lenders subject to the terms of the Co-Lending Agreement. Borrower acknowledges that Agent shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring Lender consent hereunder. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Agent to bind Lender and the Co- Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement, be subject to the consent or direction of some or all of the Co-Lenders. Agent may resign as administrative agent of the Co- Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement. The term Agent shall mean any successor Agent. Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by any Lender such that the Loan is held by a single Lender, then automatically, and without any further action by any Lender, all references to Agent hereunder shall be deemed to refer to such single Lender (or any affiliate appointed thereby) that holds the Loan.

(v)            Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi)            Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Agent shall have the same rights and powers under this Agreement as any other Lender or Co-Lender and may exercise the same as though it were not Agent. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Lender in its individual capacity. Agent and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii)           If required by any Co-Lender, Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii)         The Agent or Servicer, acting solely for this purpose as a non- fiduciary agent of Borrower, shall maintain at its domestic office or at such other location as the Agent or Servicer shall designate in writing to each Lender, Co- Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan (including principal amounts and stated interest) and the name and address of each Lender’s and Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent or Servicer, as applicable, Lenders and the Co- Lenders may treat each person or entity whose name is recorded in the Register as a Lender and Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower, Lender or any Co- Lender during normal business hours upon reasonable prior notice to the Agent or Servicer, as applicable. A Co-Lender may change its address and its agent for service of process upon written notice to the Agent or Servicer, as applicable, which notice shall only be effective upon actual receipt by the Agent or Servicer, as applicable, which receipt will be acknowledged by the Agent or Servicer, as applicable, upon request.

(ix)            Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”). No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co- Lender, as the case may be, and such Participant. Borrower may rely conclusively on the actions of Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement be subject to the consent or direction of some or all of the Participants. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co-Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder. Each Lender or Co-Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender or Co-Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or Co-Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(x)             Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b)    Cooperation in Syndication. Borrower agrees to assist Lender in completing a Syndication in accordance with the terms and provisions of Section 11.1(b) and Section 11.7 hereof relating to Secondary Market Transactions, mutatis mutandis.

(c)    [Intentionally Omitted].

(d)    No Joint Venture. Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(e)    Voting Rights of Co-Lenders. Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

(f)    Letters of Credit. Each Co-Lender agrees that, prior to the first Securitization of the Loan, (i) any Letter of Credit delivered to Lender in accordance with the terms of this Agreement shall name Agent as the sole beneficiary thereunder for the benefit of the Co-Lenders, and (ii) each Co-Lender authorizes Agent to, and Agent hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event Agent draws upon any such Letter of Credit, each Co-Lender authorizes Agent to, and Agent hereby agrees to, deposit the proceeds into the Restricted Account (or into one or more of the Accounts) in the manner set forth herein. Upon the first Securitization of the Loan, each Co-Lender authorizes Agent to, and Agent hereby agrees to, assign to the related trustee all of Agent’s right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in Agent’s possession, whereupon without any further action by any of the Co-Lenders Agent shall be released from any and all liability relating in any way to such Letter(s) of Credit.

Section 11.7. Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 11, neither Borrower nor any of its direct or indirect owners shall be required to incur any costs or expenses in the performance of Borrower’s obligations under Section 11.1 above other than expenses of Borrower’s counsel.

ARTICLE 12.

INDEMNIFICATIONS

Section 12.1. General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property, the Mezzanine A Collateral or the Collateral (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, the Management Agreement, the Parking Management Agreement, or any 350 S. Figueroa Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Pledge Agreement; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts (the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation hereunder (x) to the extent that any Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or any other Indemnified Party or (y) any consequential, punitive, exemplary and special damages except to the extent paid to a third party. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become due and payable on the date that is ten (10) days after Borrower receives written notice from Lender that such Losses were sustained by Lender and shall bear interest at the Default Rate from the date that is ten (10) days after the date Borrower receives notice from Lender that such Losses were sustained by Lender until such time as such amounts are paid. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall not have any liability for any Indemnified Liabilities imposed upon or incurred by or asserted against any Indemnified Parties to the extent that Borrower proves that such Indemnified Liabilities were caused by actions, conditions or events that first occurred or arose after the date that (i) Mortgage Borrower is dispossessed of control of the Property in connection with Mortgage Lender’s exercise of remedies and to the extent that such Indemnified Liabilities were not caused by the actions of Borrower, Mortgage Borrower, or any Affiliate or agent of Borrower or Mortgage Borrower, or (ii) any Mezzanine Lender (or any purchaser at a foreclosure sale or any Mezzanine Lender’s designee of an assignment in lieu of foreclosure) actually acquired title to or control of the direct ownership interests in the Mortgage Borrower or any Mezzanine Borrower pursuant to a foreclosure of the Pledge Agreement (as defined in the respective Mezzanine Loan Agreement) or an assignment in lieu of foreclosure of the Pledge Agreement (as defined in the respective Mezzanine Loan Agreement) that has not been set aside, rescinded or invalidated, whereby such Mezzanine Borrower is no longer the one hundred percent (100%) owner of the Mortgage Borrower or other Mezzanine Borrower, as applicable, or other exercise of remedies, and that such Indemnified Liabilities were not caused by the actions of Borrower, Mortgage Borrower, any other Mezzanine Borrower, or any Affiliate or agent of Borrower, Mortgage Borrower, or any other Mezzanine Borrower. For the avoidance of doubt, this Section 12.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

Section 12.2. Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making of the Pledge Agreement, the Note or any of the other Loan Documents, any of the Mezzanine A Loan Documents or any of the Mortgage Loan Documents (but excluding any income, franchise or other similar taxes imposed on Lender and/or Lenders) or any payment in lieu thereof.

Section 12.3. ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction, or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4. Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by Lender (for itself and/or on behalf of any other Indemnified Parties), Borrower shall defend Lender and/or any such Indemnified Parties (if requested by Lender, in the name of Lender and/or any such Indemnified Parties) to the extent required hereunder by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, Lender may (for itself and/or on behalf of any other Indemnified Parties), in its sole discretion, engage its own attorneys and other professionals to defend or assist Lender and/or any such Indemnified Parties, and, at the option of Lender (on its own behalf and/or on behalf of any Indemnified Parties), its attorneys shall control the resolution of any claim or proceeding subject to Borrower’s right to consent to any settlement (such consent not to be unreasonably withheld or delayed). Borrower shall pay or, in the sole discretion of the Lender, reimburse, the Lender for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, Borrower shall not be obligated to pay for fees and disbursements of more than one set of legal professionals retained by Indemnified Parties with respect to any indemnified claim (in addition to Borrower’s own legal professionals) regardless of the number of Indemnified Parties; provided, however (i) Indemnified Parties, collectively, may retain multiple law firms and/or multiple lawyers at the same firm if Indemnified Parties reasonably determine that separate specialized legal counsel is required with respect to specific matters, but no Indemnified Parties shall have its own separate counsel except as provided in subclause (ii) of this clause and (ii) (x) any Indemnified Party may retain its own separate counsel, and Borrower shall pay for the out-of-pocket fees and disbursement of such counsel, if such Indemnified Parties, based upon the advice of counsel, has separate defenses that would be materially and adversely compromised if it were to retain the same counsel or, if based upon the advice of counsel, a conflict exists between Borrower and such Indemnified Parties or the Indemnified Parties, or, if during the continuance of an Event of Default, based upon the advice of counsel, a Lender has no further common interests and (y) any Indemnified Party may retain its own separate counsel at any time as described above at any time at its sole cost and expense.

Section 12.5. Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of an assignment in lieu of foreclosure of the Pledge Agreement.

Section 12.6. Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Pledge Agreement.

ARTICLE 13.

EXCULPATION

Section 13.1. Exculpation.

(a)    Subject to the qualifications below, no recourse shall be had against, and Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against, any Borrower Party or any direct or indirect principal, director, officer, employee, manager, beneficiary, parent, beneficial owner, shareholder, partner, member, trustee, agent, or Affiliate of any Borrower Party or any direct or indirect legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enforce the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or to enable Lender to realize upon its interest in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment with respect to the Loan against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement, the other Loan Documents or otherwise. The provisions of this Section shall not, however, (1)   constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (3) affect the validity or enforceability of any Loan Document or any guaranty in connection with the Loan (including, without limitation, the indemnities set forth in Article 12 hereof, the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder; (4) intentionally omitted; (5) impair the right of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (6) [intentionally omitted]; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral or any portion thereof; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Lender (including reasonable attorneys’ fees and actual, out-of-pocket costs reasonably incurred) arising out of or in connection with the following:

(i)             fraud or intentional material misrepresentation by any Borrower Party or any Affiliate thereof in connection with the Loan;

(ii)             intentional material physical waste to the Property (or any portion thereof) caused by any Borrower Party or any Affiliate thereof (provided that the foregoing is not the result of the insufficiency of cash flow from the Property to prevent such waste, or the failure of Mortgage Lender to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, or the failure of Lender to release funds from the applicable Reserve Accounts (if any) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement or the Borrower’s or Mortgage Borrower’s lack of access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow) and/or the removal or disposal of any Personal Property in violation of the terms of this Agreement during the continuance of an Event of Default unless such Personal Property is obsolete, is no longer in use, or is replaced with Personal Property of substantially the same value and utility; provided that alterations in accordance with the Loan Documents shall not result in liability under this clause (ii);

(iii)           the intentional misappropriation or conversion by any Borrower Party or any Affiliate thereof, in contravention of the Loan Documents, of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents during the continuance of a Trigger Period or Event of Default, or (D) any Security Deposits or Rents collected from Tenants or other occupants in advance;

(iv)          subject to Borrower’s right to contest the same in accordance with the terms hereof, Borrower’s failure to pay (or Borrower’s failure to cause payment of) Taxes that create liens on any portion of the Property (provided that the foregoing is not the result of the insufficiency of cash flow from the Property to pay such Taxes, the failure of Mortgage Lender to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, or the failure of Lender to release funds from the applicable Reserve Accounts (if any) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement or the Borrower’s or Mortgage Borrower’s lack of access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow); provided, further that this clause (iv) shall not apply to (I) mortgage, mortgage recording, stamp, intangible or other similar Taxes, and (II) transfer taxes arising out of or in connection with any exercise of remedies by Lender under the Loan Documents or Mortgage Lender under any Mortgage Loan Documents;

(v)             to the extent there exists sufficient cash flow from the Property to pay Insurance Premiums, Borrower’s failure to pay (or Borrower’s failure to cause payment of) such Insurance Premiums (provided that the foregoing is not the result of the insufficiency of cash flow from the Property to pay such Insurance Premiums, the failure of Mortgage Lender to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, or the failure of Lender to release funds from the applicable Reserve Accounts (if any) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement or the Borrower’s or Mortgage Borrower’s lack of access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow);

(vi)            [intentionally omitted];

(vii)          except as set forth in Section 13.1(b) below, any representation, warranty or covenant contained in Article 5 hereof is violated or breached in a material respect; provided, however, that solely with respect to a material breach of Section 5.1(a)(vii) that arises from Borrower’s or Mortgage Borrower’s failure to pay trade and operational indebtedness, such breach shall not result in recourse under the Loan pursuant to this clause (vii) if cash flow from the Property available to it is not sufficient to pay such amounts, if Mortgage Lender fails to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, if Lender fails to release funds from the applicable Reserve Accounts (if any) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement, or if Borrower or Mortgage Borrower does not have access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow;

(viii)         except as set forth in Section 13.1(b) below, (A) Borrower fails to obtain Lender’s prior consent to any voluntary Prohibited Transfer as required by this Agreement (other than a Permitted Transfer or Permitted Assumption), provided that there shall be no liability for failure to perform administrative requirements (such as provision of notice or information) if the underlying transfer is a Permitted Transfer or a Permitted Assumption but for the satisfaction of the administrative requirements and such administrative requirements are satisfied within ten (10) Business Days of written notice to Borrower of the same or (B) any covenant contained in Section 6.6 hereof is violated or breached;

(ix)            except as set forth in Section 13.1(b) below, if Borrower fails to obtain Lender’s prior consent (if and to the extent required under the Loan Documents) to any voluntary subordinate financing (whether or not secured by a direct interest in Borrower, the Property or the Collateral) or other voluntary liens that are not considered Permitted Encumbrances hereunder, unless such debt was permitted when incurred but was not repaid due to the insufficiency of cash flow from the Property to repay the same, the failure of Mortgage Lender to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, the failure of Lender to release funds from the applicable Reserve Accounts (if any) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement, or Borrower’s or Mortgage Borrower’s lack of access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to such cash flow;

(x)             [intentionally omitted];

(xi)            any litigation or other legal proceeding related to the Loan filed by Borrower, Guarantor or any Controlled Affiliate thereof in bad faith and with the intent to (and that actually does) wrongfully delay, impede, obstruct, hinder, enjoin or otherwise interfere with or frustrate the efforts of Lender to foreclose on the Property, as determined by a non-appealable judgment;

(xii)           if any Security Deposits, advance deposits or any other deposits collected from Tenants or other occupants with respect to the Property are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such Security Deposits, advance deposits or other deposits were applied in accordance with the terms and conditions of any of the Leases;

(xiii)           any amendment, modification, cancellation or termination of the Parking REA which is consented to, agreed to or voted for by Borrower, in each case, in violation of the terms of the Loan Documents;

(xiv)           any withdrawal liability under any Multiemployer Plan, CBA or any other agreement with any labor union relating to the Property and pursuant to which Borrower, Mortgage Borrower, Manager or any Affiliate of Borrower, Mortgage Borrower or Manager is a party; and/or

(xv)            either Mezzanine A Borrower or Mortgage Borrower “opts out” of Article 8 of the UCC without Lender’s prior written consent.

(b)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of:

(i)                the occurrence of a Bankruptcy Event;

(ii)               any voluntary Prohibited Transfer of all or substantially all of the Property constituting real property, or the Collateral or any portion thereof, in violation of the terms of the Loan Documents (and excluding in all cases (A) a Permitted Transfer or a Permitted Assumption and (B) any transfer that solely violates Sections 6.3(H) or 6.4(o) hereof (but any such transfer under this clause (B)  shall be subject to Section 13.1(a)(viii) above)), provided, however, that there shall be no recourse liability under this clause (ii) with respect to any transfer which, but for the failure to provide notice or information, would constitute a Permitted Transfer or Permitted Assumption, so long as Borrower provides such notice or information within ten (10) Business Days of written notice of the same;

(iii)              any transfer of Control of Borrower and/or Mortgage Borrower or any transfer of all or substantially all of the direct or indirect equity interests in Borrower or Mortgage Borrower, in any case, in violation of the terms of the Loan Documents (excluding however, any transfer that solely violates Sections 6.3(H) or 6.4(o) hereof (provided that any such transfer shall be subject to Section 13.1(a)(viii) above)), provided, however, that there shall be no recourse liability under this clause (iii) with respect to any transfer which, but for the failure to provide notice or information, would constitute a Permitted Transfer or Permitted Assumption, so long as Borrower provides such notice or information within ten (10) Business Days of written notice of the same; and/or

(iv)            any representation, warranty or covenant contained in Article 5 hereof is violated or breached and such violation or breach results in the substantive consolidation in bankruptcy of Borrower or Mortgage Borrower with any Person.

(c)    In connection with this Section 13.1, it is acknowledged and agreed that any transfer that arises as a result of insufficiency of cash flow from the Property, the failure of Mortgage Lender to release funds from the applicable Reserve Accounts (as defined in the Mortgage Loan Agreement) after all conditions to such release had been met to the extent sums sufficient to pay or perform such liability have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, the failure of Lender to release funds from the applicable Reserve Account (if any) after all conditions to such release have been met to the extent sums sufficient to pay or perform such liability have been deposited with Lender in accordance with the terms of this Agreement, or Borrower’s or Mortgage Borrower’s lack of access to cash flow from the Property as a result of Lender’s or Mortgage Lender’s exercise of remedies with respect to Property cash flow, including without limitation, the imposition of any lien on the Property or the Collateral by a creditor of Borrower or Mortgage Borrower, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as a result of any of the foregoing, shall not constitute a “voluntary” transfer or Prohibited Transfer. It is also understood and agreed that Borrower’s insolvency (absent an event described in clause (b)(i) above), inadequate capital, and/or inability to pay its debts as they come due, and/or inability to pay from its own assets its obligations, are not, in and of themselves, events that give rise to recourse to the Borrower or Guarantor hereunder.

(d)    For purposes of this Section 13.1, a foreclosure (or conveyance in lieu) of the Collateral securing the Loan (or exercise of remedial rights or actions taken by a servicer, trustee, Lender, or any agent thereof) shall not be deemed a transfer in violation of the Loan Documents. In addition, there shall be no liability under this Section 13.1 for events or circumstances first arising or accruing from and after the earlier of the date that (x)  Borrower is dispossessed of control of the Collateral as a result of the exercise of Lender’s remedies under the Loan Documents, (y) Mezzanine A Borrower is dispossessed of control of the Mezzanine A Collateral as a result of the exercise of Mezzanine A Lender’s remedies under the Mezzanine A Loan Documents, or (z) Mortgage Borrower is dispossessed of control of the Property as a result of the exercise of Mortgage Lender’s remedies under the Mortgage Loan Documents, provided that in either case (x), (y), or (z) such events or circumstances were not caused by the actions of Borrower, Mezzanine A Borrower, or Mortgage Borrower or any Affiliate or agent of Borrower, Mezzanine A Borrower, or Mortgage Borrower.

ARTICLE 14.

NOTICES

Section 14.1. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Brookfield Properties
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner

With a copy to:	c/o Brookfield Properties
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Daniel Reynolds

If to Lender:	SBAF Mortgage Fund I/Lender, LLC
c/o Principal Real Estate Investors, LLC
801 Grand Avenue
Des Moines, Iowa 50392
Attention: General Counsel

with a copy to:	Eversheds Sutherland (US) LLP
999 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309-3996
Attention: David F. Reid

or addressed as such party may from time to time designate by written notice to the other parties.

Any party by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15.

FURTHER ASSURANCES

Section 15.1. Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise identical in form and substance; provided that in the case of lost Note, Borrower will execute a replacement note only if Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit. Under no circumstances shall any such action, replacement or reaffirmation increase Borrower’s obligations, or decrease Borrower’s rights, under the Loan Documents or modify any economic term thereof.

Section 15.2. Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Pledge Agreement and thereafter, from time to time, will cause the Pledge Agreement and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Collateral and each instrument of further assurance (including applicable UCC financing statements, amendments, and continuation statements) to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in the Collateral. Borrower will pay all taxes (but excluding any income, franchise or other similar taxes imposed on Lender), filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Pledge Agreement, and any of the other Loan Documents and UCC financing statements, amendments, and continuation statements creating or evidencing a lien or security interest on the Collateral, and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges (but excluding any income, franchise or other similar taxes imposed on Lender) arising out of or in connection with the execution and delivery of the Pledge Agreement, any security instrument with respect to the Collateral or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.

Section 15.3. Further Acts, etc. Borrower will, at its cost and, except as may be otherwise provided in Article 11 of this Agreement, without expense to Lender, do, execute, acknowledge and deliver all and every further acts, conveyances, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the collateral and rights hereby granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Pledge Agreement or any financing statement, or for complying with all Legal Requirements, provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver within five (5) Business Days following written notice from Lender, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively or perfect the security interest of Lender in the Collateral. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3; provided, however, Lender shall not execute any such documents under such power unless an Event of Default is continuing or Borrower has failed to do so after five (5) days written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

Section 15.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Collateral for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Collateral, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable without premium or penalty.

(b)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreement, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any, provided that in no event Borrower shall be required to pay any Excluded Taxes.

ARTICLE 16.

WAIVERS

Section 16.1. Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. To the extent permitted by applicable law, no delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2. Modification, Waiver, Consents and Approvals in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Pledge Agreement, the Note or the other Loan Documents, and no consent to any departure by Borrower from any of the requirements or provisions of this Agreement or any of the other Loan Documents, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver, consent or approval shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3. Delay Not a Waiver.

To the extent permitted by applicable law, neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4. Waiver of Trial by Jury.

BORROWER AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE PLEDGE AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5. Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a)  with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and, to the extent permitted by applicable law, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement and the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6. Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or any of its agents have, in connection with any approval or consent requested of Lender hereunder, acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, to the extent permitted by applicable law, Borrower agrees that Lender and its agents shall not be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably in connection with any approval or consent requested of Lender hereunder shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7. Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Pledge Agreement of the Collateral or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Pledge Agreement on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Pledge Agreement and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8. Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases, to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Pledge Agreement or other Loan Documents.

Section 16.9. Waiver of Counterclaim.

To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or any of its agents.

Section 16.10. Sole Discretion of Lender.

Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender except, in each case, as may be otherwise expressly and specifically provided herein.

ARTICLE 17.

MISCELLANEOUS

Section 17.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Pledge Agreement, the Note or the other Loan Documents, it being acknowledged, however, that the representations and warranties in this Agreement are made solely as of the date hereof unless remade pursuant to the terms of this Agreement or another Loan Document. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2. Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY DISPUTES, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (WHETHER SOUNDING IN CONTRACT OR TORT LAW), THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NY 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3. Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6. Expenses.

(a)     Except as otherwise expressly set forth herein (including, without limitation, as expressly provided in Article 11 and Section 17.26 hereof), Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of counsel), in each case, incurred by Lender in accordance with this Agreement in connection with: (i) the preparation, negotiation, execution and delivery of this Agreement, the Pledge Agreement, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for any Borrower Party (including without limitation any opinions reasonably requested by Lender prior to the Closing Date as to any legal matters arising under this Agreement, the Pledge Agreement, the Note and the other Loan Documents with respect to the Property); (ii) unless otherwise expressly provided in the Loan Documents, Lender’s actual out-of-pocket costs incurred in connection with any requests made by Borrower pursuant to the provisions of this Agreement; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Pledge Agreement, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Pledge Agreement, the Note and the other Loan Documents and any other documents or matters reasonably requested by (x) prior to the Closing Date, Lender and (y) after the Closing Date, Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; and (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents; provided, however, that Borrower shall not be liable for the payment of any costs and expenses under this Section 17.6 to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)     In addition, except as otherwise expressly set forth herein, Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of, counsel), in each case, incurred by Lender in accordance with this Agreement in connection with: (i) unless otherwise expressly provided in this Agreement, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Pledge Agreement, the Note, the other Loan Documents, the Property, the Collateral or any other security given for the Loan; (ii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or with respect to the Property, the Mezzanine A Collateral or the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (iii) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated in each case, in accordance with the applicable terms and conditions hereof; provided, however, that, with respect to each of subsections (i) though (iii) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding the foregoing or anything to the contrary in this Agreement, no special servicing fees or similar costs shall be due and payable by Borrower except, after a Securitization, to the extent attributable to periods when an Event of Default has occurred and is continuing or the Loan is in workout or forbearance or is otherwise is in “special servicing”.

Section 17.7. Cost of Enforcement. In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender properly exercises any of its other remedies under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Borrower shall be chargeable with and agree to pay all costs of collection and defense, including actual out-of-pocket attorneys’ fees and costs of, counsel, in each case, for Lender, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8. Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9. Offsets, Counterclaims and Defenses. To the extent permitted by applicable law, any assignee of Lender’s interest in and to this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims (other than a compulsory counterclaim) or defenses which are unrelated to such documents and the Loan which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10. No Joint Venture or Partnership; No Third Party Beneficiaries; Non Liability of Lenders.

(a)    Borrower and Lender intend that the relationships created under this Agreement, the Pledge Agreement, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and/or Lender nor to grant Lender any interest in the Collateral other than that of a beneficiary or lender.

(b)    This Agreement, the Pledge Agreement, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Pledge Agreement, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender or Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person (other than Lender) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions (other than Lender), any or all of which may be freely waived in whole or in part by Lender if, in its sole discretion, Lender deems it advisable or desirable to do so.

(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property, the Mezzanine A Collateral and the Collateral. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property, the Mezzanine A Collateral or the Collateral.

(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases), the Mezzanine A Collateral or the Collateral; or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party, the Collateral, the Mezzanine A Collateral and/or the Property (or any portion thereof) is subject.

(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property, the Mezzanine A Collateral or the Collateral and notwithstanding any investigation of the Property, the Mezzanine A Collateral or the Collateral by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreement and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

(g)    Lender shall not have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Lender to Borrower or any other Borrower Party. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

Section 17.11. Publicity; Confidentiality.

(a)    Publicity. All news releases, publicity or advertising by Borrower, Lender or their respective Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Pledge Agreement or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Pledge Agreement or the other Loan Documents, or to Lender or any of its Affiliates shall be subject to the prior written approval of Lender or Borrower, as applicable, not to be unreasonably withheld or delayed; provided that (a) Borrower may issue a release stating that a financing has occurred which does not mention Lender or any Affiliates of Lender, any of the material terms of the Loan (other than the Loan amount) or any Securities or Securitization or any prospective securitization or securities related to the Loan and (b) Lender may commission advertisements in newspapers, trade publications or other written public advertisement media (including tombstone advertisements) which may include references to the Loan, the Collateral and the Property (but not to Sponsor or the name “Brookfield”). The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Lender in connection with a potential Secondary Market Transaction, it being agreed that Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender to issue, such marketing materials, term sheets and other materials as Lender may deem reasonably necessary or appropriate in connection with Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein.

(b)    Confidentiality. Except as otherwise provided by Legal Requirements, Lender shall keep all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (i) to any of their respective Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (ii) as reasonably requested by any bona fide assignee, participant or other transferee in connection with the contemplated transfer of any Note or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (iii) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (iv) to the Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and either have a legal obligation to keep such information confidential or agree to keep such information confidential in accordance with the terms of this Section); (v)  in connection with any Secondary Market Transaction; (vi) if an Event of Default exists, to any other Person, as deemed reasonably necessary by Lender in connection with the exercise by the Lender of its rights hereunder or under any of the other Loan Documents; and (vii) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non- confidential basis from a source other than the Borrower or any Affiliate.

Section 17.12. Limitation of Liability. No claim may be made by Borrower or any other Person against Lender, or its Affiliates, directors, officers, employees, attorneys or agents, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and, to the extent permitted by applicable law, Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Pledge Agreement, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Pledge Agreement and the other Loan Documents and this Agreement, the Note, the Pledge Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Pledge Agreement and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Lender or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 17.14. Entire Agreement. This Agreement, the Note, the Pledge Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents.

Section 17.15. Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns forever.

Section 17.16. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 17.17. Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their respective Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person (unless such Person is claiming a fee or compensation as a result of the actions of Lender). The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that no Broker was engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arm’s-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18. Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender is hereby authorized by Borrower, at any time while an Event of Default is continuing, without prior notice to Borrower or to any other Person, any such notice being hereby expressly waived by Borrower to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender or any affiliate of the Lender, to or for the credit or the account of Borrower against and on account of any of the Debt, irrespective of whether or not any or all of the Debt has been declared to be, or has otherwise become, due and payable as permitted hereunder, and although the Debt or the applicable portion thereof shall be contingent or unmatured.

Section 17.19. Intercreditor Agreement. Mortgage Lender and Mezzanine Lenders are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Mortgage Loan, the Mezzanine Loans, Mortgage Borrower, Mezzanine Borrowers, the Property, the Mezzanine A Collateral and the Collateral. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Mortgage Lender and Mezzanine Lenders and (ii) Mortgage Borrower and Mezzanine Borrowers are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Neither Mortgage Lender nor Mezzanine Lenders shall have any obligation to disclose to Mortgage Borrower or Mezzanine Borrowers the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof. In no event shall Borrower be bound by, or be charged with knowledge of, the terms and conditions of the Intercreditor Agreement.

Section 17.20. Reinstatement of Debt. If, on account of the subordination of the Loan to the Mezzanine A Loan and the Mortgage Loan, Lender is required to remit to Mezzanine A Lender or Mortgage Lender any amount theretofore paid to Lender hereunder, then such amount shall continue to be owing pursuant to this Agreement and the other Loan Documents as part of the Debt, notwithstanding the prior receipt of such payment by Lender.

Section 17.21. [Intentionally Omitted].

Section 17.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 17.23. Titled Parties. From time to time at its discretion, Lender may add Persons as titled parties hereto and in connection therewith the parties hereto agree that a replacement cover page will be generated to reflect such titled parties.

Section 17.24. Federal Reserve Bank Assignments; German Covered Bonds. In addition to the assignments and participations permitted under the foregoing Sections, and without the need to comply with any of the formal or procedural requirements of the foregoing Sections, any Lender may at any time and from time to time collaterally assign its interests in all or any portion of its rights under all or any of the Loan Documents to (i) a Federal Reserve Bank or (ii) any Person which is a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any successor or substitute legislation. No such pledge, assignment or transfer shall release the assigning Lender from its obligations hereunder. Borrower shall and shall cause each other Borrower Party (other than Guarantor) to execute within fifteen (15) Business Days after request therefor is made by any Lender, any documents or any amendments, amendments and restatements and/or modifications to any Loan Documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by such Lender in order to make the Loan Documents eligible under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation, provided that in no event shall any such document or any amendment, amendment and restatement and/or modification and/or estoppel certificate reduce any Borrower Party’s rights or increase any Borrower Party’s obligations, in either case, other than to a de minimis or ministerial extent.

Section 17.25. Information to Assignee, Etc. Subject in all events to the provisions of Section 17.11(b), a Lender may furnish any information concerning the Borrower, any other Borrower Party or any affiliate thereof in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

Section 17.26. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer (the “Servicing Agreement”). Borrower shall be responsible for the set-up fees and any other initial costs relating to or arising under the Servicing Agreement, but shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement, which costs shall be paid by the Lender. Notwithstanding the foregoing, if the Loan is Securitized, Borrower shall reimburse Lender on demand for (a) all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees or special servicing fees as a result of an Event of Default or the Loan becoming “specially serviced”, or any enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower, in each case without duplication, to the extent default interest paid by Borrower under the Loan Documents is insufficient to pay the same (provided that in any event (x) annual special servicing fees shall not exceed one-quarter of one percent (0.25%) of the then outstanding Loan amount per annum, (y) workout fees shall not exceed one-quarter of one percent (0.25%) of each collection of interest and principal collections of the Loan and shall not be payable by Borrower unless an Event of Default has occurred, and (z) liquidation fees shall not exceed the amount, if any, by which one-quarter of one percent (0.25%) of liquidation proceeds exceeds amount previously paid in respect of workout fees and shall not be payable by Borrower unless an Event of Default has occurred) and (b) during the continuance of an Event of Default or at any time when the Loan is “specially serviced,” the reasonable costs of all customary property inspections and/or appraisals of the Property (or updates to any existing inspection or appraisal) that Servicer may be required to obtain pursuant to the applicable trust and servicing agreement or pooling and servicing agreement (other than the cost of regular annual inspections required to be borne by Servicer under such servicing agreement). Additionally, Borrower shall pay all reasonable out-of-pocket costs and expenses (but not any additional servicing fee) in connection with any consent requests made by Borrower during the term of the Loan. For avoidance of doubt, no modification fee or other amount (other than Lender’s reasonable out-of-pocket costs) shall be payable in connection with (i) any transaction for which a workout fee is paid or (ii) any assumption of the Loan except as expressly provided in Section 6.4 hereof. To the extent late charges and default interest under the Loan Documents paid by Borrower are insufficient to pay the same (and all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees or special servicing fees as a result of an Event of Default under the Loan Documents or the Loan becoming “specially serviced,” or any enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower, subject to the caps specified herein), Borrower shall pay the interest payable on advances made by Servicer or the trustee with respect to any delinquent debt service payments and any protective advances.

Section 17.27. Borrower Affiliate Lender. Lender agrees that the Lender Documents to which it is a party shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning a beneficial interest (a) in any single or multi-class non-controlling Securities in respect of any private or public Securitization of the Mortgage Loan, (b) of not more than forty-nine percent (49%) in the Mortgage Loan (provided a Securitization has not occurred with respect to the Mortgage Loan and such beneficial interest arises only as the result of such Borrower Affiliate Lender acquiring an interest in a previously non-Affiliated Person who owned a beneficial interest in the Mortgage Loan at the time of such Borrower Affiliate Lender’s acquisition), (c) of more than forty-nine percent (49%) in the Mortgage Loan (provided a Securitization has not occurred with respect to the Mortgage Loan and such beneficial interest arises only as the result of such Borrower Affiliate Lender acquiring an interest in a previously non-Affiliated Person who owned a beneficial interest in the Mortgage Loan at the time of such Borrower Affiliate Lender’s acquisition), provided that within sixty (60) days of such acquisition Borrower Affiliate Lender’s beneficial interest in the Mortgage Loan shall be reduced to (and remain) not more than forty-nine percent (49%) or (d) in any Mezzanine Loan (each acquiring Affiliate, a “Borrower Affiliate Lender”), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Borrower Affiliate Lender under the Mortgage Loan and Mezzanine Loans including, without limitation, (i) restrictions on any such Borrower Affiliate Lender having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Mortgage Loan or any Mezzanine Loan, (ii) restrictions on any such Borrower Affiliate Lender’s approval and consent rights under any intercreditor or co-lender agreement, (iii) restrictions on such Borrower Affiliate Lender’s initiation of enforcement actions against equity collateral, (iv) restrictions on the making of protective advances, (v) restrictions on such Borrower Affiliate Lender from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Mortgage Loan or any Mezzanine Loan, against Mortgage Lender or any Mezzanine Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Mortgage Loan Documents, any Mezzanine Loan Documents, any intercreditor agreement or any applicable co-lender agreement, and (vi) restrictions on such Borrower Affiliate Lender’s access to any information regarding the Mortgage Loan or any Mezzanine Loan, including any electronic platform for the distribution of materials or information among the Mortgage Lender and the Mezzanine Lenders, any “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Mortgage Lender and/or any Mezzanine Lender, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Mortgage Loan or any Mezzanine Loan, other than in its capacity as Mortgage Borrower or a Mezzanine Borrower to the extent discussions and negotiations are being conducted with Mortgage Borrower and/or any Mezzanine Borrower (as distinct from internal discussions and negotiations among the various creditors).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MAGUIRE PROPERTIES-555 W. FIFTH MEZZ II, LLC,
a Delaware limited liability company

By:	/s/ Christina Schmidt
Name: Christina Schmidt
Its: Vice President, Regional Counsel

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Mezzanine B Loan Agreement]

LENDER:

SBAF MORTGAGE FUND I/LENDER,
LLC, a Florida limited liability company

By: Principal Real Estate Investors, LLC, a Delaware limited liability company, its attorney in fact

By:	/s/ Scott R. Smith
Name: Scott R. Smith
Title: Mng Dir – Portfolio Mgmt

By:	/s/ Rachel N. Parker
Name: Rachel N. Parker
Title: Counsel

[Signature Page to Mezzanine B Loan Agreement]

SCHEDULE I

350 S. FIGUEROA PROPERTY

PARCEL 1:

LOT 1 OF TRACT NO. 21464, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 795, PAGES 78 AND 79 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT PARCEL BH-LL, AS SHOWN ON THE PLAT ATTACHED AND MADE A PART OF THE AMENDED AND RESTATED DECLARATION OF ESTABLISHMENT OF EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS, EXECUTED BY BUNKER HILL CENTER ASSOCIATES, A PARTNERSHIP, DATED JULY 10, 1972 AND RECORDED JULY 12, 1972 AS INSTRUMENT NO. 668, IN BOOK D-5528, PAGE 518 OF OFFICIAL RECORDS.

ALSO EXCEPT PARCEL BH-3-B, BH-2-B, BH-1-B, BH-GR, BH-GR-1, BH-2-L, BH-2-L(R) AND BH-3-L, AS SHOWN ON THE PLAT ATTACHED AND MADE A PART OF THE AMENDED AND RESTATED DECLARATION OF ESTABLISHMENT OF EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS, EXECUTED BY BUNKER HILL CENTER ASSOCIATES, A PARTNERSHIP, DATED JULY 10, 1972 AND RECORDED JULY 12, 1972 AS INSTRUMENT NO. 668, IN BOOK D-5528, PAGE 518 OF OFFICIAL RECORDS.

ALSO EXCEPT THEREFROM THAT PORTION THEREOF INCLUDED WITHIN FLOWER STREET, FOURTH STREET, FIGUEROA STREET AND THIRD STREET, WHICH WOULD PASS WITH A LEGAL CONVEYANCE DESCRIBING SAID LAND, AS EXCEPTED AND RESERVED BY THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, A PUBLIC BODY, CORPORATE AND POLITIC, IN DEED RECORDED FEBRUARY 26, 1971 AS INSTRUMENT NO. 392, IN BOOK D-4980, PAGE 372 OF OFFICIAL RECORDS.

ALSO EXCEPT THEREFROM ALL OIL, GAS AND MINERAL SUBSTANCES TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES PROVIDED THAT THE SURFACE OPENINGS OF ANY WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREA, AS RECORDED AUGUST 07, 1959 AS INSTRUMENT NO. 2893, IN BOOK M-335, PAGE 106 OF OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEEDS RECORDED AUGUST 07, 1961 AS INSTRUMENT NO. 1641;SEPTEMBER 15, 1961 AS INSTRUMENT NO. 2017; SEPTEMBER 15, 1961 AS INSTRUMENT NO. 2020; SEPTEMBER 25, 1961 AS INSTRUMENT NO. 1595; OCTOBER 04, 1961 AS INSTRUMENT NO. 1825; OCTOBER 16, 1961 AS INSTRUMENT NO. 2564; NOVEMBER 24, 1961 AS INSTRUMENT NO. 1680; SEPTEMBER 05, 1962 AS INSTRUMENT NO. 1528; JANUARY 15, 1963 AS INSTRUMENT NO. 1770; JANUARY 15, 1963 AS INSTRUMENT NO. 1771; AUGUST 03, 1964 AS INSTRUMENT NO. 1271; AUGUST 21, 1964 AS INSTRUMENT NO. 1671; AUGUST 25, 1964 AS INSTRUMENT NO. 1258, AND SEPTEMBER 16, 1964 AS INSTRUMENT NO. 1311, ALL OF OFFICIAL RECORDS.

PARCEL 2:

EASEMENTS AS SET FORTH IN AN INSTRUMENT ENTITLED “AMENDED AND RESTATED DECLARATION OF ESTABLISHMENT OF EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS” EXECUTED BY BUNKER HILL CENTER ASSOCIATES, A PARTNERSHIP COMPOSED OF BOISE CASCADE HOME & LAND CORPORATION, KENFIELD E. KENNEDY, HOWARD L. MATLOW, EDWARD RICE AND CONRAD BUILDING SYSTEMS, INC., DATED JULY 10, 1972 AND RECORDED JULY 12, 1972 AS INSTRUMENT NO. 668, IN BOOK D-5528, PAGE 518 OF OFFICIAL RECORDS. 668, IN BOOK D-5528, PAGE 518 OF OFFICIAL RECORDS.

APN: 5151-011-021 (AFFECTS LOT SB-3-B OF PARCEL 1)
5151-011-023 (AFFECTS LOT SB-2-B OF PARCEL 1)
5151-011-025 (AFFECTS LOT SB-1-B OF PARCEL 1)
5151-011-028 (AFFECTS LOT SB-GR OF PARCEL 1)
5151-011-031 (AFFECTS LOT SB-2-L(R) OF PARCEL 1)
5151-011-032 (AFFECTS LOT SB-2-L OF PARCEL 1)
5151-011-035 (AFFECTS PORTION OF SAID PARCEL 1)

SCHEDULE II

QUALIFIED MANAGERS

1.	Cassidy Turley

2.	CBRE Group, Inc.

3.	Colliers International

4.	Cushman & Wakefield Inc.

5.	Hines Interests Limited Partnership

6.	Jones Lang LaSalle Incorporated

7.	Lincoln Property Company

8.	Newmark Knight Frank

9.	Transwestern

SCHEDULE III

ORGANIZATIONAL CHART

(attached hereto)

Brookfield DTLA Holdings LLC
Proposed Organization Chart
Post-Restructuring – January 21, 2021

Ownership 100% unless specified otherwise

(1) Brookfield BPY DTLA REIT LLC holds 14.5852%, Brookfield DTLA GP LLC holds 0% and is the Managing Member, BOP DTLA Investor 2 LLC holds 32.7511%, Brookfield Real Estate Partners F LP holds 17.6293%, NYSTRS holds 17.4672% and Revere Holdings Limited holds 17.4672% in Brookfield DTLA Holdings LLC.-

CONFIDENTIAL

Brookfield DTLA Fund Structure

Gas Company Tower & WTC Parking Garage
Structure Chart Post Reorganization
Ownership 100% unless otherwise noted
All entities are formed in Delaware unless otherwise noted

SCHEDULE IV

REQUIRED REPAIRS

The deadline for completion of each Required Repair is as follows:

- Immediate Repair – Within 90 days of the Closing Date

- Short-Term – Within 360 days of the Closing Date

- In each case, if such repair cannot reasonably be completed within such period and
Mortgage Borrower shall have commenced to complete the same within such period and thereafter diligently and expeditiously proceeds to complete the same, such period shall be extended for so long as it shall require Mortgage Borrower in the exercise of due diligence to complete the same

#	Item*	Type of Repair	Estimated Cost	Status
1	The concrete pavement at the underbuilding parking garage is encumbered with isolated wide (1/4" or larger) cracks. Many of the concrete pavement cracks have already been repaired by routing and sealing. Repairs at the remaining cracks should include routing along the length of each crack and then sealing.	Short- Term	$3,750
2	The concrete pavement at the off-site parking garage is encumbered with isolated wide (1/4" or larger) cracks. Many of the concrete pavement cracks have already been repaired by routing and sealing. Repairs at the remaining cracks should include routing along the length of each crack and then sealing. Isolated sections of the concrete pavement were also observed to be spalled. Patch and/or replace sections as required. Water infiltration issues were observed at level F. The moisture intrusion issues should be pinpointed and resolved and affected non-porous surfaces should be cleaned.	Short- Term	$22,000
3	The elevators have 60-day permits that are not dated. If required, the elevators should be inspected, and current inspection certificates displayed.	Short- Term	$0	Complete
4	Kitchen outlets at floor 46 and restroom outlets at floor 7 are not provided with GFCI protection. Install GFCI outlets in all wet areas where missing.	Immediate Repair	$5,250	Complete
5	The diesel fire pump inspection tags are expired. The system should be tested and re-tagged.	Immediate Repair	$1,500	Complete
6	The elevators have 60-day permits issued August 2020 which are now expired. The elevators should be inspected, and current inspection certificates displayed.	Immediate Repair	$16,500
7	A grab bar is missing at the toilet room on the 50th floor. Installation of a grab bar should be undertaken immediately.	Immediate Repair	$3,295	Complete
8

With respect to the disabled, the number of spaces provided for the handicapped at the underbuilding garage is inadequate. For a total of 979 spaces, the ADA requires a minimum of 20-spaces, including 4 van-accessible spaces; currently only 9 ADA-complaint parking spaces are provided. Additional ADA parking spaces should be provided; provided such additional spaces shall not be required to the extent Mortgage Borrower receives a variance from the City due to height limitations at the Property.

		Immediate Repair
9

At the offsite parking garage van accessible parking is provided, but not labeled "van accessible." This additional signage should be installed at the van accessible spaces. Once the spots are labeled van accessible the number of spaces provided for the handicapped will be adequate. Notwithstanding the foregoing, no additional signage shall be required to the extent Mortgage Borrower receives a variance from the City due to height limitations at the Property.

		Immediate Repair

SCHEDULE V

QUALIFIED PARKING MANAGERS

1.	SP Plus Corporation

2.	REEF Parking

3.	LAZ Parking

4.	Ace Parking Management, Inc.

5.	Premier Parking

6.	Premium Parking

7.	Secure Parking USA

SCHEDULE VI

[RESERVED]

SCHEDULE VII

LEASE REPRESENTATION DISCLOSURES

1)     Sections 3.18(d) & 3.18(e)

a)	Tenant R Squared BM LLC (successor in interest to Tortoise Credit Strategies, LLC) was served a notice of default for the failure to pay rent on December 23, 2020. Mortgage Borrower is pursuing all legal remedies as of the Closing Date.

b)	Tenant Progressive Affordable Development, LLC is in arrears for rent due under the applicable Lease for part of December 2020, and all of January 2021 and February 2021, and has stated that it will submit payment in February 2021 for the remaining balance, but has not specified the date. Borrower sent a Notice of Default to Tenant to preserve its legal remedies.

2)	Section 3.18(f)

a)	Mortgage Borrower expects to enter into a lease amendment with Spread Mediterranean Grill whereby the Lease with Spread Mediterranean Grill will be extended by one (1) year and Spread Mediterranean Grill will receive abated rent from December 2020 through March 2021 and, during such period, pay the greater of (i) ten percent (10%) of sales with a cap at $1,000 per month and (ii) $200/month.

3)	Section 3.18(k)

a)	Tenant R Squared BM LLC (successor in interest to Tortoise Credit Strategies, LLC) has alleged that Mortgage Borrower is in default of the applicable Lease because the lease premises are unsafe due to COVID-19. Mortgage Borrower has argued that it is performing all obligations under such Lease and this is a baseless claim and is pursuing all legal remedies as of the Closing Date.

SCHEDULE VIII

LABOR AGREEMENTS

1.	Agreement by and between the International Union of Operating Engineers, Local No. 501 and Building Owners and Managers Association of Greater Los Angeles, Incorporated, November 1, 2016 – October 31, 2021.

SCHEDULE IX

CLOSING DATE FREE RENT

Tenant	Feb-21	Mar-21	Apr-21	May-21	Jun-21	Jul-21	Aug-21	Sep-21
Latham & Watkins	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
JAMS, Inc.	0.00	0.00	0.00	0.00	0.00	0.00	0.00	76,996.30
Cornerstone Research, Inc.	9,803.43	9,803.43	9,803.43	9,803.43	9,803.43	9,803.43	9,803.43	9,803.43
Arent Fox	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Southern California Gas	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18
	$84,097.61	$84,097.61	$84,097.61	$84,097.61	$84,097.61	$84,097.61	$84,097.61	$161,093.91

Tenant	Oct-21	Nov-21	Dec-21	Jan-22	Feb-22	Mar-22	Apr-22	May-22
Latham & Watkins	0.00	0.00	0.00	190,347.73	0.00	0.00	0.00	0.00
JAMS, Inc.	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cornerstone Research, Inc.	10,195.57	10,195.57	10,195.57	10,195.57	10,195.57	10,195.57	10,195.57	10,195.57
Arent Fox	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Southern California Gas	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18
	$84,489.75	$84,489.75	$84,489.75	$274,837.48	$84,489.75	$84,489.75	$84,489.75	$84,489.75

Tenant	Jun-22	Jul-22	Aug-22	Sep-22	Oct-22	Nov-22	Dec-22	Jan-23
Latham & Watkins	0.00	0.00	0.00	0.00	0.00	0.00	0.00	197,961.65
JAMS, Inc.	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cornerstone Research, Inc.	10,195.57	10,195.57	10,195.57	10,195.57	10,603.39	10,603.39	10,603.39	0.00
Arent Fox	0.00	0.00	0.00	0.00	0.00	0.00	134,692.34	134,692.34
Southern California Gas	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18	74,294.18
	$84,489.75	$84,489.75	$84,489.75	$84,489.75	$84,897.57	$84,897.57	$219,589.91	$406,948.17

SCHEDULE X

CLOSING DATE DISCOUNTED/FREE PARKING

Tenant	Feb-23	Mar-23	Apr-23	May-23	Jun-23	Jul-23	Aug-23	Sep-23
Non-Tenant Parking (2019 Actuals*2)	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00
Southern California Gas	42,401.87	42,401.87	42,401.87	42,401.87	42,401.87	42,401.87	42,401.87	42,401.87
GSA	2,881.83	2,881.83	2,881.83	2,881.83	2,881.83	2,881.83	2,881.83	2,881.83
Cornerstone Research	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33
Arent Fox	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67
Nuvision Federal Credit Union	603.62	603.62	603.62	603.62	603.62	0.00	0.00	0.00
	$193,633.32	$193,633.32	$193,633.32	$193,633.32	$193,633.32	$193,029.70	$193,029.70	$193,029.70

Tenant	Oct-23	Nov-23	Dec-23	Jan-24	Feb-24	Mar-24	Apr-24	May-24
Non-Tenant Parking (2019 Actuals*2)	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00
Southern California Gas	42,401.87	42,401.87	42,401.87	45,465.41	45,465.41	45,465.41	45,465.41	45,465.41
GSA	2,881.83	2,881.83	2,881.83	2,968.28	2,968.28	2,968.28	2,968.28	2,968.28
Cornerstone Research	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33
Arent Fox	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67
Nuvision Federal Credit Union	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	$193,029.70	$193,029.70	$193,029.70	$196,179.69	$196,179.69	$196,179.69	$196,179.69	$196,179.69

Tenant	Jun-24	Jul-24	Aug-24	Sep-24	Oct-24	Nov-24	Dec-24	Jan-25
Non-Tenant Parking (2019 Actuals*2)	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00	143,996.00
Southern California Gas	45,465.41	45,465.41	45,465.41	45,465.41	45,465.41	45,465.41	45,465.41	48,656.68
GSA	2,968.28	2,968.28	2,968.28	2,968.28	2,968.28	2,968.28	2,968.28	3,057.33
Cornerstone Research	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33	2,083.33
Arent Fox	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67	1,666.67
Nuvision Federal Credit Union	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	$196,179.69	$196,179.69	$196,179.69	$196,179.69	$196,179.69	$196,179.69	$196,179.69	$199,460.02

SCHEDULE XI

CLOSING DATE APPROVED LEASING COSTS

Tenant Improvements
Latham & Watkins	$1,424,605.20
Arent Fox	$503,449.43
Sidley Austin	$814,788.00
Deloitte	$295,133.74
Progressive Affordable Dev	$102,567.00
Tafapolsky & Smith	$75,073.07
White Oak	$5,000.00
TOTAL	$3,220,616.44

Leasing Commissions
Latham & Watkins	$512,861.78
TOTAL	$512,861.78

EXHIBIT A

FORM OF SUBORDINATION OF MANAGEMENT AGREEMENT

MEZZANINE B SUBORDINATION OF MANAGEMENT AGREEMENT AND
MANAGEMENT FEES

This MEZZANINE B SUBORDINATION OF MANAGEMENT AGREEMENT AND MANAGEMENT FEES (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”) is made as of the [     ] day of [                  ], 20[     ], by MAGUIRE PROPERTIES-555 W. FIFTH MEZZ II, LLC, a Delaware limited liability company, having its principal place of business at c/o Brookfield Properties, 250 Vesey Street, 15th Floor, New York, New York 10281 (together with its successors and permitted assigns, “Borrower”) and MAGUIRE PROPERTIES-555 W. FIFTH, LLC (“555 Borrower”) and MAGUIRE PROPERTIES – 350 S. FIGUEROA, LLC (“350 Borrower”), each a Delaware limited liability company, each having its principal place of business at c/o Brookfield Properties, 250 Vesey Street, 15th Floor, New York, New York 10281 (555 Borrower and 350 Borrower, together with their successors and permitted assigns, “Mortgage Borrower”) to SBAF MORTGAGE FUND I/LENDER, LLC, having its principal place of business at 801 Grand Avenue, Des Moines, Iowa (together with its successors and/or permitted assigns, the “Lender”), and is consented and agreed to by [                                                 ], a [                          ], with offices at [                                               ] (“Manager”).

RECITALS:

A.                 Borrower pursuant to the Note (as defined in the Loan Agreement (defined below)) is indebted to Lender with interest from the date thereof at the rates set forth in the Loan Agreement (the indebtedness evidenced by the Note, together with such interest accrued thereon, shall collectively be referred to as the “Loan”) advanced pursuant to that certain Mezzanine B Loan Agreement dated as of February 5, 2021 between Borrower and Lender (as the same may hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Loan Agreement”). All capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement.

B.                 The Loan is secured by, among other things, that certain Mezzanine B Pledge and Security Agreement (as the same may hereafter be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Pledge Agreement”), dated as of February 5, 2021, which grants Lender a first priority security interest in the collateral described therein (the “Collateral”). The Note, the Loan Agreement, the Pledge Agreement, this Agreement and any of the other documents evidencing or securing the loan or executed or delivered in connection therewith are collectively referred to as the “Loan Documents.”

C.                 Pursuant to that certain [Management and Leasing Agreement], dated as of [__________], by and between Borrower and Manager (the “Management Agreement”) (a true and correct copy of which Management Agreement is attached hereto as Exhibit A), Borrower engaged Manager to exclusively [rent, lease, operate and manage] the Property owned by Borrower and Manager is entitled to certain management and other fees (the “Management Fees”) thereunder.

D.                 Lender requires as a condition to the making of the Loan that Borrower, Mortgage Borrower and Manager agree to the terms set forth in this Agreement.

AGREEMENT

For good and valuable consideration the parties hereto agree as follows:

1.                  Intentionally Omitted.

2.                  Subordination of Management Agreement. At all times prior to the termination of this Agreement, the Management Agreement and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under and to the extent permitted by applicable law) owed, claimed or held, by Manager in and to the Property, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of Lender, and securing the repayment of the Note and the obligations under the Loan Agreement including, without limitation, those created under the Pledge Agreement, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof. Nothing in this section shall in any manner interfere with or delay the payment to Manager of all fees and reimbursements that are due to Manager under the Management Agreement.

3.                  Termination. At such time as the Loan is paid in full, this Agreement and all of Lender’s right, title and interest hereunder with respect to the Management Agreement shall terminate.

4.                  Estoppel. Manager represents and warrants that as of the date of this Agreement (a)  except for any prior assignments which are no longer effective as of the date hereof, the Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Agreement, that certain Assignment of Management Agreement and Subordination of Management Fees, by the Mortgage Borrower to Mortgage Lender as security for the Mortgage Loan (the “Mortgage Loan Assignment of Management Agreement”), and that certain Mezzanine A Subordination of Management Agreement and Management Fees (the “Mezzanine A Loan Subordination Agreement”), (b) neither Manager nor to Manager’s knowledge, Mortgage Borrower is in default under any of the material terms, covenants or provisions of the Management Agreement beyond applicable notice and cure periods and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (c) neither Manager nor Mortgage Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement, and (d) the Management Fees and all other sums due and payable to the Manager under the Management Agreement as of the date hereof have been paid in full.

5.                  Agreement by Mortgage Borrower and Manager. Mortgage Borrower and Manager hereby agree that subject to the rights of the Mortgage Lender under the Mortgage Loan Documents and of the Mezzanine A Lender under the Mezzanine A Loan Documents, Lender shall have the right to terminate the Management Agreement and replace Manager or require that Mortgage Borrower terminate the Management Agreement and replace Manager with a Qualified Manager, without penalty or fee, if at any time during the Loan: (i) Manager shall become bankrupt or insolvent, (ii) a default by Manager occurs under the Management Agreement and is not cured within any applicable notice and cure period thereunder, or (iii) an Event of Default occurs which remains uncured and is continuing. Upon ten (10) days’ written notice by Lender or any Subsequent Owner to Manager of its election to terminate the Management Agreement by reason of its acquisition of title to the Collateral, the Management Agreement and Manager’s rights thereunder shall terminate upon Lender’s or any Subsequent Owner’s acquisition of title to the Collateral following Lender’s exercise of its remedies under the Loan Documents and the expiration of the notice period described below. Manager and Mortgage Borrower acknowledge and agree that the exercise of the aforesaid termination rights shall (I) in the case of the exercise of the termination rights only, require ten (10) days’ written notice to Manager (which notice may be given prior to, concurrently with or following Lender’s or Subsequent Owner’s acquisition of the Collateral), (II) not require the payment of any penalty or similar fee by Mortgage Borrower, Borrower, Lender or any Subsequent Owner, (III) be in addition to any other termination or similar rights set forth in the Management Agreement, and (IV) be without prejudice to any rights and remedies of Manager under the Management Agreement arising prior to such termination. At such time as Manager may be removed pursuant to this Paragraph 5, a Qualified Manager shall assume management of the Property pursuant to a Qualified Management Agreement. In no event shall Lender or any other individual or entity that acquires title to or control or possession of the direct or indirect ownership interest in the Mortgage Borrower at or through a foreclosure, assignment in lieu or other exercise of remedies by Lender (each, a “Subsequent Owner”) be responsible for any fees, costs, reimbursements, termination fees or other charges, expenses, indemnification obligations, loans, advances or other amounts that were owed by Mortgage Borrower to Manager or were the obligation of Mortgage Borrower with respect to the Property, in each case, that accrued prior to Lender’s or any Subsequent Owner’s acquisition of such direct or indirect ownership interests of the Mortgage Borrower owning the Property. Notwithstanding anything to the contrary herein, if Manager is not paid any amounts owing to it within five (5) Business Days after the date such amounts are due and payable under the Management Agreement, then Manager may at its election at any time thereafter, and by notice to Mortgage Borrower and Lender, terminate the Management Agreement, without prejudice to Manager’s rights and remedies in respect of all amounts due and payable under the Management Agreement, subject to the terms hereof, including, without limitation, Lender’s cure rights under Section 8 hereof.

6.                  Intentionally omitted.

7.                  Consent and Agreement by Manager. Manager hereby acknowledges and consents to this Agreement and the terms and provisions of Section 4.15 of the Loan Agreement (a copy of which Loan Agreement in its entirety has been delivered to the Manager). Manager agrees that it will act in conformity with the provisions of this Agreement, such provisions of the Loan Agreement and Lender’s rights hereunder or otherwise related to the Management Agreement. In the event that the responsibility for the management of the Property is transferred from Manager in accordance with the provisions hereof, Manager shall, and hereby agrees to, and provided that Lender or any Subsequent Owner is not in default of any of its obligations to Manager under this Agreement, reasonably cooperate, in all material respects, in transferring its responsibility to a new management company and take commercially reasonable efforts to effectuate such transfer no later than thirty (30) days from the date the Management Agreement is terminated. Further, Manager hereby agrees (a) not to contest or impede the exercise by Lender of any right it has under or in connection with this Agreement as provided herein; and (b) that it shall, in the manner provided for in this Agreement, give at least thirty (30) days prior written notice to Lender of its intention to terminate the Management Agreement or otherwise discontinue its management of the Property.

8.                  Lender Notice and Cure Rights. Manager shall provide written notice to Lender, in accordance with Section 12(c) below, of any written notice of default or written notice of termination under the Management Agreement and, subject to the rights of the Mortgage Lender under the Mortgage Loan Documents and Mezzanine A Lender under the Mezzanine A Loan Documents, Lender shall have (a) five (5) days to cure any monetary defaults beyond any applicable cure period afforded to Mortgage Borrower under the Management Agreement, and (b) thirty (30) days to cure any non-monetary defaults beyond any applicable cure period afforded to Mortgage Borrower under the Management Agreement or, if such non-monetary default is not capable of cure within such thirty (30) day period, Lender shall within such thirty (30) day period, commence to and thereafter continuously proceed with diligence and good faith to cure such non- monetary default. Notwithstanding the foregoing, in an event of default under the Management Agreement for any non-monetary default which could only be cured by Lender acquiring possession or ownership of the Collateral, Lender shall have an additional time period (in addition to the cure period set forth above) prior to termination of the Management Agreement becoming effective pursuant to notice by Manager given in accordance with the Management Agreement as is reasonably required for Lender to obtain possession or ownership of the Collateral, through foreclosure or other appropriate proceedings in the nature thereof, including any proceeding required due to any prohibition by any process or injunction issued by any court or by reason of any action by any court having jurisdiction over any bankruptcy or insolvency proceeding involving Borrower (the “Additional Cure Period”), provided that and so long as Lender commences such proceedings within thirty (30) days after the expiration of the cure period specified above and diligently prosecutes such proceedings to completion.

9.                  Further Assurances. Manager further agrees to (a) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (b) on request from Lender, furnish Lender with copies of such information as Mortgage Borrower is entitled to receive under the Management Agreement and (c) cooperate, in all reasonable respects with Lender’s representative in any inspection of all or any portion of the Property (such inspections to be made subject to and in accordance with the terms of the Loan Documents); provided, however, any expenses incurred by Manager in connection with this Section 9 shall be paid by Borrower and nothing in this Section 9 shall result in any increase in liabilities or obligations of Manager (other than de minimis requirements or to otherwise correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan) nor in the loss or degradation of any of Manager’s rights hereunder (other than to a de minimis extent or to otherwise correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan). Manager hereby acknowledges that some, or all, permits, licenses and authorizations necessary for the use, operation and maintenance of the Property (the “Permits”) may be held by, or on behalf of, the Manager.

10.               Cash Management. Manager acknowledges that, as further security for the Note (as defined in the Mortgage Loan Assignment of Management Agreement), (i) Mortgage Borrower has executed and delivered to Mortgage Lender as part of the Mortgage an assignment of leases and rents, assigning to Lender, among other things, all of Mortgage Borrower’s right, title and interest in and to all of the revenues of the Property as provided thereunder and (ii) Mortgage Borrower, Borrower, Lender, and Mortgage Lender, among others, have entered into that certain Cash Management Agreement of even date herewith (the “Cash Management Agreement”) (a copy of which has been delivered to Manager), pursuant to which Borrower and Mortgage Borrower have agreed that any Rents, and other income and proceeds from the Property are to be deposited, directly or indirectly (as provided in the Mortgage Loan Agreement), into the Restricted Account (as defined in the Cash Management Agreement) in accordance with the provisions thereof. Manager, Borrower and Mortgage Borrower agree that in the event of any conflict between the cash management provisions of the Mortgage Loan Documents and the Management Agreement, the Mortgage Loan Documents shall control. The foregoing provisions of this Section shall not limit Manager’s right to terminate the Management Agreement under Section 5 above for failure to receive any management fees and reimbursements owed to it under the Management Agreement.

11.               Manager Not Entitled to Rents. Manager acknowledges and agrees that it is collecting and processing the Rents solely as the agent for Mortgage Borrower and Manager has no right to, or title in, the Rents. In any bankruptcy, insolvency or similar proceeding the Manager, or any trustee acting on behalf of the Manager, waives any claim to the Rents other than as such Rents may be used to pay the fees and compensation of the Manager pursuant to the terms and conditions of the Management Agreement.

12.               Governing Law.

(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER, MORTGAGE BORROWER AND MANAGER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER, MORTGAGE BORROWER AND MANAGER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, MANAGER, MORTGAGE BORROWER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH OF BORROWER, MORTGAGE BORROWER AND MANAGER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, MORTGAGE BORROWER AND MANAGER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER, MORTGAGE BORROWER AND MANAGER DO HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY
80 STATE STREET

ALBANY, NY 12207

AS THEIR AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREE THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER, MORTGAGE BORROWER OR MANAGER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, MORTGAGE BORROWER OR MANAGER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER, MORTGAGE BORROWER AND MANAGER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

(c)    Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Manager:

[                         ]

[                         ]

[                         ]

Attention: [                         ]

with a copy to:

[                         ]

[                         ]

[                         ]

Attention: [                        ]

If to Lender:

SBAF Mortgage Fund I/Lender, LLC c/o Principal Real Estate Investors, LLC 801 Grand Avenue

Des Moines, Iowa 50392

Attn: Commercial Loan Servicing Loan 762254

with a copy to:

Principal Financial Group 711 High Street

Des Moines, IA 50309

Attn: Rachel N. Parker, Counsel

If to Borrower or Mortgage Borrower:

c/o Brookfield Properties 250 Vesey Street, 15th Floor New York, New York 10281 Attention: Jason Kirschner

with a copy to:

c/o Brookfield Properties 250 Vesey Street, 15th Floor New York, New York 10281 Attention: General Counsel

and to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza

New York NY 10006

Attention: Daniel Reynolds, Esq.

For purposes of this Section 12, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York. Any party by notice to the others may designate additional or different addresses for subsequent notices or communications.

13.               No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower, Mortgage Borrower, Lender or Manager, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

14.               Liability. This Agreement shall be binding upon and inure to the benefit of Borrower, Mortgage Borrower, and Lender and their respective successors and assigns forever, unless terminated pursuant to the provisions of Section 3 of this Agreement. Lender shall have the right to assign or transfer its rights under this Agreement in connection with any assignment of the Loan and the Loan Documents pursuant to the terms and conditions of the Loan Agreement. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Agreement. Except as otherwise provided in the Loan Agreement, neither Borrower, Mortgage Borrower nor Manager shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Lender (which may not be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void.

15.               Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

16.               Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

17.               Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Further, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

18.               Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

19.	Miscellaneous.

(a)    Wherever pursuant to this Agreement (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)    Wherever pursuant to this Agreement it is provided that Borrower or Mortgage Borrower shall pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Lender, whether retained firms, the reimbursement for the reasonable expenses of in house staff or otherwise.

(c)    If more than one Person has executed this Agreement as “Borrower”, “Mortgage Borrower” or as “Manager,” the obligations of all such Persons hereunder shall be joint and several.

(d)    Lender shall be permitted to disclose information regarding the Management Agreement in connection with (a) a Securitization or other Secondary Market Transaction, and/or (b) the servicing of the Loan pursuant to a Servicing Agreement, each in accordance with the Loan Agreement.

20.               Exculpation. The provisions of Section 13.1 of the Loan Agreement are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Notwithstanding anything to the contrary in this Agreement, the liability of Manager hereunder is limited to the assets of Manager, and Lender shall not enforce the liability and obligations of Manager to pay, perform and observe any of the obligations of Manager contained in this Agreement by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent or employee of Manager (or any member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, agent or employee of Manager, or any director, officer, employee, agent, manager or trustee of any of the foregoing).

21.               Replacement. The provisions of Sections 4.15(e) and (f) of the Loan Agreement are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

BORROWER:

MAGUIRE PROPERTIES-555 W. FIFTH MEZZ II, LLC
a Delaware limited liability company

By:
Name:
Title:

MORTGAGE BORROWER:

MAGUIRE PROPERTIES-555 W. FIFTH, LLC
a Delaware limited liability company

By:
Name:
Title:

MAGUIRE PROPERTIES – 350 S. FIGUEROA, LLC
a Delaware Limited liability company

By:
Name:
Title:

LENDER:

SBAF MORTGAGE FUND I/LENDER, LLC

By: Principal Real Estate Investors, LLC, a Delaware limited liability company, its attorney in fact

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Mezzanine A Subordination of Management Agreement]

MANAGER:

[                       ], a [                      ]

By:
Name:
Title:

EXHIBIT A [to Exhibit A of Mezzanine A Loan Agreement

COPY OF MANAGEMENT AGREEMENT